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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
TROY GROUP, INC.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: common stock, $.01 par value per share
	(2)	Aggregate number of securities to which transaction applies: 3,775,852 shares of common stock.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        Pursuant to the Agreement and Plan of Merger, dated March 20, 2003, as amended, by and between Dirk, Inc. and TROY Group, Inc., Dirk, Inc. will merge into TROY Group, Inc., and each outstanding share of common stock of TROY Group, Inc., except for shares owned by Dirk, Inc. and certain affiliated stockholders, will be converted into the right to receive $2.76 in cash.

	(4)	Proposed maximum aggregate value of transaction: $10,421,352
	(5)	Total fee paid: $844.00
☒	Fee paid previously with preliminary materials.
☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: $844.00
	(2)	Form, Schedule or Registration Statement No.: Schedule 14A
	(3)	Filing Party: TROY Group, Inc.
	(4)	Date Filed: July 3, 2003

TROY GROUP, INC.
2331 South Pullman Street
Santa Ana, California 92705

A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

August 12, 2003

Dear Stockholder,

        You are cordially invited to attend a special meeting of the stockholders of TROY Group, Inc. to be held on September 18, 2003, at 10:00 a.m. California time. The special meeting will be held at Sutton Place Hotel, 4500 MacArthur Boulevard, Room 111, Newport Beach, California 92660.

        As described in the enclosed proxy statement, at this important special meeting of stockholders, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of March 20, 2003, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated June 25, 2003 and amended by Amendment No. 2 to Agreement and Plan of Merger, dated August 8, 2003 (the merger agreement as amended, the "merger agreement") pursuant to which Dirk Inc., a newly formed Delaware corporation, will be merged with and into TROY Group, Inc. ("TROY"), with TROY continuing as the surviving corporation in the merger. Dirk, Inc. is a corporation that I incorporated to facilitate the merger. Just prior to the merger, I, along with the Dirk Family Trust, the Patrick and Mary Dirk Grantor Trust, Brian P. Dirk, the Brian Dirk Trust, Lorrie Dirk Brown, Suzanne Dirk Anderson, Kristine Dirk Gigerich, the Dirk 1998 Alaska Trust, the Dirk Education Trust and The Dirk Foundation (collectively referred to for purposes of the merger as the "Affiliated Stockholders"), will contribute to Dirk, Inc. the shares beneficially owned by us directly and through certain trusts. Together, these shares represent approximately 67% of TROY's outstanding common stock.

        If the merger is completed, each stockholder (other than Dirk, Inc. and any of the Affiliated Stockholders) will receive $2.76 in cash, without interest, for each share of TROY common stock owned at the time of the merger. TROY will then become a private company and will be wholly owned by the Affiliated Stockholders.

        A special committee of TROY's board of directors, comprised solely of independent, non-employee directors, was formed by the board of directors to investigate, consider and evaluate the "going private" proposal submitted by me to the board of directors. The special committee, after extensive negotiations in which it was advised by its own financial and legal advisors, unanimously recommended to TROY's board of directors that the merger agreement and related merger be approved and adopted. The board of directors, upon the recommendation of the special committee and taking into consideration the fairness opinion rendered to the special committee by its financial advisor as well as other factors, unanimously determined that the terms of the merger agreement and the merger are advisable and in the best interests of TROY and its stockholders (other than Dirk, Inc. and the Affiliated Stockholders) and that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, TROY and its stockholders (other than Dirk, Inc. and the Affiliated Stockholders). Accordingly, your board of directors unanimously recommends that TROY stockholders vote FOR approval and adoption of the merger agreement and related merger.

        Your vote is very important. Whether or not you plan to attend the special meeting in connection with the proposed merger, please complete, sign and return the enclosed proxy card promptly in the envelope provided. Your shares will then be represented at the special meeting. If you attend the special meeting, you may, by following the procedures discussed in the accompanying documents, withdraw your proxy and vote in person.

        The accompanying notice of special meeting, proxy statement and proxy card explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.

                      Sincerely,

                      Patrick J. Dirk
                       President, Chief Executive Officer and Chairman of the Board

Santa Ana, California

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the fairness or merits of this transaction, or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 12, 2003 and is first being mailed to
TROY stockholders beginning on or about August 15, 2003.

TROY GROUP, INC.
2331 South Pullman Street
Santa Ana, California 92705

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 18, 2003

        Notice is hereby given that a special meeting of stockholders of TROY Group, Inc., a Delaware corporation, will be held on September 18, 2003, at 10:00 a.m. California time, at Sutton Place Hotel, 4500 MacArthur Boulevard, Room 111, Newport Beach, CA 92660, to consider and vote upon:

          1.     A proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 20, 2003, by and between TROY Group, Inc., a Delaware corporation ("TROY"), and Dirk, Inc., a Delaware corporation ("Mergerco"), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated June 25, 2003, by and between TROY and Mergerco and amended by Amendment No. 2 to Agreement and Plan of Merger, dated August 8, 2003, by and between TROY and Mergerco (the merger agreement, as amended, is referred to as the "merger agreement"), pursuant to which Mergerco will be merged with and into TROY, with TROY continuing as the surviving corporation.

          2.     To grant discretionary authority to vote upon such other matters as may properly come before the meeting, including authority to vote in favor of any postponements or adjournments of the meeting.

        If the merger is completed, each issued and outstanding share of our common stock will be converted into the right to receive $2.76 in cash, without interest, other than (i) shares of our common stock held by Mergerco, or by Patrick J. Dirk, the Dirk Family Trust, the Patrick and Mary Dirk Grantor Trust, Brian P. Dirk, the Brian Dirk Trust, Lorrie Dirk Brown, Suzanne Dirk Anderson, Kristine Dirk Gigerich, the Dirk 1998 Alaska Trust, The Dirk Education Trust and the Dirk Foundation (collectively referred to for purposes of the merger as the "Affiliated Stockholders"), which shares will be cancelled without any payment for such shares, and (ii) shares of our common stock held by stockholders who properly exercise their appraisal rights under Delaware law as described below.

        Only holders of record of our common stock at the close of business on August 12, 2003, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the special meeting at the offices of TROY, 2331 South Pullman Street, Santa Ana, California 92705.

        Approval and adoption of the merger agreement and the merger requires (i) the affirmative vote of at least a majority of the outstanding shares of TROY common stock entitled to vote at the meeting in accordance with TROY's certificate of incorporation, bylaws and Delaware law, and (ii) the affirmative vote of the holders of at least a majority of the shares of TROY common stock that are cast either for or against approval of the merger agreement and the merger (excluding any shares beneficially owned by Mergerco, the officers or directors of TROY or Mergerco, or any of the Affiliated Stockholders). As of the record date, Mergerco and the Affiliated Stockholders collectively owned approximately 67% of the outstanding shares of our common stock.

        If you do not vote in favor of the merger agreement and the merger, and you otherwise comply with the applicable statutory provisions of Delaware law, you will be entitled to appraisal rights for your shares if the merger is completed. By properly exercising such appraisal rights, you will be entitled to receive, in lieu of the $2.76 merger consideration, payment in cash equal to the "fair value" of your shares, as determined in accordance with Delaware law. A copy of these provisions is included as Appendix C to this proxy statement. We also refer you to the information included under the heading "SPECIAL FACTORS—Appraisal Rights" in this proxy statement.

        The board of directors is not aware of any matters that may be brought before the special meeting other than those set forth in this Notice of Special Meeting. If other matters properly come before the special meeting, including a motion to adjourn the meeting for the purpose of soliciting additional proxies, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion.

        Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

        Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding surrender of your stock certificates. The board of directors, acting on the unanimous recommendation of a special committee of independent directors, has unanimously approved and adopted the merger agreement and the merger and recommends that our stockholders vote FOR approval and adoption of the merger agreement and the merger.

        The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is included as Appendix A, Appendix A-1 and Appendix A-2 to the accompanying proxy statement.

                      BY ORDER OF THE BOARD OF DIRECTORS,

                      Brian P. Dirk
                       Secretary

Santa Ana, California
August 12, 2003

SUMMARY TERM SHEET	1
Parties to the Merger	1
The Special Meeting	2
Vote Required	2
The Merger	2
Our Purpose and Reasons for the Merger	3
Special Committee	3
Recommendations of the Special Committee and TROY's Board of Directors; Fairness of the Merger	4
Opinion of Financial Advisor to the Special Committee	4
Position of Mergerco and the Affiliated Stockholders as to Fairness of the Merger	4
Effects of the Merger	4
Interests of TROY's Directors and Officers in the Merger	5
Material U.S. Federal Income Tax Consequences	5
Merger Financing	5
Appraisal Rights	6
The Merger Agreement	6
Conditions to Completing the Merger	6
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	9
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	12
SPECIAL FACTORS	12
Background of the Merger	12
Our Purpose and Reasons for the Merger	28
Reasons for the Special Committee's Determination; Fairness of the Merger	29
Reasons for the Board of Directors' Determination; Fairness of the Merger	34
Opinion of Financial Advisor to the Special Committee	35
Purpose and Reasons of Mergerco and the Affiliated Stockholders for the Merger	42
Mergerco and Affiliated Stockholders' Position as to the Fairness of the Merger	43
Advantages and Disadvantages of the Merger	43
Projections Prepared by TROY	45
Pro Forma Financial Information	46
Material U.S. Federal Income Tax Consequences	46
Structure of the Merger	47
Effects of the Merger	48
Risks That the Merger Will Not Be Completed	49
Merger Financing	49
Related Party Transactions	50
Interests of Certain Persons in the Merger; Potential Conflicts of Interest	51
Estimated Fees and Expenses of the Merger	52
Appraisal Rights	53
Regulatory Matters	56
THE SPECIAL MEETING	57
General	57
Purpose of the Special Meeting	57
Record Date and Voting Information	57
Proxies; Revocation	58

i

Expenses of Proxy Solicitation	58
Adjournments	58
Exchanging Stock Certificates	58
THE MERGER AGREEMENT	59
Effective Time of the Merger	59
Conversion of Common Stock	59
Payment for Shares	59
Transfer of Shares	59
Treatment of Stock Options, Stock Awards and Warrants	60
Representations and Warranties	60
Conduct of Business Pending the Merger	60
Limitations on Considering Other Acquisition Proposals	61
Conditions to Completing the Merger	62
Termination	63
Expense Reimbursement Upon Termination	64
INFORMATION RELATING TO TROY GROUP, INC.	65
General	65
Organization and Development of Business	65
Products	66
Business Strategies	70
Research and Product Development	71
Support Services	71
Sales and Marketing	71
Strategic Relationships	72
Competition	73
Intellectual Property	74
Environmental and Regulatory Matters	74
Employees	75
Properties	75
Legal Proceedings	75
SELECTED HISTORICAL FINANCIAL DATA	76
QUARTERLY FINANCIAL DATA	77
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	78
Background	78
Results of Operations	79
Six Months Ended May 31, 2003 Compared to Six Months Ended May 31, 2002	79
Fiscal Year Ended November 30, 2002 Compared to Fiscal Year Ended November 30, 2001	80
Fiscal Year Ended November 30, 2001 Compared to Fiscal Year Ended November 30, 2000	82
Backlog	84
Liquidity and Capital Resources	84
Critical Accounting Policies	85
Contractual Obligations and Commercial Commitments	88
Recently Issued Accounting Standards	88
Quantitative And Qualitative Disclosures About Market Risk.	90
Certain Important Factors	90
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	94

ii

Changes in Accountants	94
Disagreements or Reportable Events.	94
DIRECTORS AND EXECUTIVE OFFICERS OF TROY	95
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	97
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	98
COMMON STOCK PURCHASE INFORMATION	99
OTHER MATTERS	99
FUTURE STOCKHOLDER PROPOSALS	99
INDEPENDENT PUBLIC ACCOUNTANTS	99
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION	99
INDEPENDENT AUDITOR'S REPORT	101
FINANCIAL STATEMENTS	102

APPENDICES

APPENDIX A—AGREEMENT AND PLAN OF MERGER

APPENDIX A-1—AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

APPENDIX A-2—AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

APPENDIX B—FAIRNESS OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

APPENDIX C—DELAWARE GENERAL CORPORATION LAW—SECTION 262
APPRAISAL RIGHTS

iii

SUMMARY TERM SHEET

        This summary term sheet summarizes material information contained in this proxy statement but does not contain all of the information that may be important to you. You are urged to read the entire proxy statement carefully, including the appendices. The information contained in this summary term sheet is qualified in its entirety by reference to the more detailed information contained in this proxy statement. The terms "we," "us," "our" and "TROY" refer to TROY Group, Inc. Our principal executive offices are located at 2331 South Pullman Street, Santa Ana, California 92705, and our telephone number is (949) 250-3280. The term "Mergerco" refers to Dirk, Inc., a Delaware corporation, and the term "Mr. Dirk" refers to Patrick J. Dirk.

Parties to the Merger

        TROY Group, Inc., a Delaware corporation, is the subject company of the merger. The principal executive offices of TROY are located at 2331 South Pullman Street, Santa Ana, California 92705, and TROY's telephone number is (949) 250-3280.

  •
  TROY is a worldwide provider of enterprise output solutions. For the past three years, we have been expanding beyond our core business in digital check printing systems and related consumables by developing electronic payment systems and wired and wireless networking solutions. Most of this new product expansion was accomplished through the acquisition and further investment in five small technology companies. These acquisitions have been organized under the two primary business segments: Security Printing Solutions (previously TROY Systems) and Wireless and Connectivity Solutions (previously TROY Wireless).

  •
  TROY is the result of various mergers and acquisitions by a company that was originally founded in 1982. TROY was incorporated in California in 1996 and was reincorporated in Delaware in May 1998. TROY went public in July 1999. Until December 31, 2002, its common stock was quoted on the Nasdaq National Market under the symbol "TROY." From December 31, 2002 to May 14, 2003, TROY's common stock was quoted on the National Quotation Bureau, commonly referred to as the "Pink Sheets." Since May 15, 2003, TROY's common stock has once again been quoted on the Nasdaq National Market under the symbol "TROY."

        Patrick J. Dirk, the Dirk Family Trust, the Patrick and Mary Dirk Grantor Trust, Brian P. Dirk, the Brian Dirk Trust, Lorrie Dirk Brown, Suzanne Dirk Anderson, Kristine Dirk Gigerich, the Dirk 1998 Alaska Trust, The Dirk Education Trust and the Dirk Foundation (collectively referred to for purposes of the merger as the "Affiliated Stockholders"), are the majority stockholders of TROY Group, Inc. As of July 31, 2003, the Affiliated Stockholders beneficially owned 7,140,240 shares of our common stock, representing approximately 67% of the total outstanding shares of our common stock. Upon completion of the merger, the Affiliated Stockholders will own 100% of the outstanding shares of our common stock, and the percentage that will be owned by Patrick J. Dirk, Mary J. Dirk, Brian P. Dirk and the trusts for which they serve as trustee is as follows:

• Dirk Family Trust—Patrick and Mary Dirk, Trustees	68.9%
• Patrick and Mary Dirk Grantor Trust	12.0%
• Brian P. Dirk	1.5%
• Brian Dirk Trust—Brian P. Dirk, Trustee	6.5%

        Mergerco was formed solely for the purpose of completing the merger. The principal executive offices of Mergerco are located at 2331 South Pullman Street, Santa Ana, California 92705, and the telephone number is (949) 250-3280.

  •
  Mergerco is controlled by the Affiliated Stockholders.

  •
  Prior to the merger, the Affiliated Stockholders will contribute to Mergerco all of the shares of TROY common stock beneficially owned by them directly and through certain trusts.

The Special Meeting (page 57)

  •
  A special meeting of the stockholders of TROY will be held on September 18, 2003, at 10:00 a.m. California time, at Sutton Place Hotel, 4500 MacArthur Boulevard, Room 111, Newport Beach, CA 92660, to consider and vote upon a proposal to approve the merger agreement and the merger.

  •
  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on August 12, 2003, which is the record date for the special meeting. You will have one vote at the special meeting for each share of TROY common stock you owned at the close of business on the record date. On the record date, there were 10,653,605 shares of our common stock outstanding and entitled to be voted at the special meeting.

  •
  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

Vote Required (pages 57 to 58)

  •
  The merger agreement and the merger must be approved by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. This requirement is pursuant to our certificate of incorporation, bylaws and Delaware law. For this vote, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval and adoption of the merger agreement and the merger. The Affiliated Stockholders hold sufficient shares of our common stock to satisfy this requirement.

  •
  As an additional condition, the merger agreement and the merger must also be approved by the affirmative vote of the holders of at least a majority of the shares of our common stock that are cast either for or against approval of the merger agreement and the merger (excluding any shares beneficially owned by Mergerco, the directors or officers of TROY or Mergerco, or any of the Affiliated Stockholders). This requirement is pursuant to the contractual terms negotiated by the special committee of the board of directors and set forth in the merger agreement. Because shares held by Mergerco and the Affiliated Stockholders are excluded from this vote, the Affiliated Stockholders do not have the ability to assure approval of the merger agreement and the merger. For this vote, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have no effect on approval of the merger agreement and the merger.

The Merger (pages 48 and 59 to 65)

  •
  At the effective time of the merger, Mergerco will be merged with and into TROY with TROY continuing as the surviving corporation. The merger will occur according to the terms and conditions of the merger agreement, which is described in, and is attached to, this proxy statement as Appendix A, Appendix A-1 and Appendix A-2. You should read the description of the merger agreement in this proxy statement under the heading "THE MERGER AGREEMENT," as well as the merger agreement itself, carefully.

  •
  At the completion of the merger, each issued and outstanding share of our common stock will be converted into the right to receive $2.76 in cash, without interest, other than (i) shares of our common stock held by Mergerco or any Affiliated Stockholder, which shares will be cancelled without any payment for such shares, and (ii) shares of our common stock held by stockholders who properly exercise their appraisal rights under Delaware law.

  •
  At the completion of the merger, holders of options and warrants to purchase our common stock will receive (without regard to whether such options or warrants are then exercisable in most instances) an amount in cash determined by multiplying (i) the excess, if any, of $2.76 over the exercise price per share of the option or warrant by (ii) the number of shares subject to the option or warrant, less any amounts needed to pay any applicable withholding taxes. All outstanding options and warrants to purchase our common stock have exercise prices that are greater than the merger consideration and therefore are unlikely to be exercised.

Our Purpose and Reasons for the Merger (pages 28 to 29)

  •
  The continued decline in our stock price and trading volume and the negative perceptions about our products and services generated by our declining stock price, which could directly impact our efforts to return to profitability.

  •
  The limited liquidity available to our stockholders due to the relatively low number of shares held by stockholders other than our Affiliated Stockholders and the fact that our Affiliated Stockholders have not heavily traded their shares.

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  The apparent lack of interest by the public marketplace in public companies with small market capitalizations and relatively modest growth rates, the uncertainty regarding our ability to generate significant profitable growth and the belief that our common stock may therefore never achieve significant market value as a public company.

  •
  The opportunity for our stockholders (other than Mergerco and our Affiliated Stockholders) to liquidate their common stock at a price that represents:

  •
  a premium of 64% over the closing price on November 4, 2002, the date prior to public announcement by The Amara Group Inc. of their proposal to purchase TROY. See "SPECIAL FACTORS—Background of the Merger."

  •
  a premium of 89% over the closing price on March 20, 2003, the date prior to public announcement of the merger agreement.

  •
  and a premium of 82%, 71% and 59% over the average of, respectively, the 30, 60 and 90 trading day closing prices prior to public announcement of the merger agreement.

  •
  The ability to eliminate the negative perceptions about our products and services generated by our declining stock price, eliminate the significant costs, expenses and obligations associated with being a public company and increase management's flexibility to consider and intitiate actions geared to long-term growth as opposed to short-term earnings per share.

Special Committee (page 13)

        In order to eliminate any conflict of interest in evaluating, negotiating and recommending the merger proposal, including the terms of the merger agreement with Mergerco, our board of directors formed a special committee of directors. The special committee is composed solely of independent directors who are not officers or employees of TROY and who have no financial interest in the proposed merger different from our other stockholders generally. Prior to May 7, 2003, the members of the special committee were Norman B. Keider, John B. Zaepfel and Dr. Harold L. Clark. Following Mr. Keider's passing on May 7, 2003, Messrs. Zaepfel and Clark have continued to serve as the members of the special committee. See "SPECIAL FACTORS—Background of the Merger."

Recommendations of the Special Committee and TROY's Board of Directors; Fairness of the Merger (pages 29 to 34)

  •
  Our board of directors, based on the findings of the special committee, believes that the terms of the merger agreement and the merger are advisable and in the best interests of TROY and its stockholders (other than Mergerco and the Affiliated Stockholders) and that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, our stockholders other than Mergerco and the Affiliated Stockholders.

  •
  Our board of directors, based upon the unanimous recommendation of the special committee, has unanimously approved and adopted the merger agreement and the merger and unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger.

  •
  For a discussion of the material positive and negative factors considered by the special committee and our board of directors in reaching their conclusions, see "SPECIAL FACTORS—Reasons for the Special Committee's Determination; Fairness of the Merger," "SPECIAL FACTORS—Reasons for the Board of Director's Determination; Fairness of the Merger" and "SPECIAL FACTORS—Advantages and Disadvantages of the Merger."

Opinion of Financial Advisor to the Special Committee (pages 35 to 42)

        In deciding to approve the terms of the merger agreement and the merger, one of the factors that the special committee and the board of directors considered was the written opinion of the special committee's financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), dated June 18, 2003, stating that, as of that date, based upon and subject to the assumptions made, matters considered, limitations on, and qualifications made by Houlihan Lokey in its review, the merger consideration to be received by our stockholders (other than Mergerco and the Affiliated Stockholders) in connection with the merger was fair to such stockholders, from a financial point of view. The full text of Houlihan Lokey's opinion, which describes, among other things, the assumptions made, general procedures followed, matters considered and limitations and qualifications made by Houlihan Lokey in its review and in rendering its opinion, is attached in its entirety as Appendix B to this proxy statement. You are urged to read the entire opinion letter carefully.

Position of Mergerco and the Affiliated Stockholders as to Fairness of the Merger (pages 42 to 43)

        Mergerco and the Affiliated Stockholders believe that the merger is substantively and procedurally fair to TROY's unaffiliated stockholders. See "SPECIAL FACTORS—Mergerco and Affiliated Stockholders' Position as to the Fairness of the Merger."

Effects of the Merger (page 48)

        Upon completion of the merger:

  •
  The Affiliated Stockholders will own 100% of our common stock. As a result, the Affiliated Stockholders will receive 100% of the benefit from any of our future earnings and any future increases in our value but will also bear 100% of the risk of any of our future losses and any future decreases in our value.

  •
  You will no longer be a stockholder of or have any ownership interest in TROY. As a result, you will not be able to benefit from any of our future earnings or any future increases in our value but you will also not bear the risk of any of our future losses or any future decreases in our value.

  •
  We will no longer be a public company, and our common stock will no longer be quoted on the Nasdaq National Market nor will price quotations otherwise be available.

  •
  The registration of our common stock under the Securities Exchange Act of 1934 (referred to as the "Exchange Act.") will terminate, and we will cease to file periodic reports with the Securities and Exchange Commission under the Exchange Act.

Interests of TROY's Directors and Officers in the Merger (pages 51 to 52)

        When considering the recommendation of the board of directors that you vote for approval and adoption of the merger agreement and the merger, you should be aware that certain of our directors and officers have interests in the merger that are different from, or in addition to, yours. These interests include the following:

  •
  The Affiliated Stockholders will contribute 7,140,240 shares of our common stock, representing approximately 67% of the total of our outstanding common stock, to Mergerco immediately prior to the merger, and Patrick J. Dirk and Brian P. Dirk, who are members of the Affiliated Stockholders group, are also directors and executive officers of TROY.

  •
  Each member of the special committee receives $350 for each hour of service on the special committee ($400 per hour for Mr. Keider, as the Chairman), subject to a minimum of $1,500 in connection with each meeting attended in person and $750 in connection with each meeting attended by telephone. The aggregate minimum fee that each member of the special committee is entitled to receive is $10,000 ($12,000 for Mr. Keider, as the Chairman). As of the date of this proxy statement, Mr. Keider's estate received aggregate fees of $33,550, Mr. Zaepfel has received aggregate fees of

  $51,600 and Mr. Clark has received aggregate fees of $46,725. Each member is also reimbursed for his out-of-pocket expenses.

  •
  The merger agreement provides that indemnification and insurance arrangements will be maintained for our directors and officers.

  •
  It is expected that our Chief Financial Officer will continue as a member of the management team of the surviving corporation.

  •
  To our knowledge, each of our executive officers and directors intends to vote all of the shares of our common stock that they beneficially own in favor of the merger. Excluding shares owned by Patrick J. Dirk and Brian P. Dirk, as of July 31, 2003, our executive officers and directors beneficially owned 179,999 shares of our common stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

Material U.S. Federal Income Tax Consequences (pages 46 to 47)

  •
  The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $2.76 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger.

  •
  Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Merger Financing (pages 49 to 50)

        The total amount of funds necessary to complete the merger and to pay the related fees and expenses is estimated to be approximately $12,271,351, and the merger is conditioned, among other things, on the availability of sufficient funds to pay these amounts. Mergerco anticipates that the merger consideration will be funded from three primary sources:

  •
  Our existing cash, cash equivalents and working capital, net of amounts necessary for our ongoing business needs.

  •
  Financing from Comerica Bank in the form of (i) an expansion of our revolving line of credit facility from $5,000,000 to $7,000,000, and (ii) a term loan in the amount of $1,500,000. Both loans will be secured by our assets and certain guarantees from Patrick J. Dirk and certain of his affiliated entities.

  •
  We have entered into a commitment letter with Comerica Bank regarding the financing but have not yet negotiated or executed definitive documents.

        As of May 31, 2003, our net working capital was $19,820,000, which included cash and cash equivalents of $6,474,000. We currently anticipate that we will be able to generate sufficient cash to fund our ongoing operations on an annual basis; however, we estimate that we will require approximately $3,000,000 in cash to fund our monthly changes in working capital.

Appraisal Rights (pages 53 to 56)

  •
  Under Delaware law, if you do not vote in favor of the merger and instead follow the appropriate procedures for demanding appraisal rights, you will be entitled to receive, in lieu of the $2.76 merger consideration, a cash payment equal to the "fair value" of your shares of our common stock, as determined by the Delaware Court of Chancery.

  •
  If you desire to exercise your appraisal rights under Delaware law, you are required to comply with Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement as Appendix C. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

The Merger Agreement (pages 59 to 65)

        The merger agreement, including the conditions to the closing of the merger, is described under the heading "THE MERGER AGREEMENT" and is attached in its entirety as Appendix A, Appendix A-1 and Appendix A-2 to this proxy statement. You should carefully read the entire merger agreement, as it is the legal document that governs the merger.

Conditions to Completing the Merger (pages 62 to 63)

        Conditions to the obligations of each party.    Our obligation and the obligation of Mergerco to complete the merger is subject to the satisfaction or waiver of certain conditions, including the following:

  •
  The holders of a majority of the outstanding shares of our common stock must have voted to approve the merger agreement and the merger. As of July 31, 2003, the Affiliated Stockholders beneficially owned approximately 67% of the outstanding shares of our common stock and intend to contribute all of their shares to Mergerco immediately prior to the merger. As a result, it is anticipated that this condition will be satisfied.

  •
  The holders of a majority of shares of our common stock (other than those held by Mergerco, the directors and officers of TROY and Mergerco, and the Affiliated Stockholders) that are cast at the special meeting either for or against approval the merger agreement and the merger must have voted for approval of the merger agreement and the merger.

  •
  There must not be in effect any law, rule, regulation or order that would make the merger illegal or otherwise prohibit the consummation of the merger.

  •
  All consents and approvals required to be obtained to complete the merger must have been obtained, except where the failure to do so could not reasonably be expected to have a material adverse effect on us.

        Conditions to the obligation of Mergerco.    The obligation of Mergerco to complete the merger is also subject to the satisfaction or waiver of other conditions, including the following:

  •
  Our representations and warranties in the merger agreement must be true and correct as of the closing date, except where the failure to be true and correct has not had and could not reasonably be expected to have a material adverse effect on us.

  •
  There must not have occurred a change or event that has had or could reasonably be expected to have a material adverse effect on us.

  •
  Sufficient funds must be available to complete the merger and pay the fees and expenses.

  •
  We must have performed in all material respects all of our obligations under the merger agreement as of the closing date.

  •
  Holders of no more than 5% of our outstanding common stock have exercised appraisal rights.

        Conditions to our obligations.    Our obligation to complete the merger is also subject to the satisfaction or waiver of other conditions, including the following:

  •
  The representations and warranties of Mergerco in the merger agreement must be true and correct in all material respects as of the closing date.

  •
  Mergerco must have performed in all material respects with all of its obligations under the merger agreement as of the closing date.

Limitations on Considering Other Takeover Proposals (pages 61 to 62)

        We have agreed not to solicit or enter into discussions with any third party regarding an acquisition proposal while the merger is pending. However, the special committee or our board of directors may furnish non-public information to or enter into discussions or negotiations with a third party regarding an unsolicited takeover proposal if:

  •
  the acquisition proposal is a superior proposal;

  •
  the special committee determines in good faith, after consultation with legal counsel, that failure to take such action would be a breach of the fiduciary duties of the special committee or our board of directors;

  •
  the third party, prior to receiving any non-public information or entering into discussions, enters into a confidentiality agreement with us on customary terms and conditions; and

  •
  we notify Mergerco at least two business days in advance and keep Mergerco reasonably informed of the status and material terms and conditions of such discussions.

        In addition, neither the special committee nor the board of directors may withdraw or modify its recommendation of the merger or recommend an acquisition proposal with a third party unless:

  •
  the acquisition proposal is superior to the merger;

  •
  we have not solicited a third party proposal in material violation of the merger agreement; and

  •
  the special committee determines in good faith, after consultation with legal counsel, that failure to take such action would be a breach of the fiduciary duties of the special committee or our board of directors.

Termination (pages 63 to 64)

        The merger agreement may be terminated prior to the effective time of the merger, whether before or after approval by our stockholders, for a number of reasons, including the following:

  •
  Either party may terminate the merger agreement if the merger is not completed on or before September 30, 2003.

  •
  Either party may terminate the merger agreement if our stockholders do not approve the merger agreement and the merger as required by the terms of the merger agreement.

  •
  Mergerco may terminate the merger agreement if (i) we have breached our non-solicitation obligations under the merger agreement, (ii) our board of directors or the special committee has recommended, or failed to recommend against, a third party acquisition proposal, or (iii) our board of directors or the special committee has withdrawn or modified in a manner adverse to Mergerco its recommendation of the merger.

  •
  Either party may terminate the merger agreement if there has been a material breach by the other party under the merger agreement that has not been cured.

  •
  We may terminate the merger agreement if, as a result of a superior proposal and prior to approval by our stockholders of the merger agreement:

  •
  the special committee determines that the failure to terminate the merger agreement and accept such superior proposal would be a breach of the fiduciary duties of our board of directors or the special committee;

  •
  we provide notice of the proposed termination to Mergerco; and

  •
  we give Mergerco five days to make an offer that is at least as favorable to our stockholders and negotiate in good faith with Mergerco regarding any revised offer.

  •
  Mergerco may terminate the merger agreement if there has occurred a change or event that has had or could reasonably be expected to have a material adverse effect on us.

  •
  Mergerco may terminate the merger agreement if the holders of more than 5% of the outstanding shares of our common stock exercise their appraisal rights.

Fee and Expense Reimbursement Upon Termination (pages 64 to 65)

        Unless the merger agreement is terminated upon the mutual agreement of TROY and Mergerco or is terminated by us as a result of a material breach by Mergerco under the merger agreement, we are required to reimburse Mergerco for its out-of-pocket fees and expenses actually and reasonably incurred in connection with the merger agreement and the merger.

Stockholder Lawsuit

        On November 21, 2002, Tom Lloyd filed an action in the Superior Court of the State of California in and for Orange County against TROY and its directors alleging that defendants breached their fiduciary duties by attempting to provide the Dirk family with preferential treatment in connection with their efforts to complete a sale of TROY (referred to as the "Stockholder Lawsuit"). The complaint seeks to enjoin an acquisition of TROY by the Dirk family, as well as attorneys' fees.

        The parties entered into settlement negotiations, which intensified in June 2003. Negotiations concluded on June 25, 2003, when the parties executed a memorandum of understanding settling the Lloyd Action subject to final documentation, court approval, and other customary conditions.

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE SPECIAL MEETING

        The information provided in question-and-answer format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the appendices.

  Q:
  When and where is the special meeting?

  A:
  The special meeting will be held on September 18, 2003, at 10:00 a.m. California time, at Sutton Place Hotel, 4500 MacArthur Boulevard, Room 111, Newport Beach, CA 92660.

  Q:
  What am I being asked to vote on?

  A:
  You are being asked to consider and vote on a proposal to approve the merger agreement and the related merger. Under the merger agreement, Mergerco will be merged into TROY, with TROY continuing as the surviving corporation. We will continue to operate after the closing of the merger, but will be wholly owned by the Affiliated Stockholders.

  Q:
  What will I receive in the merger?

  A:
  If the merger is completed, each issued and outstanding share of our common stock that you hold (other than shares held by Mergerco or any of the Affiliated Stockholders) will be converted into the right to receive $2.76 in cash, without interest (unless you exercise appraisal rights). You will not receive anything with respect to any stock options or warrants you might hold since the exercise price of all outstanding options and warrants is greater than the merger consideration.

  Q:
  Why is the board of directors recommending that I vote in favor of the merger agreement and the merger?

  A:
  The special committee of the board of directors determined that the terms of the merger agreement and the merger are in the best interests of TROY and its stockholders (other than Mergerco and the Affiliated Stockholders) and recommended that our board of directors approve and adopt the merger agreement and the merger. The special committee, which was established to review, negotiate and evaluate the proposed merger with Mergerco, consists solely of directors who are not our officers or employees and who have no financial interest in the proposed merger different from our stockholders generally. Based on the recommendation of the special committee, our board of directors determined to recommend that stockholders vote in favor of the merger agreement and merger.

  Q:
  What are the consequences of the merger to present members of management and the board of directors?

  A:
  In addition to Patrick J. Dirk and Brian P. Dirk, who are members of the Affiliated Stockholder group, it is expected that James W. Klingler, our Chief Financial Officer, will continue as a member of our management team after the merger. Like all other TROY stockholders, members of management and the board of directors (other than those who are also members of the Affiliated Stockholder group) will be entitled to receive $2.76 per share in cash for each share of our common stock they hold.

  Q.
  Is the merger subject to the satisfaction of any conditions?

  A:
  Yes. Before completion of the merger, a number of closing conditions must be satisfied or waived. These conditions include, among others, obtaining the required approval of our stockholders, the availability of sufficient funds to pay the merger consideration and the fees and expenses of the merger, there being no court order or other legal impediment to the merger, and there having been no material adverse change in us. If these conditions are not satisfied or waived, the merger will not be completed even if the stockholders vote to approve the merger agreement and the merger.

  Q:
  When do you expect the merger to be completed?

  A:
  If the merger agreement is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed as promptly as possible after the special meeting.

  Q:
  What are the U.S. federal income tax consequences of the merger to me?

  A:
  The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $2.76 per share and your tax basis for our shares of common stock that you owned immediately before completion of the merger. For U.S. federal income tax purposes, this gain or loss would be a capital gain or loss if you held the shares of common stock as a capital asset. You should consult your own tax advisors regarding the individual tax consequence of the merger to you.

  Q:
  Who can vote on the merger agreement?

  A:
  Holders of record of our common stock at the close of business on August 12, 2003, the record date for the special meeting, may vote in person or by proxy on the merger agreement and the merger at the special meeting.

  Q:
  What vote is required to approve the merger agreement and the merger?

  A:
  There are two separate voting requirements that must be satisfied for approval of the merger agreement and merger. First, the merger agreement and the merger must be approved by the holders of at least a majority of the outstanding shares of our common stock. The Affiliated Stockholders hold sufficient shares to satisfy this requirement. Second, the merger agreement and merger must be approved by the holders of a majority of those shares of common stock that are cast either for or against the merger (excluding the shares held by Mergerco, the officers and directors of TROY or Mergerco, and the Affiliated Stockholders). Because this vote excludes Mergerco and the Affiliated Stockholders, this voting requirement can only be satisfied if holders of a majority of shares of our common stock (other than those held by Mergerco, the directors and officers of TROY and Mergerco and the Affiliated Stockholders) that are cast at the special meeting either for or against approval of the merger agreement and the merger vote for approval of the merger agreement and the merger. As a result, it is important that you return your proxy card before the special meeting or attend the special meeting in person in order for your votes to be counted at the meeting.

  Q:
  What do I need to do now?

  A:
  You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

  Q:
  What happens if I do not return a proxy card, abstain from voting or do not instruct my broker holding my shares how to vote?

  A:
  With respect to the first voting requirement, failing to return your proxy card, abstaining from voting or failing to instruct your broker how to vote will have the same effect as voting against the merger agreement and the merger. With respect to the second voting requirement, failing to return your proxy card, abstaining from voting or failing to instruct your broker how to vote will have no effect on the outcome of the vote.

  Q:
  May I vote in person?

  A:
  Yes. You may attend the special meeting of our stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

  Q:
  May I change my vote after I have mailed my signed proxy card?

  A:
  Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance at the special meeting will not alone revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

  Q:
  If my shares are held in "street name" by my broker, will my broker vote my shares for me?

  A:
  Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

  Q:
  Should I send in my stock certificates now?

  A:
  No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for a cash payment of $2.76 per share, without interest.

  Q:
  What rights do I have to seek an appraisal of my shares?

  A:
  If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all of the requirements of Delaware law as described under the heading "SPECIAL FACTORS—Appraisal Rights" and in Appendix C to this proxy statement. Depending upon the determination of Delaware Chancery Court, the appraised fair value of your shares of our common stock, which will be paid to you if you seek an appraisal, may be more than, less than, or equal to the $2.76 per share to be paid in the merger.

  Q:
  What happens if I sell my TROY shares before the special meeting?

  A:
  The record date for the special meeting is earlier than the expected date of the merger. If you own shares of our common stock on the record date but transfer your shares after the record date but before the merger, you will retain the right to vote at the special meeting, but the right to receive the $2.76 merger consideration will pass to the person to whom you transferred your shares.

  Q:
  Who can help answer my questions?

  A:
  If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Morrow & Co., Inc.
445 Park Avenue
New York, New York 10022
Telephone: (212) 754-8000 or
Toll Free: (800) 654-2468
or
TROY Group, Inc.
Attn: James W. Klingler
2331 South Pullman Street
Santa Ana, California 92705
(949) 250-3280.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

        This proxy statement includes forward-looking statements based upon our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "likely" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual operating results to differ materially from those in forward-looking statements, include, but are not limited to, the factors set forth in this proxy statement under the heading "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS—Certain Important Factors."

        Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

SPECIAL FACTORS

Background of the Merger

        In May 2002, we engaged Prudential Securities to assist us in developing a strategy to increase our visibility in the securities markets. At the conclusion of this engagement, Prudential Securities suggested that we should consider pursuing a "going private" transaction. Prudential Securities did not include any valuations in its report to us in connection with this going private transaction nor in connection with any other going private transaction involving us. At the time, we did not pursue this course of action, because we were still of the view that there were significant growth opportunities for our wireless and electronic payment products. As of that time, Mr. Dirk had only recently taken over management of the wireless and electronic payment businesses from the former President of TROY, and this view regarding growth opportunities was based on the then existing internal forecasts.

        In July 2002, we held our regularly scheduled board meeting. At this meeting, Mr. Dirk spent a considerable amount of time discussing the condition of our operations. He described for the board the actions he felt would be necessary to return us to profitability, which included additional consolidation and cost control measures as well as greater revenue growth. Mr. Dirk also mentioned that Prudential Securities had suggested that we consider going private, but this topic was not discussed by the board.

        During July 2002, Mr. Dirk became increasingly concerned about the viability of the growth forecasts for the wireless and electronic payment businesses, based in large part on the fact that revenues for these businesses continued to be disappointing. As a result, during July and August 2002, Mr. Dirk worked directly with TROY's management team to review and, as necessary, revise the growth forecasts for these businesses. Upon completion of this process, management determined that revenue growth for these businesses would be significantly less than previously anticipated. As a result, Mr. Dirk implemented steps to reduce TROY's cost structure to that of a company with a lower growth rate.

        As a result of this re-assessment of TROY's growth opportunities, Mr. Dirk also began to evaluate and discuss the possibility of pursuing a "going private" transaction in which he and certain members of his family and their trusts would acquire ownership of all of our equity. In evaluating this possibility, Mr. Dirk considered how such a transaction could be financed, including the use of bank financing and third party equity financing. Mr. Dirk ultimately concluded that bank financing was the only financing strategy that would likely be feasible. Mr. Dirk determined that he would need to have complete control and flexibility with respect to TROY's operations in order to pursue a modest, long-term growth strategy. Mr Dirk believed that such a strategy would be incompatible with having third party equity partners who, in his view, were likely to seek more aggressive and immediate returns on their investment.

        Mr. Dirk also considered the possibility of selling TROY. After discussing this possibility with the other Dirk family members, however, he concluded, for a number of reasons, that neither he nor the other Dirk family members had any interest in selling their majority interest in TROY. The Dirk family had founded TROY in 1987, had been involved in all aspects of its operations since that time, and remained committed to continuing their involvement with TROY and pursuing the long-term growth strategy that they believed could return TROY to profitability. Given this, as well as TROY's current financial situation, low stock price and the short-term focus of the public markets and any potential buyers, Mr. Dirk concluded that no buyer would be willing to pay a price that would be within any realistic range of a price that might be sufficient to cause Mr. Dirk and his family members to sell their majority interest in TROY.

        Mr. Dirk communicated his interest in engaging in a going private transaction to our board of directors through various informal discussions. As a result of these discussions, a board meeting was held on August 20, 2002. At this meeting, Mr. Dirk stated his belief that taking TROY private was the best course of action. He therefore asked that the board of directors establish an independent committee for this purpose. Mr. Dirk informed the special committee that the Affiliated Stockholders had no interest in selling their majority interest in TROY and reviewed with the members of the special committee the reasons for this position. The board then appointed Norman B. Keider, John B. Zaepfel and Dr. Harold L. Clark, all non-employee directors, to serve as members of the special committee, with Mr. Keider serving as Chairman of the special committee. The board delegated to the special committee the power and authority to:

  •
  review, evaluate and negotiate strategic alternatives, including a possible proposal from Mr. Dirk.

  •
  make a recommendation to the full board of directors regarding Mr. Dirk's proposal or other strategic alternatives, including the proposed forms and agreements and other documents related thereto;

  •
  authorize and approve any such strategic alternative on behalf of TROY to the extent permitted by law and our charter documents;

  •
  retain, at our expense, legal counsel (including Delaware counsel), investment bankers, consultants or other experts as the special committee deemed necessary or appropriate to advise it; and

  •
  take any other action in connection with its consideration of strategic alternatives as the special committee deemed necessary or appropriate.

        In consideration of the expected time requirements and other commitments required from the special committee members, our board of directors determined that each member of the special committee would receive $350 for each hour of service on the special committee ($400 per hour for Mr. Keider, as the Chairman), subject to a minimum of $1,500 in connection with each meeting attended in person and $750 in connection with each meeting attended by telephone. The aggregate minimum fee that each member of the special committee would be entitled to receive was $10,000 ($12,000 for Mr. Keider, as the Chairman). Each member would also be reimbursed for his out-of-pocket expenses.

        Immediately following the August 20, 2002 board of directors meeting, the special committee met to discuss its organization and purpose.

        Between August 20 and September 3, 2002, Mr. Keider had several conversations with Mr. Dirk and one or more of his representatives to discuss in general the terms of a possible transaction to acquire all of the outstanding shares of common stock not held by the Affiliated Stockholders, and Mr. Dirk's willingness to submit a formal proposal to the special committee. During this period, Mr. Keider provided the other members of the special committee with frequent updates on the status of these discussions and the prospects for receiving a formal proposal from Mr. Dirk, including at a meeting of the special committee on August 27, 2002.

        During this same period, Mr. Dirk discussed with his advisors the terms of a possible transaction, including the structure for such a transaction. After considering both engaging in a tender offer for the minority shares and calling a special meeting of stockholders to approve a merger, Mr. Dirk determined that a merger was the most viable alternative. Mr. Dirk was not convinced that he would be able to acquire enough shares in a tender offer to engage in a short-form merger, in which case it would still be necessary to hold a special meeting of stockholders to approve a merger that would enable Mr. Dirk to acquire the remaining shares.

        On or about September 3, 2002, Mr. Keider met with Mr. Dirk, Mr. Dirk's financial advisor and members of our management to discuss Mr. Dirk's reasons for considering a possible transaction with TROY. Immediately following the meeting, Mr. Dirk presented a formal written proposal to our board of directors pursuant to which he proposed to acquire all of the outstanding shares of our common stock not held by any of the Affiliated Stockholders for a price of $2.00 per share in cash. The closing price of our common stock on September 3, 2002 was $2.18 per share. The proposed transaction would be structured as a merger pursuant to which an entity formed by the Affiliated Stockholders (Mergerco) would be merged with and into TROY. The proposal specified that completion of the proposed merger would be conditioned upon, among other things, negotiation of a mutually acceptable definitive merger agreement, approval of filings required by applicable regulatory agencies, the determination by our board of directors that the merger is fair to our stockholders other than Mergerco and the Affiliated Stockholders, completion of financing arrangements necessary to fund the merger and approval of the merger by our board of directors and stockholders.

        At a meeting on September 9, 2002, Mr. Keider updated the other members of the special committee regarding his September 3, 2002 meeting with Mr. Dirk, Mr. Dirk's financial advisor and members of our management.

        Members of the special committee determined that it would be advisable to engage a law firm to advise the special committee and an investment banking firm to conduct a fairness review and valuation study to assist the special committee in evaluating the proposal from Mr. Dirk and other potential strategic alternatives. The special committee subsequently engaged the law firm of O'Melveny & Myers LLP ("O'Melveny & Myers") as its legal counsel on or about September 17, 2002, and Houlihan Lokey Howard & Zukin ("Houlihan Lokey") as its financial advisor on or about September 24, 2002.

        On September 19, 2002, the special committee met with its legal counsel for the purpose of reviewing and discussing Mr. Dirk's September 3 proposal. On September 24, 2002, the special committee met again with its legal counsel and with its financial advisor. At this meeting, Houlihan Lokey described the process that it would undertake to conduct and prepare a valuation and financial analysis of TROY. Following this meeting, Mr. Keider and Houlihan Lokey met with Mr. Dirk for the purpose of discussing Mr. Dirk's proposal and the valuation process to be undertaken by Houlihan Lokey.

        Effective September 25, 2002, our board of directors executed an action by unanimous written consent that ratified and confirmed the formation and authority of the special committee and the compensation to be paid to each member of the special committee.

        On October 3, 2002, we held our regularly scheduled board meeting. At this meeting, Mr. Dirk described the tasks and challenges in returning us to profitability and presented to the board a five-year forecast.

        On October 7, 2002, Houlihan Lokey held a conference call with Mr. Dirk and his financial consultant and James W. Klingler, our Chief Financial Officer, to discuss the due diligence materials required by Houlihan Lokey and to discuss Mr. Dirk's view of our operations and prospects.

        On October 15, 2002, we issued a press release announcing that the filing of our Form 10-Q for the fiscal quarter ended August 31, 2002 would be delayed. In connection with our consolidation efforts to control costs, we had conducted physical inventory counts and discovered certain inventory shortfalls and other adjustments. We delayed the filing of our Form 10-Q in order to give us sufficient time to review the causes of these inventory adjustments and to determine if any of the financial statements for prior periods would need to be restated.

        On October 15, 2002, Mr. Dirk and the special committee received an unsolicited proposal from The Amara Group, Inc. ("Amara") regarding a proposed acquisition of all of the outstanding shares of our common stock for $2.50 per share. The closing price of our common stock on October 15, 2002 was $1.60 per share. The proposal indicated that, among other things, the proposed transaction would be subject to customary due diligence and financing conditions.

        On October 16, 2002, the board of directors held a meeting to discuss the Amara proposal. The board determined that the special committee should have the responsibility for reviewing and responding to this proposal. Mr. Dirk confirmed to the special committee that the Affiliated Stockholders had no interest in selling their majority interest in TROY to Amara or any other third party, or partnering with Amara or any other third party in taking TROY private, and reviewed again with the members of the special committee the reasons for this position.

        At a meeting on October 17, 2002, the special committee met to review and discuss the Amara proposal. At the conclusion of the meeting, the special committee directed O'Melveny & Myers to seek additional information concerning the background of Amara and instructed Houlihan Lokey to contact Amara to confirm Amara's credentials and its ability to finance and complete its proposed transaction with TROY.

        Between October 17, 2002 and October 25, 2002, at the special committee's request, representatives of Houlihan Lokey communicated with the principals of Amara on multiple occasions regarding Amara's proposal. In these communications, Houlihan Lokey requested that Amara provide additional information to the special committee to confirm Amara's capability to finance a proposed transaction with TROY, such as a term sheet, commitment letter or "highly confident" letter from a credible financing source or proof that Amara had sufficient funds available that were within its discretion and control. The special committee, through Houlihan Lokey, further requested that Amara supply other information that would demonstrate Amara's ability to complete such a transaction, such as evidence that Amara had engaged in and completed similar types of transactions in the past. Representatives of Houlihan Lokey also advised Amara that the Affiliated Stockholders had indicated to the special committee that the Affiliated Stockholders had no interest in selling their majority interest in TROY, and accordingly, requested that Amara confirm whether it was interested in purchasing only the shares held by persons other than the Affiliated Stockholders.

        During the month of October 2002, Houlihan Lokey proceeded with its due diligence investigation of TROY to gather the information necessary to complete its valuation analysis. In this regard, Houlihan Lokey met independently with members of our senior management on several occasions to discuss our operations, financial condition, future prospects and projected operations and performance. Houlihan Lokey also reviewed various available financial statements, forecasts and projections relating to TROY and its business segments.

        At a meeting on October 22, 2002, the special committee met with its financial advisor and legal counsel to discuss communications between representatives of Houlihan Lokey and representatives of Amara and to discuss recent meetings between Houlihan Lokey and our management in connection with Houlihan Lokey's financial due diligence of TROY.

        On October 25, 2002, we announced that we had been notified by Nasdaq that our common stock was subject to delisting from the Nasdaq National Market because we had been unable to file our Form 10-Q for the quarter ended August 31, 2002 on a timely basis. We indicated that we intended to request a hearing regarding this decision and that no delisting action would take place prior to this hearing.

        On October 29, 2002, the special committee met again with its financial advisor and legal counsel to discuss the status of communications with Amara and to discuss the status and preliminary findings of Houlihan Lokey's due diligence investigation of TROY. Following this meeting, Mr. Keider and a representative of Houlihan Lokey met with Mr. Dirk to discuss his offer. The representative from Houlihan Lokey stated that, although it had not completed its preliminary analysis, Houlihan Lokey had done sufficient work to recommend that the special committee reject his offer. This recommendation was verbal and was based on initial due diligence. Mr. Keider then asked Mr. Dirk whether he would be willing to increase his offer. Mr. Dirk indicated that he would consider increasing his offer if the special committee would meet with him and certain of his family members and advisors to explain their valuation methodology.

        On November 5, 2002, Amara issued a press release regarding its proposal to acquire all of the outstanding shares of our common stock at $2.50 per share in cash. In response, we issued a press release to disclose the status of the special committee's discussions with Amara and the committee's request for further information regarding Amara's ability to finance and complete its proposed acquisition of all of the outstanding shares of our common stock. In the press release, we also announced that the special committee had been formed for the purpose of considering a proposal by Mr. Dirk to acquire all of the outstanding shares of common stock not held by the Affiliated Stockholders at a price that was lower than that which had been proposed by Amara, and that Mr. Dirk had informed the special committee that the Affiliated Stockholders were not interested in selling their majorty interest in TROY.

        On November 7, 2002, Houlihan Lokey, at the request of the special committee, delivered a letter to Amara, again requesting that Amara submit additional information to the special committee to confirm Amara's ability to finance and complete a transaction. In this letter, Houlihan Lokey explained that such information would include, among other things, references to comparable transactions completed by Amara and specific information as to the sources of financing and the extent to which such sources were committed to financing Amara's proposed transaction with TROY. Also, on November 7, the special committee received a letter from Amara indicating that Amara would be willing to raise its offer to include an additional per share amount in cash equal to all available cash and investments on TROY's balance sheet, which it estimated to be approximately an additional $0.50 per share. Amara also proposed that the Affiliated Stockholders join in with Amara's offer by rolling their interests in TROY into a private company that would be formed to complete the proposed transaction and to agree to acquire Amara's minority interest at a later date at an agreed upon premium amount. On or about November 8, 2002, at the request of the special committee, representatives from Houlihan Lokey reiterated to Amara that, for its proposal to merit further consideration by the special committee, Amara would have to submit additional information to confirm its ability to finance and complete the proposed transaction. At the request of the special committee, Houlihan Lokey also informed Amara that Mr. Dirk had indicated to the special committee that he and his family were not interested in selling their majority ownership interest in TROY and that, accordingly, the special committee would only be in a position to consider a proposal to purchase shares not held by the Affiliated Stockholders.

        On or about November 11, 2002, Mr. Dirk received a letter from Amara requesting a meeting with Mr. Dirk informally to discuss joining together for a possible transaction regarding TROY. Mr. Dirk responded to Amara by letter dated November 15, 2002 in which he indicated to Amara that he and his family members were not interested in selling their majority interest in TROY or joining with Amara to purchase shares held by persons other than the Affiliated Stockholders. Mr. Dirk also indicated in his letter that, in light of his and his family's position, he was not interested in meeting with Amara to discuss such matters. Neither Mr. Dirk nor the special committee, nor any of their representatives, received any further communications from Amara following this date.

        On November 20, 2002, the special committee met with its financial advisor and legal counsel. At this meeting, Houlihan Lokey provided an overview of its engagement and the due diligence it had conducted to date, a summary of its preliminary valuation of TROY's two primary operating business segments (Security Printing Solutions and Wireless and Connectivity Solutions), a summary of the valuation methodologies it used to determine these valuations, and its preliminary conclusions regarding the per share valuation of TROY as a whole. The conclusions of the preliminary valuation analysis reflected an estimated valuation range of $3.19 to $3.51 per share of TROY common stock; however, the analysis remained subject to further due diligence and adjustment for non-operating losses. Houlihan Lokey also discussed with the committee strategic alternatives potentially available to TROY and compared the feasibility of each of these alternatives with the proposal TROY had received from the Dirk family. Houlihan Lokey also informed the special committee that it had made inquiries of four private equity firms which were active in TROY's industry to ascertain their level of interest in pursuing an investment in TROY. Houlihan Lokey reported to the special committee that it did not receive expressions of interest from any of the firms that it contacted. At this meeting, the special committee also discussed with its financial and legal advisors communications with Amara during the month of November. At the end of this meeting, the special committee concluded that Mr. Dirk's offer of $2.00 per share was inadequate.

        On November 21, 2002, Mr. Keider and representatives from Houlihan Lokey met with Mr. Dirk and certain of his family members and advised them that his $2.00 per share offer was not adequate and that the special committee would not be willing to recommend a transaction at that price to our board of directors or our stockholders. The representatives from Houlihan Lokey then reviewed with them the valuation methodologies used by Houlihan Lokey in its preliminary valuation.

        On or about November 24, 2002, we received notice that TROY and its directors had been named as defendants in a lawsuit by one of our stockholders alleging, among other things, that TROY and its directors breached their fiduciary duties by attempting to provide the Dirk family with preferential treatment in connection with their efforts to complete a sale of TROY. The complaint sought to enjoin an acquisition of TROY by the Dirk family.

        On November 26, 2002, the special committee received an increased offer from Mr. Dirk to purchase all of the shares of our common stock not owned by the Affiliated Stockholders for $2.50 per share in cash. Mr. Dirk indicated that he believed this price represented a significant premium over the fair value of the common stock, but that he was willing to pay such a premium in order to move the process forward and complete the transaction.

        On November 30, 2002, the special committee met to discuss Mr. Dirk's increased offer.

        On December 5, 2002, the special committee met with its financial advisor and legal counsel for the purpose of evaluating Mr. Dirk's revised proposal. At this meeting, Houlihan Lokey also presented an updated preliminary valuation analysis based on additional due diligence information Houlihan Lokey received from TROY. The conclusions of the December 5, 2002 preliminary valuation analysis reflected an estimated valuation range of $3.01 to $3.33 per share of TROY common stock. The November 20, 2002 valuation was adjusted downward after Houlihan Lokey received additional information regarding TROY's nonoperating assets and liabilities, specifically the required capital outlays of $1.97 million. Following an active discussion among the special committee and its financial and legal advisors, the special committee resolved to continue discussions regarding Mr. Dirk's revised proposal at its next meeting.

        On December 6, 2002, Houlihan Lokey distributed to the special committee a revision to its December 5, 2002 valuation summary, which reflected updated financial information received from TROY. The December 6, 2002 preliminary valuation analysis reflected an estimated valuation range of $2.84 to $3.16 per share of TROY common stock. The December 5, 2002 valuation was adjusted downward after Houlihan Lokey received clarification on TROY's tax refund associated with its net operating loss.

        At a meeting on December 17, 2002, the special committee continued to review and discuss Houlihan Lokey's preliminary valuation analysis as updated on December 6, 2002, and discussed at length with its legal counsel Mr. Dirk's revised proposal. After discussion with its financial and legal advisors, the special committee concluded that the Dirk family's offer of $2.50 per share was inadequate.

        On December 19, 2002, Mr. Keider informed Mr. Dirk that the special committee had rejected his revised offer. Mr. Keider also informed Mr. Dirk that, based on the preliminary valuation analysis prepared by Houlihan Lokey, as of that time, the special committee would be unwilling to recommend a transaction to the board or our stockholders at a price less than $3.15 per share. Mr. Dirk then held a telephone conference with the special committee to discuss the price suggested by the special committee.

        On December 30, 2002, Mr. Dirk contacted Mr. Keider by telephone. During this call, Mr. Dirk increased his offer to $2.60 per share and asked that Mr. Keider consider holding a meeting at which Mr. Dirk and his advisors could present their reasons why they believed that this was a fair price for TROY's stockholders.

        On December 30, 2002, we announced that, effective December 31, 2002, Nasdaq would delist our common stock from the Nasdaq National Market due to the fact that we had not been able to file our 10-Q for the quarter ended August 31, 2002. Although we had completed our internal analysis of the cause of the inventory adjustments and the periods to which they should be recorded, our analysis was still in the process of being reviewed by our independent accountants.

        On January 4, 2003, Houlihan Lokey provided the special committee with a verbal, updated preliminary valuation analysis of TROY, including the non-operating assets, that reflected additional due diligence conducted by Houlihan Lokey since December 6, 2002. This update reflected an estimated valuation range of $2.83 to $3.13 per share of TROY common stock. The changes from the December 6, 2002 valuation were the result of additional information received by Houlihan Lokey regarding TROY's non-operating assets.

        On January 7, 2003, Mr. Dirk and his financial and legal advisors met with the special committee and the special committee's financial and legal advisors. At this meeting, the special committee and Mr. Dirk, together with their respective advisors, discussed the bases and underlying assumptions for Mr. Dirk's latest proposal and the bases and underlying assumptions for the special committee's response. The discussion focused in large part on the valuation methodologies used to value TROY and its operating segments as well as the forecasts provided by TROY. At the conclusion of this meeting, Mr. Dirk advised the special committee that he was willing to increase his offer price to $2.70 per share. Mr. Dirk reiterated his belief that this price represented a significant premium over what he considered to be a fair value for the common stock, but that he was willing to offer this price in order to complete a transaction. Mr. Dirk indicated, however, that this price represented his final and best offer.

        During the next several weeks, Houlihan Lokey continued to refine its valuation analysis based upon additional and updated information that it had received in the course of its due diligence of TROY. At a meeting of the special committee on January 19, 2003, representatives of Houlihan Lokey presented a further updated analysis, which reflected updated financial results and balance sheet information supplied by TROY in early January. The January 19, 2003 preliminary updated valuation analysis concluded an estimated valuation range of $2.40 to $2.83 per share of TROY common stock. The January 4, 2003 preliminary valuation was adjusted downward after Houlihan Lokey had discussions with TROY's Chief Financial Officer and concluded that, based on such discussions, the outlook for the TROY Wireless Division had declined since Houlihan Lokey's initial due diligence and that TROY had used cash each month, resulting in cash balances that were below the levels reflected in previous Houlihan Lokey valuation summaries. At the January 19 meeting, the special committee's legal advisors also summarized for the committee alternative structures for a transaction with Mr. Dirk, potential closing conditions and the scope and coverage of representations and warranties that TROY would be expected to make in a definitive agreement. Following a lengthy discussion among the special committee and its legal and financial advisors, the special committee unanimously determined that it would be prepared to consider Mr. Dirk's offer to purchase the outstanding shares of our common stock not held by the Affiliated Stockholders for $2.70 per share in cash subject to several conditions, including the following:

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  Receipt by the special committee of evidence of the Affiliated Stockholders' ability to obtain financing sufficient to pay the aggregate purchase price.

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  The requirement for approval by holders of a majority of the outstanding shares that are not owned by the Affiliated Stockholders (commonly referred to as a "majority of the minority" condition).

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  A right by the special committee to withdraw its recommendation and terminate any agreement with the Affiliated Stockholders if the special committee received a superior proposal from another party and such proposal was reasonably capable of being consummated.

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  The absence of a termination or "break up" fee to Mergerco in the event that the agreement was terminated or in the event that the transaction was not otherwise consummated.

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  Receipt by the special committee of a written fairness opinion from Houlihan Lokey.

        On or about January 21, 2003, the special committee communicated its decision to Mr. Dirk.

        On January 22, 2003, Mr. Dirk's counsel delivered to the special committee a draft form of merger agreement providing for the acquisition of all of our common stock not held by Mergerco and the Affiliated Stockholders. During the period from January 22 through March 20, 2003, counsel for the special committee negotiated the material terms of the merger agreement with counsel for Mr. Dirk. During this time, the special committee and its legal counsel had frequent discussions regarding the status of these negotiations and discussions and the structure of the transaction.

        On or about January 29, 2003, members of the special committee received and reviewed a copy of a commitment letter from Comerica Bank-California with respect to its commitment to provide financing that would be sufficient to pay the aggregate purchase price in the merger.

        At a meeting held on March 4, 2003, the special committee met with its financial and legal advisors to consider the proposed merger agreement. Houlihan Lokey also provided the special committee with an updated financial analysis of the proposed transaction, which concluded an estimated valuation range of $2.22 to $2.68. The March 4, 2003 valuation conclusion was adjusted downward from the January 19, 2003 preliminary updated valuation because Houlihan Lokey had since been provided with TROY's actual historical results for the twelve month period ended November 30, 2002. TROY did not achieve its forecasts for the fiscal year 2002. Revenue, earnings before interest, taxes, depreciation & amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income and cash flow were lower than the forecast. Houlihan Lokey confirmed that, if requested by the special committee and subject to customary assumptions, qualifications and limitations, Houlihan Lokey expected that it would be able to render an opinion that Mr. Dirk's offer of $2.70 per share in cash was fair, from a financial point of view, to the holders of TROY's common stock (other than Mergerco and the Affiliated Stockholders). The special committee also discussed with Houlihan Lokey and O'Melveny & Myers the financing commitment letter delivered by Mr. Dirk and discussed with O'Melveny & Myers the status of the stockholder litigation. To allow the members of the special committee additional time to review and consider the merger agreement, the special committee adjourned the meeting without taking any action with respect to the proposed merger agreement.

        On March 19, 2003, we completed our determination of the final amount of the inventory adjustment and the periods in which that adjustment should be recorded. As a result, we were able to complete the filing of our Form 10-K for the year ended November 30, 2002 and our Form 10-Q for the quarter ended August 31, 2002. We also filed amended Form 10-Qs to restate the results of our quarters ended February 28, 2002 and May 31, 2002.

        On March 20, 2003, the special committee met again with its financial and legal advisors to consider a proposed final form of merger agreement. Houlihan Lokey then confirmed its valuation of TROY and rendered its verbal opinion, subsequently confirmed in a written opinion dated March 20, 2003 to the special committee, that, as of the date of such opinion, and based upon and subject to the assumptions made, matters considered, limitations on, and qualifications made by Houlihan Lokey in its review, the merger consideration of $2.70 per share to be received by the holders of TROY's common stock (other than Mergerco and the Affiliated Stockholders) pursuant to the terms and subject to the conditions set forth in the March 20, 2003 merger agreement was fair to such holders from a financial point of view. Following discussion among the members of the special committee, the special committee unanimously (i) determined that approval and adoption of such merger agreement was advisable and in the best interests of TROY and its stockholders (other than Mergerco and the Affiliated Stockholders), (ii) determined that such merger agreement and merger were substantively and procedurally fair to, and in the best interests of, the stockholders of TROY (other than Mergerco and the Affiliated Stockholders), (iii) recommended to the board of directors that such merger agreement and the merger be approved by the board of directors, and (iv) recommended that the stockholders of TROY vote to approve and adopt such merger agreement and the merger.

        Our board of directors met after the meeting of the special committee on March 20, 2003. At the board of directors meeting, the special committee recommended that the board of directors authorize and approve the March 20, 2003 merger agreement and the merger. Following discussion with the special committee members, their financial and legal advisors and our legal advisors, the board of directors accepted the special committee's recommendations and, on the basis thereof, unanimously (i) determined that such March 20, 2003 merger agreement and the merger were advisable and were fair to, and in the best interests of, the stockholders of TROY (other than Mergerco and the Affiliated Stockholders), (ii) approved such merger agreement and the merger, and (iii) recommended that the stockholders of TROY vote to approve such merger agreement and the merger. Following approval by our board of directors, the parties signed the merger agreement.

        On March 21, 2003, we issued a press release announcing the signing of the original merger agreement on March 20, 2003.

        On April 21, 2003, TROY filed a preliminary proxy statement in connection with the special meeting of stockholders to be held to approve the merger agreement and related merger.

        On April 28, 2003, at a status conference before the court, the parties to the Stockholder Lawsuit reported that they thought that they were close to resolving the action on mutually acceptable terms. These negotiations continued throughout May 2003.

        On April 30, 2003, the special committee received an unsolicited written proposal from Westar Capital LLC ("Westar") regarding a proposed acquisition of all of the outstanding shares of TROY common stock for a cash price of $3.50 per share. In the proposal, Westar indicated that it had received proposals from two senior and subordinated lenders for $27 million to finance the acquisition and to provide working capital subsequent to a closing of the proposed transaction.

        On May 1, 2003, the special committee met with its legal counsel to review and discuss the proposal from Westar. At the conclusion of this meeting, the special committee determined to continue its discussion and evaluation of the Westar proposal with Houlihan Lokey, the special committee's financial advisor. The special committee also notified Mr. Dirk and his counsel of the receipt of the Westar proposal.

        On May 2 and May 3, 2003, Mr. Keider discussed the Westar proposal with Mr. Dirk. During these conversations, Mr. Dirk indicated to Mr. Keider that he and his family were not interested in selling their shares of TROY's common stock to Westar or any other buyer for $3.50 per share and that the Affiliated Stockholders were unwilling to increase their offer above $2.70 per share.

        On May 4, 2003, the special committee met with its legal and financial advisors to continue to review, discuss and evaluate the proposal from Westar. The special committee noted that the Westar proposal was for the purchase of all of our outstanding shares, but that Mr. Dirk had indicated that he and the Affiliated Stockholders were not interested in selling their shares. Nevertheless, after receiving advice from its legal counsel and financial advisor, the special committee determined that the proposal received from Westar was a "superior proposal," as defined in the merger agreement, and that the failure to furnish information to, or enter into discussions or negotiations with, Westar would be a breach of the special committee's fiduciary duties to TROY's stockholders. On May 5, 2003, the special committee delivered a written notice of its determination to Mergerco in accordance with Section 6.3(d)(A) of the merger agreement. Mergerco responded in writing to the special committee's notice on the same day, indicating that neither Mr. Dirk nor any of the Affiliated Stockholders was interested in selling their majority stake in TROY to Westar or to any other buyer, and reserving its right to object to the special committee's determination of the Westar proposal as a "superior proposal" under the merger agreement. Nevertheless, Mergerco agreed to waive the notice period under the merger agreement and indicated that it would not object if the special committee entered into discussions with, or provided information to, Westar for the purpose of clarifying the terms and basis of the Westar proposal, determining whether Westar was interested only in purchasing all of the equity of TROY, and determining the impact of the Westar proposal on the special committee's recommendation that the board of directors and the stockholders of TROY approve the merger agreement and the related merger with Mergerco.

        On May 6, 2003, representatives of O'Melveny & Myers and Houlihan Lokey spoke by telephone with Westar's legal counsel concerning the background and basis of the Westar proposal, including the proposed sources of Westar's financing. During this conversation, Westar's legal counsel indicated that Westar was not interested in purchasing only a minority interest in TROY. The special committee's legal counsel and financial advisor also reaffirmed to Westar's legal counsel that Mr. Dirk had communicated to the special committee on several occasions that he and the Affiliated Stockholders were not interested in selling their majority interest in TROY.

        On May 7, 2003, Mr. Keider, chairman of the special committee, passed away.

        Effective May 8, 2003, our board of directors executed an action by unanimous written consent to confirm the composition, powers and authority of the special committee following the death of Mr. Keider.

        Also on May 8, 2003, members of the special committee met by telephone conference with representatives of O'Melveny & Myers and Houlihan Lokey to continue the special committee's review and consideration of the Westar proposal. Following this discussion, the special committee instructed its advisors to schedule separate meetings between the special committee and each of Mr. Dirk and his representatives and Westar and its representatives.

        On May 9, 2003, we issued a press release to announce the special committee's receipt and consideration of the proposal from Westar. We also announced that the special committee had been advised that Westar was only interested in purchasing all of our outstanding common stock and that the Affiliated Stockholders were not interested in selling their majority interest in TROY.

        On May 12, 2003, Westar issued a press release to announce its proposal to acquire all of the outstanding shares of TROY's common stock at a cash price of $3.50 per share. In the press release, Westar indicated that it had been informed by advisors to the special committee that Mr. Dirk was not willing to sell any shares of TROY common stock that he controls.

        On May 15, 2003, we issued a press release to announce the relisting of our common stock on The Nasdaq National Market, subject to certain specified conditions.

        On May 16, 2003, the special committee and its legal and financial advisors met with Westar and its legal representatives to discuss the background and basis of the Westar proposal. During this meeting, Westar indicated that it was interested only in acquiring a controlling interest in TROY, and was not interested in acquiring only the minority interest held by TROY's unaffiliated stockholders. Westar also indicated that it had not engaged in discussions with Mr. Dirk regarding a possible purchase by Westar of shares held by the Affiliated Stockholders. Immediately following this meeting on May 16, 2003, the special committee and its legal and financial advisors met with Mr. Dirk and his legal representatives. During this meeting, Mr. Dirk reaffirmed to the special committee that he and the Affiliated Stockholders were not interested in selling their interest in TROY to Westar or to any other buyer. Mr. Dirk also communicated to the special committee that Mergerco was not willing to increase its offer to acquire the remaining TROY shares held by TROY's unaffiliated stockholders above $2.70 per share. Finally, Mr. Dirk indicated to the special committee that Mergerco would consider withdrawing its offer in the event the special committee modified or withdrew its recommendation that the board of directors and the stockholders of TROY approve the merger agreement and the related merger with Mergerco.

        Immediately following the meeting with Mr. Dirk and his legal representatives, the special committee met with its legal and financial advisors to review and discuss the results of the meetings with each of Westar and Mr. Dirk. At this meeting, the special committee requested that Houlihan Lokey update its financial analysis to assist the special committee in determining whether to continue to recommend to TROY's stockholders a merger with Mergerco pursuant to the terms of the merger agreement.

        On May 20, 2003, legal counsel to the special committee spoke separately with Mr. Dirk's legal counsel and Westar's legal counsel to inform each of them of the special committee's determination to continue discussions with Westar concerning its proposal, and the special committee's intent to reconsider its recommendation of the merger with Mergerco.

        Also on May 20, 2003, Westar requested from the special committee various business and financial information concerning TROY.

        Negotiations between the parties to the Stockholder Lawsuit continued throughout May 2003 and they were ongoing at the time that TROY learned of the proposed buyout offer by Westar.

        On May 22, 2003, legal counsel to Mergerco advised legal counsel to the special committee that the Dirk family would be willing to consider a possible increase in its offer price per share to acquire the outstanding shares of TROY's common stock not held by the Affiliated Stockholders, subject to certain conditions, including Mergerco's ability to reach a tentative settlement with the plaintiffs in the stockholder litigation.

        On May 23, 2003, legal counsel to the special committee delivered a form of confidentiality agreement to legal counsel to Westar.

        On May 27, 2003, the special committee met with representatives of O'Melveny & Myers. At this meeting, representatives of O'Melveny & Myers updated members of the special committee regarding the separate communications that had taken place on May 20 and May 22, 2003 between O'Melveny & Myers and legal counsel to Mergerco and legal counsel to Westar.

        On May 29, 2003, the special committee received an executed confidentiality agreement from Westar and Robert S. Messina, a former officer of TROY, pursuant to which each of Westar and Mr. Messina, among other things, agreed to maintain the confidentiality of information furnished by or on behalf of TROY in connection with Westar's evaluation of its proposed acquisition of TROY. Pursuant to the confidentiality agreement, each of Westar and Mr. Messina also agreed for one year not to acquire beneficial ownership of any of our securities or otherwise seek to influence or control our management or policies.

        On June 2, 2003, legal counsel to Mergerco informed legal counsel to the special committee that Mr. Dirk was proposing to increase his offer price to $2.76 per share subject to the current conditions of the merger agreement and a settlement of the stockholder litigation.

        On June 3, 2003, Mr. Zaepfel, a member of the special committee, met with Mr. Dirk to discuss the proposal from Westar and Mr. Dirk's revised offer. During this meeting, Mr. Dirk confirmed again that he and his family were not willing to sell their majority interest in TROY to Westar or any other buyer.

        Also on June 3, 2003, the Orange County Register published an article regarding a group of TROY stockholders purporting to hold approximately 750,000 of our shares. The article reported that this group of stockholders opposed the sale of TROY to Mr. Dirk and his family for a price less than the $3.50 per share offered by Westar. We filed a copy of this article with the Securities and Exchange Commission as soliciting material.

        On June 4, 2003, the special committee received an executed confidentiality agreement from Del L. Conrad, a former officer of TROY. Like Westar and Mr. Messina, Mr. Conrad agreed to maintain the confidentiality of information furnished in connection with Westar's evaluation of its proposed acquisition of TROY and agreed for one year not to acquire beneficial ownership of any of TROY's securities or otherwise seek to influence or control TROY's management or policies.

        On June 5, 2003, we entered into an amendment to our original engagement with Houlihan Lokey to provide for Houlihan Lokey's updated financial analysis of TROY.

        On June 6, 2003, legal counsel to Westar informed legal counsel to the special committee that, while Westar continued to be interested in acquiring a controlling interest in TROY, Westar would also be willing to consider a possible transaction to purchase only TROY's Security Printer Solutions business. Following this conversation, legal counsel to the special committee notified legal counsel to Mergerco of Westar's expressed interest in this transaction. Legal counsel to Mergerco subsequently notified legal counsel to the special committee that Mr. Dirk and his family would not be interested in pursuing such a transaction. On June 12, 2003, legal counsel to the special committee notified legal counsel to Westar of Mr. Dirk's determination.

        On June 9, 2003, counsel for Westar contacted counsel for the special committee to reaffirm Westar's desire to commence due diligence as soon as possible.

        On June 12, 2003, counsel for the special committee spoke to a representative of Westar to review and discuss the due diligence information request that Westar had previously submitted to the special committee, and to coordinate the delivery of information in response to such request. Following this conversation, on June 12 and June 13, 2003, the special committee furnished to Westar various business and financial information relating to TROY. This information included copies of filings made with the SEC and other publicly available information, a summary of employee headcounts by location, various marketing materials, and forecasts and projections prepared by TROY's management with respect to TROY and its individual business segments.

        At a meeting held on June 16, 2003, the special committee met with its financial and legal advisors to review and discuss Mergerco's offer to increase the per share cash consideration in the merger from $2.70 to $2.76. Houlihan Lokey provided the special committee with an updated financial analysis of the proposed transaction, which concluded an estimated valuation range of $2.51 to $2.92, adjusted upward from the March 4, 2003 valuation. In determining the updated valuation conclusion, Houlihan Lokey held due diligence meetings with TROY management to discuss, among other items, the actual and projected performance of TROY Systems and TROY Wireless. In arriving at its conclusion, Houlihan Lokey took into consideration changes in the business of TROY, the industry, and the comparables since March 20, 2003. In addition, TROY's non-operating assets and liabilities were updated based on financial information as of April 30, 2003, which financial information was identified by TROY management as being the most current financial information available. Houlihan Lokey confirmed that, if requested by the special committee and subject to customary assumptions, qualifications and limitations, Houlihan Lokey would be able to render an opinion that Mergerco's increased offer of $2.76 per share in cash was fair, from a financial point of view, to the holders of TROY common stock (other than Mergerco and the Affiliated Stockholders). At this meeting, the special committee also discussed with Houlihan Lokey and O'Melveny & Myers Mergerco's proposed financing and the status of the stockholder litigation. In addition, the special committee continued, in consultation with its legal and financial advisors, a review and consideration of the Westar proposal, and reviewed and discussed with its legal and financial advisors Westar's due diligence requests, including the financial and business information already provided to Westar. To allow the members of the special committee additional time to review and consider Houlihan Lokey's updated financial analysis, the special committee adjourned the meeting without taking any action with respect to Mergerco's increased offer of $2.76 per share or Westar's proposal.

        On June 17, 2003, the special committee furnished to Westar information regarding the percentage of total revenues attributed to TROY's top ten customers and product lines (determined on the basis of total revenues during 2002), and the percentage of total cost of goods sold attributed to TROY's top ten suppliers (determined on the basis of total cost of goods sold during 2002). The information did not identify the customers, suppliers or product lines by name.

        On June 18, 2003, a representative of Westar contacted the special committee to express Westar's dissatisfaction with the due diligence information it had been provided to date. Also on June 18, legal counsel to Westar contacted legal counsel to the special committee to separately communicate Westar's dissatisfaction.

        On June 18, 2003, the special committee met by telephone with representatives of O'Melveny & Myers and Houlihan Lokey to continue its review and consideration of Houlihan Lokey's updated financial analysis and to further discuss Westar's due diligence requests. At this meeting, Houlihan Lokey confirmed its valuation of TROY and rendered its verbal opinion, subsequently confirmed in writing, that, as of the date of such opinion, and based upon and subject to the assumptions made, matters considered, limitations on, and qualifications made by Houlihan Lokey in its review, the per share merger consideration of $2.76 to be received by the stockholders of TROY (other than Mergerco and the Affiliated Stockholders) is fair to such holders from a financial point of view. Following discussion among the members of the special committee and their representatives, the special committee unanimously determined that it would be willing to recommend to the board of directors that TROY enter into an amendment to the merger agreement to provide for an increase in the per share cash merger consideration to be paid to holders of TROY's common stock (other than Mergerco and the Affiliated Stockholders) from $2.70 to $2.76. The special committee also determined that Westar be provided with access to TROY's senior management and be provided with such other additional business and financial information concerning TROY as the special committee deems appropriate and advisable.

        On June 20, 2003, the special committee advised Mr. Dirk of its determination, and discussed with Mr. Dirk the special committee's decision to provide Westar with access to designated members of TROY's management through scheduled diligence sessions and such other additional business and financial information as the special committee deemed appropriate and advisable. Also on June 20, 2003, counsel for the special committee contacted counsel for Westar to coordinate a process for scheduling diligence sessions with members of TROY's management and for delivering to Westar additional business and financial information regarding TROY. Counsel for the special committee also advised counsel for Westar that, in the special committee's view, it would be inappropriate and, given Westar's other resources and experience in acquiring businesses, unnecessary for Robert S. Messina and Del L. Conrad, two former officers who had resigned from TROY, to participate directly in such management sessions, but that the special committee did not object to Messrs. Messina and Conrad being available to consult with Westar, or having access to information made available to Westar, in connection with such management sessions, or otherwise having access to the financial and business information furnished to Westar by the special committee.

        On or about June 20, 2003, a representative of Westar contacted Mr. Zaepfel to express his dissatisfaction with the special committee's decision not to permit Messrs. Messina and Conrad to participate directly in the management sessions. On June 23, 2003, counsel for Westar contacted counsel for the special committee to reiterate Westar's dissatisfaction.

        On June 23, 2003, counsel for Mergerco delivered to counsel for the special committee a draft of an amendment to the merger agreement to provide for an increase in the per share merger consideration to be paid to holders of TROY's common stock (other than Mergerco and the Affiliated Stockholders) from $2.70 to $2.76 and to extend to September 30, 2003 the date after which either TROY or Mergerco may terminate the merger agreement if it is not yet consummated.

        Also on June 23, 2003, counsel for the special committee delivered a letter to counsel for Westar to confirm the arrangements for Westar to conduct its due diligence investigation of TROY through access both to TROY's management in scheduled diligence sessions and to additional business and financial records relating to TROY. In this letter, counsel for the special committee again advised counsel for Westar of the special committee's position with respect to the participation by Messrs. Messina and Conrad in the diligence process.

        On June 24, 2003, the special committee met by telephone with representatives of O'Melveny & Myers and Houlihan Lokey. At this meeting, the special committee unanimously (i) determined that approval and adoption of the merger agreement, as amended, is advisable and in the best interests of TROY and its stockholders (other than Mergerco and the Affiliated Stockholders), (ii) determined that the merger agreement, as amended, and the merger are substantively and procedurally fair to, and in the best interests of, the stockholders of TROY (other than Mergerco and the Affiliated Stockholders), (iii) recommended to the board of directors that the merger agreement, as amended, and the merger be approved by the board of directors, and (iv) recommended that the stockholders of TROY vote to approve and adopt the merger agreement, as amended, and the merger.

        Our board of directors met after the meeting of the special committee on June 24, 2003. At the board of directors meeting, the special committee recommended that the board of directors authorize and approve the merger agreement, as amended, and the merger. In addition, our board of directors was informed that TROY and the Plaintiff in the stockholder lawsuit had reached a tentative agreement to settle the lawsuit on the terms set forth in the form of a Memorandum of Understanding ("MOU"). Following discussion with the special committee members, their financial and legal advisors and our legal advisors, the board of directors accepted the special committee's recommendations and, on the basis thereof, unanimously (i) determined that the merger agreement, as amended, and the merger are advisable and are fair to, and in the best interests of, the stockholders of TROY (other than Mergerco and the Affiliated Stockholders), (ii) approved the merger agreement, as amended, and the merger, and (iii) recommended that the stockholders of TROY vote to approve the merger agreement, as amended, and the merger. Our board of directors also approved the terms of the MOU. Following approval by our board of directors, the parties signed the amendment to the merger agreement and the MOU.

        On June 24, 2003, Mr. Zaepfel received an e-mail communication from a representative of Westar in which Westar also expressed its dissatisfaction with what Westar described as the conditions imposed by the special committee on Westar's access to TROY. In this communication, Westar also expressed an interest in pursuing an alternative transaction in which Westar would acquire only TROY's Security Printing Solutions business for approximately the same aggregate consideration that Westar offered to acquire all of TROY's outstanding common stock. As proposed by Westar, the transaction would be structured such that Westar would acquire all of TROY's outstanding shares for $3.50 per share and would immediately sell to Mergerco TROY's Wireless and Connectivity Solutions business for nominal consideration.

        Also on June 24, 2003, Mr. Zaepfel received a letter from a representative of Westar in which Westar again reiterated its dissatisfaction with the special committee's response to Westar's requests for due diligence information. Westar also objected to the special committee's determination not to allow Messrs. Messina and Conrad to participate directly in the diligence sessions with TROY management and requested that Messrs. Messina and Conrad be included in all management sessions.

        On June 25, 2003, counsel for the special committee communicated to counsel for Mergerco that Westar had expressed an interest in pursuing an alternative transaction in which Westar would acquire all of TROY's outstanding shares for $3.50 per share and would immediately sell to Mergerco TROY's Wireless and Connectivity Solutions business for nominal consideration. After discussing Westar's alternative proposal with Mergerco and Mr. Dirk, counsel for Mergerco and Mr. Dirk notified counsel for the special committee that Mr. Dirk and his family would not be interested in selling their majority interest in either TROY or the Security Printing Solutions business.

        Negotiations in the Stockholder Lawsuit intensified in June 2003, and concluded on June 25, 2003, when the parties executed a Memorandum of Understanding (the "MOU") settling the Stockholder Lawsuit subject to final documentation, court approval, and other customary conditions.

        Also on June 25, 2003, we issued a press release announcing the signing of an amendment to the merger agreement and the MOU.

        Also on June 25, 2003, Mr. Zaepfel responded on behalf of the special committee to Westar's letter of June 24. Mr. Zaepfel noted in his letter that Westar had communicated and verified to the special committee on several occasions that Westar is interested in purchasing only a controlling interest in TROY or in its Security Printing Solutions business, and that it is not interested in bidding for or purchasing only the minority interest held by persons other than the Affiliated Stockholders. Mr. Zaepfel also noted that Mr. Dirk and his family had informed the special committee on multiple occasions that they are not interested in selling any portion of their majority interest in TROY or pursuing a separate transaction for the sale of the Security Printing Solutions business. Mr. Zaepfel informed Westar that the special committee had thus concluded that, under these circumstances, neither of Westar's alternative proposals is reasonably capable of being consummated in its current form. Mr. Zaepfel further informed Westar that the special committee nevertheless was willing to provide Westar with reasonable access to TROY's management and to its business and financial records in accordance with the arrangements outlined in the June 23, 2003 letter to Westar's legal counsel for the purpose of enabling Westar to consider either (i) increasing its offer to purchase all of the outstanding equity or a controlling interest in TROY, or (ii) pursuing a transaction in which Westar would purchase a minority interest from TROY's stockholders (other than Mergerco or the Affiliated Stockholders) for a price that is higher than that offered by Mergerco.

        On June 30, 2003, Westar issued a press release announcing that it would increase its offer to purchase all of our outstanding shares of common stock from $3.50 to $4.00 per share. In the press release, Westar also publicly expressed its dissatisfaction with the process for Westar to conduct its due diligence investigation of TROY.

        On July 1, 2003, Mr. Dirk notified the special committee that he had reviewed the press release from Westar and that he and his family were not interested in selling their controlling interest in TROY for $4.00 per share.

        On July 2, 2003, the special committee met with its legal and financial advisors to discuss Westar's revised proposal. In considering Westar's revised proposal, members of the special committee noted that the proposal was for the purchase of all of the outstanding equity of TROY, but that Mr. Dirk had confirmed to the special committee that the Affiliated Stockholders were not interested in selling their majority interest in TROY at a price of $4.00 per share. The special committee determined that, in view of these circumstances, Westar's revised proposal was not reasonably capable of being consummated. Houlihan Lokey confirmed to the special committee that, under the foregoing circumstances, Westar's revised proposal did not affect the conclusions stated in Houlihan Lokey's June 18 fairness opinion to the special committee.

        On July 3, 2003, we issued a press release announcing the special committee's determination that Westar's revised proposal was not reasonably capable of being consummated, and confirming the arrangements that the special committee had offered for Westar to proceed with its due diligence investigation of TROY. On the same date, we also filed as soliciting material with the SEC communications between the special committee and Westar regarding such arrangements. Also on July 3, 2003, the special committee notified Westar of its determination with respect to Westar's revised proposal, but confirmed the special committee's willingness to allow Westar to proceed with its due diligence investigation on the basis described in the previous correspondence.

        On August 8, 2003, counsel for Mergerco delivered to counsel for the special committee a draft of a second amendment to the merger agreement to add to the list of stockholders on Exhibit A thereto additional stockholders who will be treated as Affiliated Stockholders in the merger.

        On August 8, 2003, the special committee executed an action by unanimous written consent pursuant to which it (i) determined that approval and adoption of the merger agreement, as amended, is advisable and in the best interests of TROY and its stockholders (other than Mergerco and the Affiliated Stockholders), (ii) determined that the merger agreement, as amended, and the merger are substantively and procedurally fair to, and in the best interest of, the stockholders of TROY (other than Mergerco and the Affiliated Stockholders), (iii) recommended to the board of directors that the merger agreement, as amended, and the merger be approved by the board of directors, and (iv) recommended that the stockholders of TROY vote to approve and adopt the merger agreement, as amended.

        Also on August 8, 2003, our board of directors executed an action by unanimous written consent pursuant to which it (i) determined that the merger agreement, as amended, and the merger are advisable and are fair to, and in the best interests of, the stockholders of TROY (other than Mergerco and the Affiliated Stockholders), (ii) approved the merger agreement, as amended, and the merger, and (iii) recommended that the stockholders of TROY vote to approve the merger agreement, as amended, and the merger.

Our Purpose and Reasons for the Merger

        Our common stock became publicly traded after its July 1999 initial public offering at a price of $7 per share. Beginning in November 1999 and for several months thereafter, our common stock traded at or above $14 per share. By February 2000, the market price of our common stock had peaked at a closing day high of $38 per share. Throughout this short period, trading volumes were moderate to heavy, and even through December 2000 daily trading volumes were not infrequently between 50,000 to 80,000 shares. By December 2000, however, the stock had dropped to between $4 and $5 per share. The per share price continued to drop throughout 2001 and 2002 and by March 2003 reached a per share price of $1.45 with only nominal trading volumes. During this period of declining stock prices and volumes, we experienced operating losses and declining revenues. Because of the short-term focus of the public markets, we believe that our stock price and volumes could continue to decline as we attempt to return to profitability. We are also becoming increasingly concerned regarding the negative perceptions about our products and services based upon the performance of our stock price, which could directly impact our efforts to return to profitability. This concern is based on the perception by customers and vendors, particularly in the current market environment, that public companies with low stock prices and Nasdaq listing problems may not be viable or credible as either suppliers or customers.

        Of the approximately 10.7 million shares of our common stock outstanding, stockholders other than the Affiliated Stockholders hold only approximately 3.7 million shares, or 35%. Because of the relatively low number of outstanding shares and the fact that the Affiliated Stockholders have not heavily traded their shares, the trading volume of shares of our common stock has been, and continues to be, limited. During the 12 months prior to the announcement of the merger agreement and the merger, the average daily trading volume of our common stock has been less than 5,000 shares per day. Because the stock is so thinly traded, many stockholders lack sufficient liquidity to sell their shares without a significant impact on the market price of our common stock.

        We believe the public marketplace has had less interest in public companies with a small market capitalization and a limited amount of stock available for trading. We believe that this is particularly true as to specialty office products and software companies with relatively modest growth rates. Our board of directors believes it is highly speculative whether our common stock would ever achieve significant market value because of our size, the lack of liquidity and the uncertainty regarding our ability to generate significant profitable growth in the near future. The realization that our common stock may never achieve significant market value as a public company is one of the reasons that ultimately caused our board of directors to conclude that we no longer are benefiting from being a public company and that it would be in the best interests of TROY and its stockholders for us to be privately held.

        The merger agreement and the merger presented us with the opportunity to return to the status of a private company while affording our stockholders, other than Mergerco and the Affiliated Stockholders, the opportunity to liquidate their common stock at a price that represents, without incurring any brokerage commissions:

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  a premium of 64% over the closing price on November 4, 2002, the date prior to public announcement by The Amara Group Inc. of their offer to purchase TROY

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  a premium of 89% over the closing price on March 20, 2003, the date prior to public announcement of the merger agreement

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  and a premium of 82%, 71% and 59% over the average of, respectively, the 30, 60 and 90 trading day closing prices prior to public announcement of the merger agreement.

        In addition, being a private company would eliminate any negative perception about our products and services based upon the performance of our stock price, relieve us of certain expenses incident with being a public company, eliminate various obligations applicable to a public company, increase management's flexibility to consider and initiate actions geared to long-term growth as opposed to short-term earnings per share, and allow us to elect S corporation status and avoid federal income tax at the corporate level.

        We believe that providing liquidity today to the maximum number of stockholders is in the best interest of TROY and its stockholders and is preferable to attempting to achieve a future share price in excess of $2.76 per share as a publicly traded company for the reasons described above and under "SPECIAL FACTORS—Reasons for the Special Committee's Determination; Fairness of the Merger," "SPECIAL FACTORS—Reasons for the Board of Directors' Determination; Fairness of the Merger" and "SPECIAL FACTORS—Advantages and Disadvantages of the Merger." Our board of directors has determined that the merger is the most expeditious and economical way of providing this liquidity at a fair price and at a price that is significantly higher than that which could be achieved in the open market.

Reasons for the Special Committee's Determination; Fairness of the Merger

        The special committee, which is composed solely of directors who are neither employees of TROY nor affiliates of Mergerco or the Affiliated Stockholders, has unanimously determined that approval and adoption of the merger agreement and the merger is advisable and in the best interests of TROY and our stockholders (other than Mergerco and the Affiliated Stockholders) and that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, our stockholders (other than Mergerco and the Affiliated Stockholders), and recommended that our full board of directors approve and adopt the merger agreement and the merger and that our stockholders approve and adopt the merger agreement and the merger. The following are the material positive factors the special committee considered in reaching its conclusion:

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  The efforts of the special committee, assisted by Houlihan Lokey, commencing in September 2002 and continuing over the subsequent nine months, to evaluate strategic and financial alternatives available to us, including proposals received from the Affiliated Stockholders, Amara and Westar.

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  That the special committee, through its financial advisors, contacted an additional four parties to determine whether there was any interest in pursuing an equity investment in us, and that each of such parties expressed no such interest.

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  That, in the special committee's view, the proposal received from Amara to acquire our outstanding shares of common stock was not reasonably likely to be consummated. The special committee's view was based on the fact that Amara had indicated an interest only in acquiring all of our outstanding shares of common stock (or in partnering with Mr. Dirk to do so), and that Mr. Dirk and his family had stated publicly and to the special committee on several occasions that they were not interested in selling their majority ownership in TROY or in partnering with a third party investor. In addition, in the special committee's view, the additional information supplied to the special committee by Amara in response to the special committee's requests was not sufficient to confirm Amara's ability to finance and complete its proposed transaction.

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  That, in the special committee's view, the proposals received from Westar to acquire our outstanding common stock are not reasonably likely to be consummated. The special committee's view is based on the fact that Westar expressed an interest only in acquiring a controlling interest in TROY, and Mr. Dirk and his family had stated publicly and to the special committee on several occasions that he and his family were not interested in selling their majority ownership in TROY. In addition, in the special committee's view, Westar's expression of interest in pursuing an acquisition of our Security Printer Solutions business was not likely to be consummated because Mr. Dirk had stated to the special committee that he and his family, as the controlling stockholders of TROY, were unwilling to consider any such transaction.

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  The fact that the merger agreement with Mergerco allows the special committee a reasonable opportunity to respond to certain third party alternative acquisition proposals, does not include a termination fee (other than an obligation to reimburse Mergerco's transaction expenses under certain circumstances) and requires the holders of a majority of shares of our common stock (other than those held by Mergerco, the stockholders and officers of TROY and Mergerco, and the Affiliated Stockholders) to approve the merger, and that, subsequent to entering into the merger agreement, the special committee has not received any proposal to acquire our outstanding shares of common stock or otherwise engage in a transaction with us, other than the proposals from Westar.

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  That the consideration of $2.76 per share to be received by our stockholders (other than Mergerco and the Affiliated Stockholders) in the merger would consist entirely of cash, which provides greater assurance of stockholder value and eliminates any uncertainties in valuing the merger consideration to be received by our stockholders.

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  That the cash price of $2.76 per share to be paid in the merger represents:

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  a premium of 64% over the closing market price of our common stock on November 4, 2002, the date prior to the announcement by Amara of their proposal to purchase TROY and two days prior to our announcement of the Affiliated Stockholders' interest in acquiring the outstanding shares of our common stock not already owned by the Affiliated Stockholders;

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  a premium of 89% over the closing market price of our common stock on March 20, 2003, the date prior to announcement of the merger agreement; and

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  a premium of 82%, 71% and 59% over the average of, respectively, the 30, 60 and 90 trading day closing prices of our common stock prior to public announcement of the merger agreement.

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  The receipt by Mr. Dirk of a commitment letter from Comerica Bank-California with respect to its commitment to provide financing that would be sufficient to pay the aggregate purchase price in the merger, and the belief that the Affiliated Stockholders have the ability to complete the merger in a timely manner.

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  The delivery to the special committee of a written opinion of Houlihan Lokey, dated March 20, 2003, stating that the original cash merger consideration of $2.70 per share of TROY common stock was fair, from a financial point of view, to TROY's stockholders (other than Mergerco and the Affiliated Stockholders), and the delivery to the special committee of a written opinion of Houlihan Lokey, dated June 18, 2003, stating that the per share merger consideration of $2.76 to be received by the stockholders of TROY is fair to such holders from a financial point of view (other than Mergerco and the Affiliated Stockholders), which Houlihan Lokey confirmed did not change with Westar's new proposal of June 30, 2003. Each of these opinions was based upon and subject to the assumptions made, matters considered, limitations on, and qualifications made by Houlihan Lokey in its review. The special committee and the TROY board of directors reviewed the written opinions and analysis of Houlihan Lokey and expressly adopted that analysis, which is summarized below under the caption, "SPECIAL FACTORS—Opinion of Financial Advisor to the Special Committee."

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  The significant challenges facing us in continuing to operate as an independent public company, including the increasing compliance costs associated with being a public company and the possibility that our common stock could again be delisted from the Nasdaq National Market if we do not satisfy the conditions required by the Nasdaq National Market to maintain our listing, including the requirement that we must have two registered market makers quoting our common stock and that we must timely file all periodic reports with the Securities and Exchange Commission and the Nasdaq National Market for all reporting periods before March 31, 2004.

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  Our prospects as an independent, publicly held entity, taking into account our current financial situation contrasted against the expectations of the public markets for short-term and long-term profitability.

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  The limitations we have suffered and, in the special committee's view, would likely continue to suffer as a public company, including low trading volume, limited institutional sponsorship and diminished research attention from analysts, all of which could adversely affect the trading market and market value of our common stock. The merger will provide our unaffiliated stockholders with immediate liquidity for their shares without the usual transaction costs associated with open market sales.

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  The current and prospective business environment in which we operate, including that the market acceptance for the true "wireless" segment of our wireless division has been slower than anticipated and that our existing print server business still requires significant product support despite it being in a declining market, and the benefits, costs and risks inherent in our strategic plan, which contemplates continued losses from our wireless division over the next year and further inventory write-downs as slower market acceptance results in more obsolete inventory.

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  The terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations. The special committee concluded that these terms provide a high degree of certainty that the merger can be completed, particularly in light of the Affiliated Stockholders' limited right to terminate the merger agreement.

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  That the merger agreement, after giving consideration to the requirements and limitations contained therein, allows the special committee a reasonable opportunity to respond to certain third party alternative acquisition proposals, and, if a superior proposal were made, to terminate the merger agreement and accept the superior proposal up until the time of the stockholder vote on the merger, subject to certain limitations, including the reimbursement of expenses to Mergerco.

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  That negotiations with the Affiliated Stockholders resulted in important changes to the terms and conditions of the merger agreement entered into by the parties from that initially proposed by the Affiliated Stockholders, including revisions to the representations, warranties, covenants and closing conditions and the addition of a requirement that approval of the merger agreement and the merger would also require the affirmative vote of the holders of a majority of the shares that are cast at the special meeting either for or against the merger agreement (other than those held by Mergerco, the officers or directors of Mergerco or TROY, or the Affiliated Stockholders). In addition, after entering into the merger agreement and after receipt of the original Westar proposal, the special committee continued to engage in discussions and negotiations with the Affiliated Stockholders to attempt to obtain an increase in the cash price per share that the Affiliated Stockholders were willing to pay in the merger, and that the Affiliated Stockholders agreed to increase the cash price per share to be paid in the merger from $2.70 to $2.76.

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  The ability of stockholders who may not support the merger to obtain "fair value" for their shares if they properly perfect and exercise their appraisal rights under Delaware law. See "SPECIAL FACTORS—Appraisal Rights."

        The special committee also considered the following positive factors, among others, relating to the procedures involved in the negotiation of the merger:

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  Our board of directors established a special committee, comprised solely of directors who are neither employees of ours nor affiliates of the Affiliated Stockholders, to evaluate the Affiliated Stockholders' proposal, determine whether to seek transactions with other parties, negotiate with the Affiliated Stockholders or any other potential acquirer of TROY, consider whether any proposed transaction was in the best interest of our stockholders and, if appropriate, recommend a proposed transaction to our full board of directors.

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  The special committee retained Houlihan Lokey and O'Melveny & Myers, both of whom are unaffiliated with the Affiliated Stockholders, as the special committee's outside financial and legal advisors, and these advisors reported directly to, and took direction from, the special committee.

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  Houlihan Lokey, as financial advisor to the special committee, had explored potential strategic alternatives and contacted and held discussions with four private equity firms who had been active in our industry to ascertain their level of interest in pursuing an investment in us.

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  The special committee and its representatives inquired, on several occasions following receipt of the proposals from each of Amara and Westar, whether the Affiliated Stockholders would be willing to sell any of their ownership interest in TROY for the per share prices offered by each of Amara and Westar or at any other price, and, on each such occasion, the Affiliated Stockholders indicated that they had no such interest. The special committee and its representatives also inquired, on several occasions, of each of Amara and Westar whether such entities would be willing to purchase only a minority ownership interest in TROY, and, on each such occasion, Amara and Westar declined or did not present a revised proposal to the special committee. With respect to Amara, the special committee also requested from Amara information regarding Amara's ability to finance and consummate its proposed transaction, and, in the special committee's view, Amara did not provide any information that was sufficient to confirm such ability.

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  The special committee furnished to Westar various business and financial information regarding TROY, including copies of filings made with the Securities and Exchange Commission and other publicly available information, forecasts and projections relating to TROY's business segments, and information regarding TROY's top customers, suppliers and product lines. The special committee also provided Westar with the opportunity to meet with TROY's senior management through scheduled diligence sessions and to gain access to additional business and financial information. Notwithstanding the information that Westar has received to date and the opportunity for additional access, Westar has not indicated a willingness to consider a transaction for less than a controlling interest in TROY or the Security Printing Solutions business.

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  The special committee instructed Houlihan Lokey to perform a financial analysis of TROY, following which Houlihan Lokey delivered to the special committee a written opinion regarding the fairness, from a financial point of view, of the original per share cash merger consideration of $2.70. Following receipt of the original Westar proposal on April 30, 2003 and a proposal from the Affiliated Stockholders to increase the per share cash merger consideration from $2.70 to $2.76, the special committee instructed Houlihan Lokey to perform an updated financial analysis of TROY, following which Houlihan Lokey delivered to the special committee a written opinion regarding the fairness, from a financial point of view, of the increased per share cash merger consideration of $2.76. Each of these opinions was based upon and subject to the assumptions made, matters considered, limitations on and qualifications made by Houlihan Lokey in its review.

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  The special committee, assisted by its representatives, negotiated the terms of the transaction with the Affiliated Stockholders and their representatives over a period of nine months, and, after entering into the merger agreement on March 20, 2003 and receiving the original Westar proposal on April 30, 2003, the special committee continued to inquire whether the Affiliated Stockholders would be willing to increase the per share cash consideration from the $2.70 per share price to which Mergerco had previously agreed. The $2.76 per share transaction price, which represents a premium of approximately 38% over the $2.00 per share price contained in the Affiliated Stockholders' initial proposal and is $0.06 higher than the $2.70 per share price previously agreed to, and the other terms and conditions of the merger agreement, resulted from extensive bargaining between the special committee and its representatives, on the one hand, and the Affiliated Stockholders and their representatives, on the other hand.

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  TROY's stockholders will have the opportunity to approve or disapprove the merger agreement and the merger, and approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares that are cast at the special meeting either for or against the merger agreement (other than those held by Mergerco, the officers or directors of TROY and Mergerco, and the Affiliated Stockholders).

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  Our stockholders who do not vote to approve and adopt the merger agreement and the merger will have the right to seek an appraisal of their shares in accordance with Delaware law.

        The special committee also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

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  If the merger is not consummated under circumstances further discussed under the heading "THE MERGER AGREEMENT—Fee and Expense Reimbursement Upon Termination," we may be required to reimburse Mergerco for all out-of-pockets fees and expenses, including reasonable legal, accounting and financial advisory fees and expenses.

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  Certain terms and conditions set forth in the merger agreement, as required by the Affiliated Stockholders as a prerequisite to entering into the merger agreement, prohibit the special committee or our board of directors from soliciting third party bids and accepting, approving or recommending third-party bids except in specified circumstances and upon reimbursement to Mergerco of its out-of-pocket fees and expenses, and these terms could have the effect of discouraging a third party from making a bid to acquire us.

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  The cash consideration to be received by a TROY stockholder will generally be taxable to the stockholder in an amount equal to the excess of $2.76 over the stockholder's tax basis in the stockholder's shares of our common stock.

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  Following the merger, we will be a privately held company, and our stockholders, other than the Affiliated Stockholders, will cease to participate in any of our future earnings growth or benefit from any increase in our enterprise value.

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  The fact that Westar's proposal to acquire a controlling ownership interest in TROY for $4.00 per share was higher than the $2.76 per share merger consideration proposed by the Affiliated Stockholders to acquire the remaining minority interest in TROY.

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  The fact that the Affiliated Stockholders hold approximately 67% of our outstanding common stock, which prevented Westar's proposal from being consummated at a price higher than that offered by the Affiliated Stockholders, and may have discouraged other parties from becoming bidders.

        After considering these positive and negative factors as well as the advantages and disadvantages of the merger described under the heading "SPECIAL FACTORS—Advantages and Disadvantages of the Merger," the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors taken together as a whole. The special committee did not consider net book value or liquidation value to be material to their determination as to the fairness of the merger because of their view that these measures would not accurately reflect the value of TROY and would result in a value that was less than the merger consideration.

Reasons for the Board of Directors' Determination; Fairness of the Merger

        Our board of directors consists of four directors, two of whom serve on the special committee. In reporting to our board of directors regarding its determination and recommendation, the special committee, with its legal and financial advisors participating, advised the other members of our board of directors of the process which the special committee underwent in the course of reaching its determination that the terms of the merger agreement and the merger, including the offer price of $2.76 per share, are advisable and in the best interests of TROY and its stockholders (other than Mergerco and the Affiliated Stockholders) and the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, our stockholders other than Mergerco and the Affiliated Stockholders.

        Our board of directors, based upon the determination and recommendation of the special committee, unanimously determined that the terms of the merger agreement and the merger are advisable and in the best interests of TROY and its stockholders (other than Mergerco and the Affiliated Stockholders) and that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, our stockholders other than Mergerco and the Affiliated Stockholders. Our board of directors considered the following factors in reaching this determination and recommending that our stockholders vote FOR approval and adoption of the merger agreement and the merger:

  •
  the recommendation of the special committee;

  •
  the delivery to the special committee of a written opinion of Houlihan Lokey, dated March 20, 2003, stating that the original cash merger consideration of $2.70 per share of TROY common stock was fair, from a financial point of view, to TROY's stockholders (other than Mergerco and the Affiliated Stockholders), and the written opinion of Houlihan Lokey delivered to the special committee and dated June 18, 2003 stating that, as of that date, and based on and subject to the assumptions made, matters considered, limitations on and qualifications made by Houlihan Lokey in its review, including confirmation that the new Westar proposal of June 30, 2003 did not change its findings, the per share merger consideration of $2.76 to be received by the stockholders of TROY (other than Mergerco and the Affiliated Stockholders) is fair to such holders, from a financial point of view. Each of these opinions was based upon and subject to the assumptions made, matters considered, limitations on and qualifications made by Houlihan Lokey in its review. See "SPECIAL FACTORS—Opinion of Financial Advisor to the Special Committee" and a copy of the opinion of Houlihan Lokey attached as Appendix B to this proxy statement;

  •
  the factors referred to above as having been taken into account by the special committee; and

  •
  the procedural factors described below.

        Our board of directors believes that the merger is procedurally fair because, among other things:

  •
  the special committee consisted entirely of independent, non-employee directors appointed by our board of directors to represent solely the interests of our stockholders other than Mergerco and the Affiliated Stockholders;

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  the special committee retained and was advised by its own independent financial advisor to assist it in evaluating the merger agreement and the merger and provide it with financial advice;

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  the special committee retained and was advised by its own independent legal counsel;

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  the special committee engaged in extensive negotiations and deliberations in evaluating the merger agreement and the merger;

  •
  the merger consideration and the other terms and conditions of the merger agreement resulted from active negotiations between the special committee and representatives of Mergerco and the Affiliated Stockholders and resulted in an increase in the price per share offered by the Affiliated Stockholders from $2.00 to $2.76;

  •
  the ability of the special committee to consider any superior proposal and terminate the merger agreement if they determine that the failure to do so would be a breach of their fiduciary duties under applicable law; and

  •
  approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the votes cast for or against the merger agreement and the merger at the special meeting (excluding those held by Mergerco, the directors and officers of TROY and Mergerco and the Affiliated Stockholders).

        In view of the foregoing, our board of directors adopted the special committee's determination that the merger is fair to and in the best interest of our stockholders. In adopting the special committee's determination, our board of directors believes that sufficient procedural safeguards were present to ensure fairness and to permit the special committee to effectively represent the interests of our stockholders, other than Mergerco and the Affiliated Stockholders and that it was not therefore necessary to appoint an unaffiliated representative to act solely on behalf of our stockholders other than Mergerco and the Affiliated Stockholders.

        In view of the variety of factors considered by our board of directors and the complexity of these matters, the board of directors did not find it practicable to, and it did not, quantify or otherwise attempt to assign relative weights to the factors considered in making its determination, nor did it evaluate whether these factors were of equal importance. In considering the factors described above, individual members of the board of directors may have given different weight to the various factors. The board of directors did not consider net book value or liquidation value to be material to their determination as to the fairness of the merger because of their view that these measures would not accurately reflect the value of TROY and would result in a value that was less than the merger consideration.

Opinion of Financial Advisor to the Special Committee

        The special committee retained Houlihan Lokey as its financial advisor in connection with its evaluation of the offer by the Affiliated Stockholders to acquire the shares of our common stock that they did not already own and, if appropriate, to render an opinion as to whether the consideration to be received by our stockholders (other than Mergerco and the Affiliated Stockholders) in connection with any transaction was fair to such holders from a financial point of view. The fairness opinion was prepared to assist the special committee in evaluating the terms of the merger agreement and the merger. The special committee retained Houlihan Lokey following interviews of three locally-based investment banking firms. The special committee chose to retain Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with going private transactions, recapitalizations and similar transactions. The special committee also considered that Houlihan Lokey has a presence in Southern California. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities. Houlihan Lokey has no material prior relationship with us or our affiliates.

        The full text of Houlihan Lokey's opinion, which describes, among other things, the assumptions made, general procedures followed, matters considered, limitations on and qualifications made by Houlihan Lokey in its review, is attached hereto as Appendix B and is incorporated herein by reference. The summary of the Houlihan Lokey opinion in this proxy is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. You are urged to read Houlihan Lokey's opinion in its entirety.

        As compensation to Houlihan Lokey for its services in connection with the merger, we agreed to pay Houlihan Lokey an aggregate fee of up to $370,000 in addition to Houlihan Lokey's expenses. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the merger, any other related transaction, or the conclusions reached in Houlihan Lokey's opinion. We has also agreed to indemnify and hold harmless Houlihan Lokey and any employee, agent, officer, director, attorney, stockholders or any person who controls Houlihan Lokey, against any and all losses in connection with, arising out of, based upon, or in any way related to Houlihan Lokey's engagement by the special committee.

        In arriving at its fairness opinion, among other things, Houlihan Lokey did the following:

  1.
  met with certain members of our senior management to discuss our operations, financial condition, future prospects and projected operations and performance;

  2.
  visited our business offices;

  3.
  reviewed our preliminary proxy statement on Schedule 14A filed with the SEC on April 21, 2003, including the merger agreement;

  4.
  reviewed our SEC filings on Form 10-K for the fiscal year ended November 30, 2002 and quarterly report on Form 10-Q for the quarter ended February 28, 2003 and our internally prepared financial statements for TROY and each of our business segments for the five months ended April 30, 2003, which our management had identified as being the most current financial statements available;

  5.
  reviewed the TROY Group, Inc. Financial Summary, Board of Directors Meeting presentation, dated January 16, 2003;

  6.
  reviewed forecasts and projections prepared by our management and outside consultants with respect to us and our individual business segments for the fiscal years ending 2003 through 2007;

  7.
  reviewed the Preliminary Review of Strategic Alternatives prepared by Prudential Securities, dated May 23, 2002;

  8.
  reviewed the historical market prices and trading volume for our common stock;

  9.
  reviewed the commitment letter from Comerica Bank—California, dated November 26, 2002, and held discussions with a representative of Comerica Bank regarding the financing of a transaction;

  10.
  reviewed the written proposal letter, dated April 30, 2003, from Westar Capital LLC;

  11.
  reviewed certain other publicly available financial data for certain companies that were deemed comparable to us; and

  12.
  conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Analyses

        Houlihan Lokey used several methodologies to assess the fairness of the consideration per share to be received by our stockholders (other than Mergerco and the Affiliated Stockholders) in connection with the merger. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion in connection with the merger. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Appendix B to this proxy and incorporated herein by reference.

        Houlihan Lokey performed each of the following analyses based upon its view that each is appropriate and reflective of generally accepted valuation methodologies given our trading volume relative to total shares outstanding, the accessibility of comparable publicly traded companies, the availability of forecasts from our management, and available information regarding similar transactions in the industries in which we are engaged. Further, because we are engaged in more than one line of business, Houlihan Lokey considered each of our businesses separately and then aggregated the value of each to arrive at its conclusions. Further, no one methodology was considered to be more appropriate than any other methodology, and therefore Houlihan Lokey utilized all of the aforementioned methodologies in arriving at its conclusions.

        Houlihan Lokey performed the following analyses in order to determine our current price per share:

        Public Market Pricing.    Houlihan Lokey reviewed the historical market prices and trading volume for our common stock and reviewed news articles, and press releases relating to us. Houlihan Lokey analyzed the closing price of our common stock as of June 12, 2003, which was $2.69 per share. Houlihan Lokey noted that on March 21, 2003, the Dirk affiliates made a public announcement that they intend to acquire the outstanding shares of the company for $2.70 per share. Accordingly, Houlihan Lokey concluded that the public market was taking into consideration the facts and circumstances in connection with a proposed transaction and valued the company accordingly.

        Multiple of Income and Cash Flow Measures Methodology.    Houlihan Lokey reviewed certain financial information of publicly traded comparable companies engaged in: (a) the digital printing industry in which our Security Printing Solutions business (formerly referred to as our "Systems" business) participates, or (b) the wireless industry in which our Wireless and Connectivity Solutions business (formerly referred to as our "Wireless Division") participates. These publicly traded comparable companies were selected solely by Houlihan Lokey, and Houlihan Lokey deemed the selected companies to be reasonably comparable to either our Security Printing Solutions or Wireless and Connectivity Solutions business. The comparable digital printing companies included: Color Imaging Inc., Delphax Technologies Inc., IFS International Holdings Inc., Printronix Inc., Xerox Corp., and Zebra Technologies Corp. The comparable wireless companies included: Extended Systems Inc., Microtune Inc., Phazar Corp., and Socket Communications Inc. Houlihan Lokey considered the comparable digital printing companies to be only comparable to our Security Printing Solutions business and the comparable wireless companies to be comparable only to our Wireless and Connectivity Solutions business. Houlihan Lokey calculated and considered certain financial ratios of the comparable digital printing companies and wireless companies based on the most recent publicly available information, including the multiples of:

  (i)
  enterprise value ("EV"), the equity value of the comparable company plus all interest-bearing debt) to latest twelve months ("LTM") revenues (for both the comparable digital printing companies and the comparable wireless companies);

  (ii)
  EV to the projected next fiscal year ("NFY") revenues (for the comparable wireless companies only);

  (iii)
  EV to LTM and NFY earnings before interest, taxes, depreciation and amortization ("EBITDA") (for the comparable digital printing companies only);

  (iv)
  EV to LTM and NFY earnings before interest and taxes ("EBIT") (for the comparable digital printing companies only;

  (v)
  equity value to LTM and NFY earnings (for the comparable digital printing companies only); and

  (vi)
  equity value to LTM and NFY cash flow (for the comparable digital printing companies only).

        The analysis showed that the multiples exhibited by the comparable public companies as of approximately June 12, 2003 were as follows:

	EV/Revenue	EV/EBITDA	EV/EBIT	Equity value/ earnings	Equity Value/ Cash Flow
Digital Printing Companies—LTM
Low	0.36	4.8	13.9	15.4	5.8
High	4.05	21.2	18.6	37.3	26.3
Median	0.54	8.9	15.8	26.5	12.5
Mean	1.22	11.8	16.0	26.4	13.5
Digital Printing Companies—NFY
Low	0.50	3.4	7.0	13.1	4.9
High	1.43	13.2	15.8	27.4	24.0
Median	0.96	8.7	14.4	17.2	5.2
Mean	0.96	8.4	12.4	19.2	11.38
EV/Revenue
Wireless Companies—LTM
Low	0.48
High	1.79
Median	1.17
Mean	1.15
Wireless Companies—NFY
Low	0.58
High	1.48
Median	1.0
Mean	1.0

        In addition to the comparable public companies, Houlihan Lokey reviewed the multiples exhibited in certain change of control transactions of selected publicly traded digital printing companies and wireless companies that Houlihan Lokey deemed relevant and comparable to our Security Printing Solutions business and our Wireless and Connectivity Solutions business, respectively. These multiples were based upon data provided by Securities Data Corporation, Mergerstat, and public filings of those companies involved in such change of control transactions.

        Houlihan Lokey identified eight change of control transactions involving publicly traded digital printing companies since May 2001. These transactions exhibited multiples of the price paid (including debt), or EV to LTM revenues which ranged from a low of 0.03 to a high of 1.03, with a median multiple of 0.24 and a mean multiple of 0.34. Theses transaction exhibited little relevant information regarding the EV, as a multiple of any other measure, such as EBITDA, EBIT, earnings or cash flow. Because these multiples of revenue were lower than the multiples of revenue exhibited by the comparable digital printing companies, Houlihan Lokey did not emphasize these multiples in its analysis.

        Houlihan Lokey identified 19 change of control transactions involving publicly traded wireless companies since May 1997. These transactions exhibited multiples of the price paid (including debt), or EV to LTM revenues which ranged from a low of 0.60 to a high of 10.44, with a median multiple of 2.84 and a mean multiple of 3.66. Theses transaction exhibited little relevant information regarding the EV, as a multiple of any other measure, such as EBITDA, EBIT, earnings or cash flow. Houlihan Lokey noted that the multiples exhibited at the low end of the range in the change of control transactions for the wireless companies were consistent with the multiples exhibited by the comparable public wireless companies.

        In order to arrive at the appropriate income, cash flow, revenue, EBITDA, and EBIT against which to apply a multiple, Houlihan Lokey analyzed the LTM financial results of each division and made certain adjustments to reverse the impact of any non-recurring expenses associated with the closing of certain of our operations and related expenses. Further, Houlihan Lokey adjusted for our corporate overhead that was associated with both our Security Printing Solutions business and our Wireless and Connectivity Solutions business. Furthermore, Houlihan Lokey considered our 2003 (or NFY) forecasted revenues and profits associated with both our Security Printing Solutions business and our Wireless and Connectivity Solutions business. Houlihan Lokey noted that our Wireless and Connectivity Solutions business had revenues on both an LTM and NFY basis, but had negative EBITDA, EBIT, earnings, and cash flow for the LTM and NFY periods. Houlihan Lokey determined that our Security Printing Solutions business LTM results, which were higher than management's NFY forecasted results, most accurately represented the income and cash flow generating capabilities of our Security Printing Solutions business. Houlihan Lokey also determined that both LTM and NFY revenues for our Wireless and Connectivity Solutions business should be considered given the lack of profitability of that division.

        Houlihan Lokey derived indications of the value of our Security Printing Solutions business by applying selected revenue, EBITDA, EBIT, earnings, and cash flow multiples to the LTM adjusted operating results of our Security Printing Solutions business. Houlihan Lokey also derived indications of the value of our Wireless and Connectivity Solutions business by applying selected multiples of revenue to the LTM and NFY revenue to the LTM and NFY revenues of our Wireless and Connectivity Solutions business.

        Houlihan Lokey also considered that the multiples exhibited by the comparable companies reflect marketable minority ownership, but not prices for change of control transactions. However, the multiples exhibited by the change of control transactions did reflect prices for a change of control. Typically, when stockholders are asked to give up the potential to benefit from a future controlling interest transaction, some premium above the minority ownership may be appropriate. Houlihan Lokey considered that it had made significant adjustments to our operating results, with such adjustments having the impact of increasing the results used in the multiple analysis when compared to actual results. Houlihan Lokey also based its selected multiples on the multiples exhibited by both the comparable public companies and the change of control transactions. As such, Houlihan did not add an additional premium, but rather considered such a premium within the multiples it selected. The resulting indications of the value of our Security Printing Solutions business and our Wireless and

Connectivity Solutions business ranged from approximately $15.9 million to approximately $17.2 million, and approximately $6.8 million to approximately $8.3 million, respectively.

        In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. No company or transaction used in the analysis described above was directly comparable to us or our Security Printing Solutions or Wireless and Connectivity Solutions business. Accordingly, Houlihan Lokey reviewed the foregoing comparable public companies and transactions to understand the range of multiples of revenue, EBITDA, EBIT, earnings, and cash flow paid for companies in these industries.

        Discounted Cash Flow Methodology.    Houlihan Lokey utilized certain financial projections prepared by our management with respect to fiscal years 2003 through 2007 for both our Security Printing Solutions business and our Wireless and Connectivity Solutions business. Houlihan Lokey determined the value of both our Security Printing Solutions business and our Wireless and Connectivity Solutions business by first deriving adjusted free cash flow (by adjusting for capital expenditures as well as working capital requirements and any taxes) and discounting free cash flow to the present. Houlihan Lokey applied risk-adjusted discount rates ranging from 10.0 percent to 16.0 percent to the projected adjusted free cash flow for our Security Printing Solutions business and 28.0 percent to 32.0 percent for our Wireless and Connectivity Solutions business. To determine the value of our Security Printing Solutions business at the end of the projection period, Houlihan Lokey applied a multiple to the EBITDA exhibited in the last year (2007) of the projection period. Because of the lack of profitability of our Wireless and Connectivity Solutions business, to determine the value of this business at the end of the projection period, Houlihan Lokey applied a multiple of revenues to the revenues exhibited by the last year of the projection period. This terminal value is discounted to the present. The discount rates used in the discounted cash flow analyses were calculated based on the estimated weighted average cost of capital for both our Security Printing Solutions business and our Wireless and Connectivity Solutions business, which represents the blended, after-tax costs of debt and equity. Houlihan Lokey focused on the range of values exhibited by discount rates of 14.0% to 15.0% for our Security Printing Solutions business, and 29.0% to 31.0% for our Wireless and Connectivity Solutions business.

        The summation of the present value of the free cash flows for years 2004 through 2007 plus the present value of the terminal value as calculated by the applying multiples to the 2007 EBITDA (in the case of our Security Printing Solutions business) or revenue (in the case of our Wireless and Connectivity Solutions business) resulted in a value range of approximately $17.7 million to approximately $21.6 million for our Security Printing Solutions business, and approximately $5.0 million to approximately $5.7 million for our Wireless and Connectivity Solutions business.

Determinations of Equity Value and Resulting Per Share Value

        As set forth above, Houlihan Lokey determined the value of our Security Printing Solutions business and our Wireless and Connectivity Solutions business using (i) the multiple of income and cash flow measures methodology and (ii) the discounted cash flow methodology. These valuation indications are summarized as follows:

	Low Indication of Value	High Indication of Value
Security Printing Solutions
Market Multiple Methodology	$15.9 million	$17.2 million
Discounted Cash Flow Methodology	$17.7 million	$21.6 million
Wireless and Connectivity
Multiple Methodology	$6.8 million	$8.3 million
Discounted Cash Flow Methodology	$5.0 million	$5.7 million

        Based upon the aforementioned analyses, Houlihan Lokey selected a range of value for our Security Printing Solutions business and our Wireless and Connectivity Solutions business of approximately $21.6 million to approximately $26.0 million. Houlihan Lokey noted that our other operations, though minor, are not incorporated in the value of our Security Printing Solutions business and our Wireless and Connectivity Solutions business. Based upon the losses associated with our other operations, Houlihan Lokey concluded that the value of our operations, or enterprise value (EV) of our operations to be approximately $21.6 million to approximately $26.0 million.

        Houlihan Lokey then made certain adjustments to the range of selected EV to determine our equity value. Such adjustments included subtracting our debt of approximately $163,000, and adding our current holdings of cash and cash equivalents (approximately $6.558 million), subtracting off the working capital requirements and capital spending requirements (that were not captured in the multiple methodology or the discounted cash flow methodology) of approximately $3.39 million (consisting of $1 million in working capital to fund losses in our Wireless and Connectivity Solutions business, $1.554 million for compounder equipment, $251,000 for an ERP system, and $585,000 for payments associated with the merger). Houlihan Lokey also added the value of the corporate life insurance ($500,000) and the expected tax refund resulting from a net operating loss (1.378). The resulting adjustments net to $5.046 million, and result in a range of equity value for us of $26.682 million to $31.082 million, or $2.51 to $2.92 per share.

Determination of Fairness

        After determining our equity value, Houlihan Lokey noted that the merger consideration of $2.76 per share is within the range of the indications of value that are the result of Houlihan Lokey's analyses.

Conclusion

        Houlihan Lokey delivered to the special committee a written opinion, dated March 20, 2003, stating that the original cash merger consideration of $2.70 per share of TROY common stock was fair, from a financial point of view, to TROY's stockholders (other than Mergerco and the Affiliated Stockholders), and delivered a written opinion to the special committee, dated June 18, 2003, stating that, as of that date, and based on and subject to the assumptions made, matters considered, limitations on and qualifications made by Houlihan Lokey in its review, the per share merger consideration of $2.76 to be received by the stockholders of TROY (other than Mergerco and the Affiliated Stockholders) is fair to such holders, from a financial point of view. Each of these opinions were based upon and subject to the assumptions made, matters considered, limitations on, and qualifications made by Houlihan Lokey in its review.

        As a matter of course, we do not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections. These financial projections were prepared by our management. The financial projections were prepared under market conditions as they existed as of Fall 2002, and management does not intend to provide Houlihan Lokey with any updated or revised financial projections in connection with the merger. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to our business, financial condition or results of operation, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, the financial projections should not be relied upon as necessarily indicative of future results.

        In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of June 14, 2003, and on our financial projections provided to Houlihan Lokey. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the accuracy and completeness of the financial and other information provided to Houlihan Lokey by our management, including the financial projections, was reasonably prepared and reflects the best currently available estimates of our financial results and condition; that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion; and that there were no facts or information regarding us that would cause the information supplied by Houlihan Lokey to be incomplete or misleading in any material respect. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to us and does not assume responsibility for it. Houlihan Lokey did not make any independent appraisal of our specific properties or assets.

        Houlihan Lokey was not asked to opine and does not express any opinion as to: (i) the tax or legal consequences of the merger; (ii) the net realizable value of our common stock or the prices at which our common stock may trade; and (iii) the fairness of any aspect of the merger not expressly addressed in its fairness opinion.

        The Houlihan Lokey opinion does not address the underlying business decision to effect the merger or the special committee's and board of director's decision to recommend the merger; nor does it constitute a recommendation to any stockholder regarding their participation in the merger and whether they should vote in favor of the merger. Houlihan Lokey has no obligation to update the Houlihan Lokey opinion. Houlihan Lokey did not, and was not requested by the special committee, us or any other person to make any recommendations as to the form or amount of consideration in connection with the merger. Furthermore, Houlihan Lokey has not negotiated any portion of the merger agreement or the merger or advised the special committee or our board of directors with respect to alternatives to the merger.

        The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to us, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of our businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Purpose and Reasons of Mergerco and the Affiliated Stockholders for the Merger

        The purpose of the merger agreement and the merger for Mergerco and the Affiliated Stockholders is to allow the Affiliated Stockholders to acquire ownership of all of our outstanding equity. The merger will allow them to participate in 100% of our future earnings and growth once the common stock ceases to be publicly traded. Public company status imposes a number of limitations on us and our management in conducting operations. The merger will allow the Affiliated Stockholders greater operating flexibility and will allow management to concentrate on long-term growth rather than the short-term, quarter-to-quarter performance often emphasized by the public markets. The merger will also enable the Affiliated Stockholders to use in our operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

Mergerco and Affiliated Stockholders' Position as to Fairness of the Merger

        The rules of the Securities and Exchange Commission require Mergerco and the Affiliated Stockholders to express their belief as to the fairness of the merger to our stockholders other than Mergerco and the Affiliated Stockholders. The Affiliated Stockholders were not members of the special committee and therefore did not participate in the deliberations of the special committee. In addition, the Affiliated Stockholders did not seek or receive, from Houlihan Lokey or any other source, a fairness opinion. However, Patrick J. Dirk and Brian P. Dirk, as directors of TROY, did participate in the deliberations of our board of directors. As a result, the Affiliated Stockholders considered the factors described above under the heading "SPECIAL FACTORS—Reasons for the Board of Directors' Determination; Fairness of the Merger," including the factors regarding the substantive and procedure fairness of the merger. Based on their beliefs regarding these factors and the reasonableness of the conclusions and analysis of the special committee and the board of directors, Mergerco and the Affiliated Stockholders adopted the conclusions and analysis of the special committee and the board of directors and believe that the merger is fair to our stockholders other than Mergerco and the Affiliated Stockholders. Mergerco and the Affiliated Stockholders have formed this belief even though our board of directors did not appoint an unaffiliated representative to act solely on behalf of our stockholders other than Mergerco and the Affiliated Stockholders. This belief, however, should not be construed as a recommendation to such stockholders as to how they should vote on the merger.

        Because of the variety of factors considered, Mergerco and the Affiliated Stockholders did not find it practicable to quantify or otherwise assign weights to, and did not make specific assessments of, the specific factors considered in reaching their determination. This determination was made after consideration of all the factors considered as a whole. Mergerco and the Affiliated Stockholders did consider net book value to be material to their determination of fairness and noted that the merger consideration was well in excess of net book value. Mergerco and the Affiliated Stockholders did not consider liquidation value to be material to their determination as to the fairness of the merger because of their view that this measure did not accurately reflect the value of TROY.

Advantages and Disadvantages of the Merger

        The merger will present certain potential advantages and disadvantages to Mergerco, the Affiliated Stockholders and our stockholders other than Mergerco and the Affiliated Stockholders.

Mergerco and the Affiliated Stockholders

        If the merger is consummated, the possible advantages to Mergerco and the Affiliated Stockholders include the following:

  •
  Information concerning us and our operations, financial results and directors and officers will no longer be available to competitors.

  •
  Our management will be able to focus on our operations and will not be required to spend considerable time and resources preparing the information regarding financial results and other matters that is required to be reported to the public and the Securities and Exchange Commission.

  •
  The administrative, legal, accounting and other costs and fees, as well as the potential liability, associated with being a public company will be eliminated.

  •
  The Affiliated Stockholders will be the sole beneficiaries of any future earnings or increase in enterprise value.

  •
  Any negative perception regarding our products and services based on the performance of our stock price will be eliminated.

  •
  Our management will be able to focus on long-term growth as opposed to short-term earnings per share.

  •
  We will be able, should we so choose, to elect S corporation status and avoid federal tax at the corporate level.

        If the merger is consummated, the possible disadvantages to Mergerco and the Affiliated Stockholders include the following:

  •
  There will be no public market for our shares of common stock, and the Affiliated Stockholders will be unable to dispose of their shares at a readily ascertainable price.

  •
  The Affiliated Stockholders will bear the sole burden of any future losses or decrease in enterprise value.

  •
  We may have reduced access to capital to finance growth, meet working capital requirements or acquire other businesses, since the public equity markets will not be available to us.

Stockholders Other than Mergerco and the Affiliated Stockholders

        If the merger is consummated, the possible advantages to our stockholders other than Mergerco and the Affiliated Stockholders include the following:

  •
  The merger consideration of $2.76 represents a premium of (i) 89% over the price on March 20, 2003, the day we executed the merger agreement, (ii) 64% over the price on November 4, 2002, the day prior to the announcement of the offer by Amara, and (iii) 82%, 71% and 59% over the average of, respectively, the 30, 60 and 90 trading day closing prices prior to public announcement of the merger agreement.

  •
  The merger consideration consists entirely of cash, which provides greater assurance of stockholder value and eliminates any uncertainties in valuing the merger consideration to be received by stockholders.

  •
  The merger will enable the stockholders to dispose of their shares of common stock at a fair price, in spite of the fact that our common stock has generally experienced low trading volumes and limited liquidity.

  •
  The stockholders will be able to sell their shares without paying the usual transaction costs associated with open market sales.

  •
  The stockholders will not have to bear the risk of any future losses or decrease in enterprise value.

        If the merger is consummated, the possible disadvantages to stockholders other than Mergerco and the Affiliated Stockholders include the following:

  •
  The stockholders will not participate in any future earnings or increase in enterprise value.

  •
  Receipt of the cash merger consideration will be a taxable transaction for federal income tax purposes.

  •
  The stockholders will not have the opportunity to benefit from any potential future sale, merger or other significant transaction.

Projections Prepared by TROY

        During the course of discussions between us and Mergerco that led to the execution of the merger agreement (see "SPECIAL FACTORS—Background of the Merger"), we provided Houlihan Lokey, on behalf of the special committee, with certain information relating to us that may not be publicly available. That information is summarized below. The following information has been excerpted from the materials presented to Houlihan and the special committee and does not reflect consummation of the merger.

        The following projections were prepared in November 2002 based on assumptions and conditions that existed at that time. The projections were not prepared in accordance with generally accepted accounting principles, and our independent accountants have not examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections should not be regarded as a representation by us that the projected results will be achieved. These projections should be read in conjunction with our historical financial information.

	Fiscal Years Ending November 30
	2003	2004	2005	2006	2007
	Amounts in thousands, except per share
Revenue	$58,230	$63,262	$69,239	$76,388	$85,009
Cost of sales	35,135	38,047	41,460	45,489	50,285
Gross profit	23,095	25,216	27,779	30,899	34,723
SG&A expenses	13,754	14,316	15,381	17,419	19,995
Other expenses	6,478	6,569	6,924	7,082	7,891
EBITDA	2,863	4,331	5,474	6,398	6,837
Depreciation	891	794	759	771	790
Amortization of transaction fees	240	240	240	240	240
Total D&A	1,131	1,034	999	1,011	1,030
EBIT	1,732	3,296	4,475	5,386	5,807
Interest expense	235	150	54	—	—
Interest income	30	30	30	30	30
Pretax income	1,527	3,176	4,451	5,416	5,837
Provision for income taxes	611	1,271	1,781	2,167	2,335
Net income	$916	$1,906	$2,671	$3,250	$3,502
Average diluted shares	10,649	10,649	10,649	10,649	10,649
Earnings per diluted share	0.09	0.18	0.25	0.31	0.33
Capital expenditures	2,100	700	700	700	700

        We do not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this proxy statement only because the information was made available to Mergerco and the special committee by us. Our internal financial forecasts (upon which the projections were based in part) are prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments.

        The foregoing projections are or involve forward-looking statements and are based on estimates and assumptions (not all of which were provided to the special committee) made by our management with respect to industry performance, general business, economic, market and financial conditions, and other matters, all of which are subject to significant contingencies and are difficult to predict, and many of which are beyond our control. These projections were prepared by our management based on numerous assumptions including, among others, judgments with respect to future revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditures and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the merger or any changes the Affiliated Stockholders may make to our operations or strategy after the consummation of the merger. The foregoing projections are presented for the limited purpose of giving the stockholders access to the material financial projections prepared by our management that were made available in connection with the merger agreement. Many important factors, in addition to those discussed under the heading "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Certain Important Factors" and elsewhere in this proxy statement, could cause our results to differ materially from those expressed or implied by the forward-looking statements. Also, many of the assumptions upon which the projections were based, are dependent upon economic forecasting (both general and specific to our business) which is inherently uncertain and subjective. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate and actual results may be materially greater or less than those contained in the projections.

        The inclusion of the foregoing projections should not be regarded as an indication that we, Mergerco, the special committee or any other person who received such information considers it a reliable prediction of future events, and neither Mergerco nor the special committee has relied (nor should any other person rely) on them as such. Nevertheless, Houlihan Lokey was advised by senior management that these projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management.

        NEITHER WE NOR ANY OF OUR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS, AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

Pro Forma Financial Information

        We have not provided pro forma financial information giving effect to the proposed merger in this proxy statement. We do not believe that this information is material to you in evaluating the proposed merger because:

  •
  the merger consideration you will receive is all cash;

  •
  if the proposed merger is approved by the stockholders and is completed, our common stock will cease to be publicly traded, and we will become a privately held company owned 100% by the Affiliated Stockholders; and

  •
  you will not retain a continuing equity interest in our business after the merger.

Material U.S. Federal Income Tax Consequences

        The following is a summary of the material U.S. federal income tax consequences of the merger to holders of our common stock (including holders exercising appraisal rights). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to holders who are subject to special treatment under U.S. federal income tax law (including, for example, banks and other financial institutions, insurance companies, tax- exempt investors, S corporations, holders who are properly classified as "partnerships" under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensation or equity arrangements, holders whose shares of common stock are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code, holders who are otherwise subject to the alternative minimum tax provisions of the Internal Revenue Code or holders who do not hold their shares of common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code). In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws or of transactions effectuated prior or subsequent to or concurrently with the merger, whether or not any such transactions are undertaken in connection with the merger.

        HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

        The receipt of cash by holders of our common stock in the merger or upon exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize capital gain or loss in an amount equal to the difference between the cash received by the holder and the holder's adjusted tax basis in our common stock. Any capital gain or loss generally will be long-term capital gain or loss if our common stock has been held by the holder for more than one year. If our common stock has been held by the holder for not more than one year, any gain or loss will generally be taxed as a short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxable at a maximum federal tax rate of 20%. The deductibility of capital losses is subject to limitations.

        A non-corporate stockholder may be subject to backup withholding at a rate of 30.5%. However, backup withholding will not apply to a stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to back-up withholding by completing the substitute Form W-9 that will be included as a part of the transmittal letter, or (ii) otherwise proves to the surviving corporation and its payment agent that the stockholder is exempt from backup withholding in accordance with applicable regulations.

        TROY will not recognize gain or loss for federal income tax purposes as a result of the merger. Shares of our common stock owned by Mergerco at the time of the merger will be cancelled in the merger without the payment of any consideration with respect to those shares. Neither the Affiliated Stockholders nor Mergerco will recognize gain on shares of our common stock owned by them upon consummation of the merger to the extent that such shares are transferred to Mergerco prior to consummation of the merger. As a result, the Affiliated Stockholders and Mergerco will not recognize gain or loss for federal income tax purposes due to the merger.

Structure of the Merger

        The proposed acquisition of TROY has been structured as a merger of Mergerco into TROY in order to permit the cancellation of all of our common stock and other outstanding equity interests and to preserve our identity and existing contractual arrangements with third parties. The transaction has been structured as a cash merger in order to provide our public stockholders (other than Mergerco and the Affiliated Stockholders) with cash for all of our shares they hold and to provide a prompt and orderly transfer of ownership of TROY with reduced transaction costs.

Effects of the Merger

        Upon completion of the merger, our stockholders, other than Mergerco and the Affiliated Stockholders, will cease to have ownership interests in TROY or rights as TROY stockholders. Therefore, our current stockholders, other than Mergerco and the Affiliated Stockholders, will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value, if any. Upon completion of the merger, the Affiliated Stockholders will own 100% of our outstanding common stock. Although their investment involves substantial risk resulting from the limited liquidity of the investment and the uncertainty regarding our ongoing operations, the Affiliated Stockholders will be the sole beneficiaries of our future earnings and growth, if any.

        Following completion of the merger, each outstanding option, warrant or other right to purchase shares of our common stock will be converted into and represent the right to receive (net of any applicable withholding taxes) an amount in cash equal to the excess, if any, of (i) the product of the $2.76 cash consideration per share multiplied by the number of shares of common stock issuable upon the exercise of such option, warrant or other right (regardless of whether such option, warrant or other right is vested in many instances) over (ii) the aggregate exercise price of such option, warrant or other right.

        As a result of the merger, we will be a privately held corporation, there will be no public market for our common stock and our common stock will cease to be quoted on the Nasdaq National Market, National Quotation Bureau, the "Pink Sheets" or any other securities exchange or reporting service. In addition, registration of our common stock under the Exchange Act will terminate, and we will no longer file periodic reports with the Securities and Exchange Commission. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to us or our affiliates.

        Once the merger is completed, the directors of Mergerco will become the directors of the surviving corporation, and the officers of TROY will remain the officers of the surviving corporation. See "SPECIAL FACTORS—Interests of Certain Persons in the Merger; Potential Conflicts of Interest."

        It is expected that, following completion of the merger, our operations will be conducted substantially as they are currently being conducted. Neither TROY nor the Affiliated Stockholders have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger that would involve our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, we will continue to evaluate our business and operations after the merger and may develop new plans and proposals that we consider to be in our best interests and the interests of our then stockholders. In addition, Mergerco may determine at some point following completion of the merger to elect S corporation status.

        The completion of the merger will present certain potential advantages and disadvantages to Mergerco, the Affiliated Stockholders and our stockholders other than Mergerco and the Affiliated Stockholders. See "SPECIAL FACTORS—Advantages and Disadvantages of the Merger."

        The Affiliated Stockholders, through their ownership of the surviving corporation, will have a 100% interest in the net book value and net income of TROY after the merger. Our net book value as of May 31, 2003 was $26,187,000, and our net income for six months ended May 31, 2003 was $472,000.

Risks That the Merger Will Not Be Completed

        Completion of the merger is subject to various risks, including, but not limited to, the following:

  •
  that the merger agreement and the merger will not be approved by the holders of (i) at least a majority of the outstanding shares of our common stock, and (ii) at least a majority of the shares of our common stock cast either for or against approval of the merger agreement and the merger, other than shares held by Mergerco, the officers or directors of TROY or Mergerco, or any of the Affiliated Stockholders;

  •
  that the funds necessary to complete the merger and pay the merger consideration and related fees and expenses will not be available;

  •
  that we will experience a business interruption, incident, occurrence or event that has a material adverse effect on us that would permit Mergerco to terminate the merger agreement and abandon the merger;

  •
  that the parties will not have performed in all material respects their obligations contained in the merger agreement before the closing date;

  •
  that the representations and warranties made by the parties in the merger agreement will not be true and correct as of the closing of the merger in a manner which results in a material adverse effect on us;

  •
  that the Stockholder Lawsuit restrains or prohibits the merger; and

  •
  that a governmental entity will have enacted a law, rule, regulation or order that imposes a restraint that prohibits the merger.

        As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained.

Merger Financing

        The total amount of funds necessary to complete the merger and to pay the related fees and expenses is estimated to be approximately $12,271,351, and the merger is conditioned, among other things, on the availability of sufficient funds to pay these amounts. TROY and Mergerco anticipate that the merger consideration will be funded from two primary sources:

  •
  Our existing cash, cash equivalents and working capital, net of amounts necessary for our ongoing needs.

  •
  Financing from Comerica Bank in the form of (i) an expansion of our revolving line of credit facility from $5,000,000 to $7,000,000, and (ii) a term loan in the amount of $1,500,000.

        As of May 31, 2003, our net working capital was $19,820,000, which included cash and cash equivalents of $6,474,000. We currently anticipate that we will be able to generate sufficient cash to fund our ongoing operations on an annual basis; however, we estimate that we will require approximately $3,000,000 in cash to fund our monthly changes in working capital.

        We have entered into a commitment letter with Comerica Bank regarding the revolving credit facility and term loan financing. This commitment letter provides for the following principal terms:

  •
  The loans will be secured by all of our assets. The revolving credit facility will also be secured by a guarantee from Patrick J. Dirk and the Dirk Family Trust. The term loan will also be secured by a guarantee from Dirk Investments and second deed of trust on Wheeling, West Virginia property.

  •
  For the revolving line of credit, advances will be made against 80% of our eligible accounts receivable and 30% of our raw materials and finished goods inventory (with advances against inventory capped at $2 million). The interest rate for the revolving line of credit will either be equal to the base rate or LIBOR plus 2.75%.

  •
  For the term loan, advances will be made against 80% of the value of equipment and 75% of the value of real estate. The interest rate for the term loan will either be equal to the base rate or COF plus 2.75%.

  •
  The term loan has a maturity of 60 months from funding.

        This commitment is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation.

        As of the date of this proxy statement, the definitive loan documents have not been executed. Execution of the loan documents is anticipated at or around the effective time of the merger.

        Mergerco does not have any financing plans or arrangements other than those described above. The merger is subject to there being sufficient funds available to pay the merger consideration and related expenses, and there can be no assurance that such funds will be available on the terms described in the commitment letter or at all.

Related Party Transactions

        Prior to April 1998, Troy Group and its subsidiary, Troy Group Systems International, were 100% beneficially owned by Patrick J. and Mary J. Dirk as trustees under The Dirk Family Trust UTD March 6, 1990, the trustee of The Dirk 1997 Education Trust, the trustees of the Dirk 1998 Alaska Trust, Brian P. Dirk and Patrick J. Dirk's other three children. For convenience, we refer to each of these individuals and trusts collectively as the Dirk stockholders.

        We lease a total of 77,000 square feet at our West Virginia facility from Dirk Investments, Inc. Dirk Investments is wholly-owned by the Dirk stockholders. This lease expires on March 31, 2008 and is automatically renewable for successive six-year terms unless either party gives notice to cancel. It provides for rent, of approximately $22,500 per month, which can be increased up to 6% per year. Total rental payments made by us for the fiscal year ended November 30, 2002 were approximately $270,000.

        We and the Dirk stockholders are also parties to a Tax Agreement Relating to S Corporation Distributions. Under this agreement, we have agreed to indemnify the Dirk stockholders for any adjustments causing an increase in their federal and state income tax liability, including interest and penalties, related to tax years prior to October 30, 1998. Subject to certain limitations, this agreement also provides that the Dirk stockholders will reimburse us for any amounts refunded to them as a result of the loss of the S corporation status of Troy Group or Troy Group Systems. Any payment made by us to the Dirk stockholders pursuant to this agreement may be considered by the Internal Revenue Service or state taxing authorities to be nondeductible by Troy Group or Troy Group Systems for income tax purposes.

        We entered into a split dollar life insurance arrangement whereby we paid the underlying life insurance premiums on policies covering Patrick J. Dirk and his spouse as a condition of Mr. Dirk's continued employment with us. Pursuant to this arrangement, we made quarterly payments of $100,000 for a $23 million dollar policy, and quarterly payments of $8,750 for a $7 million policy. We will recover all split-dollar premiums paid by us from the policies or the owners of the policies. We have an unsecured receivable from Mr. Dirk's heirs for the return of the premiums paid under these policies. Mr. Dirk's heirs, including Brian P. Dirk who is a director and executive officer of TROY, are third-party beneficiaries of these policies. In addition, in 1999, we entered into a split dollar insurance arrangement whereby we paid the underlying life insurance premiums on a policies covering Patrick J.

Dirk whose spouse is the beneficiary. Pursuant to this arrangement, we made quarterly payments of $32,000 for a $2 million face amount policy which carries a death benefit of $8 million and semi-annual payments of $10,850 for a $1 million policy. We will recover all split-dollar premiums paid by us from the policies. We have an unsecured receivable, in the form of a split-dollar agreement, from Patrick J. Dirk for the return of the premiums paid under these policies. The Sarbanes-Oxley Act of 2002 prohibits extensions of credit in the form of a personal loan to certain company insiders after July 29, 2002. As a result, since July 29, 2002, we have not funded the annual premium payments on the policies. If the SEC issues new regulations or other guidance that causes us to reevaluate our position, we may demand payment on the note and terminate our participation in these arrangements. At November 30, 2002, we recorded $2,123,000 as an asset that represents the policy premiums paid to date.

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

        The Special Committee.    In considering the recommendations of the special committee and our board of directors, our stockholders should be aware that certain of our executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of our stockholders generally. The board of directors appointed the special committee, consisting solely of directors who are not our officers or employees of TROY and who have no financial interest in the proposed merger different from our stockholders generally, to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of our stockholders (other than Mergerco and the Affiliated Stockholders). The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be approved.

        Our board of directors determined that each member of the special committee would receive $350 for each hour of service on the special committee ($400 per hour for Mr. Keider, as the Chairman), subject to a minimum of $1,500 in connection with each meeting attended in person and $750 in connection with each meeting attended by telephone. The aggregate minimum fee that each member of the special committee is entitled to receive is $10,000 ($12,000 for Mr. Keider, as the Chairman). We also agreed to reimburse each member for their out-of-pocket expenses.

        Management of TROY Following the Merger.    Patrick J. Dirk is our Chairman of the Board and Chief Executive Officer, and Brian P. Dirk is our Vice Chairman and a director. It is expected that both Patrick J. Dirk and Brian P. Dirk will continue in these capacities after completion of the merger. It is expected that James W. Klingler, our Vice President, Finance and Chief Financial Officer, will continue in this capacity after completion of the merger. There are no definitive employment or other agreements related to Patrick J. Dirk, Brian P. Dirk or James W. Klingler regarding the terms of their employment with the surviving corporation. The members of the special committee will not continue as directors, and will have no other involvement with TROY, following the merger.

        Management Involvement in Preparation of Projections.    Patrick J. Dirk, Brian P. Dirk and James W. Klingler were involved in preparing the projections that were used by Houlihan Lokey in rendering their fairness opinion and by the special committee in considering the fairness of the merger.

        Pre-existing Indemnification and Insurance.    Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We also maintain directors and officers' liability insurance for the benefit of such persons. We have entered into separate indemnification agreements with each of our directors and executive officers. Under such agreements, we are obligated, among other things, to indemnify our directors and executive officers against liabilities arising from their actions in their capacity as our directors or executive officers.

        Indemnification and Insurance After the Merger.    The merger agreement provides that after the effective time, the surviving corporation will fulfill and honor in all respects the obligations of TROY pursuant to each indemnification agreement currently in effect between us and each person who is or was a director or officer of ours at or prior to the effective time and any indemnification provisions under our current certificate of incorporation or bylaws as each is in effect on the date of the merger agreement. In addition, the merger agreement provides that the certificate of incorporation and the bylaws of the surviving corporation will contain the provisions with respect to indemnification and exculpation from liability set forth in our current certificate of incorporation and bylaws as of the date of the merger agreement, which will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights of individuals who on or prior to the effective time were our directors or officers, unless such modification is required by law.

        The merger agreement also provides that the surviving corporation will either (i) cause to be maintained for six years from the effective time of the merger our current directors' and officers' liability policy with respect to claims arising from facts or events that occurred at or prior to the effective time of the merger, (ii) extend the discovery or reporting period under our current policy for six years from the effective time of the merger with respect to such claims, or (iii) substitute coverage with respect to such claims under a different policy on no less advantageous terms.

        Amounts to be Received by Directors and Officers in the Merger.    Upon consummation of the merger, neither the directors and officers who are not Affiliated Stockholders nor the directors and officers who are Affiliated Stockholders will receive any amounts in connection with their ownership of our shares of common stock. None of the directors or officers who are not Affiliated Stockholders own any shares of our Common Stock. These directors and officers have unexercised stock options whose exercise prices above $2.76 per share.

        Vesting of Stock Options.    As a result of the merger, the vesting of all outstanding stock options under our 1998 Stock Option Plan will be accelerated. Mr. Brian P. Dirk, our Vice Chairman, holds options to purchase 55,500 shares of common stock, Mr. James W. Klingler, our Vice President, Finance and Chief Financial Officer, holds options to purchase 20,000 shares common stock, and each of Norman B. Keider, John B. Zaepfel and Dr. Harold L. Clark, hold options to purchase 50,000 shares of common stock. Although the unvested portions of these options will vest in full upon completion of the merger, all of these options have an exercise price that is greater than the $2.76 per share merger consideration.

Estimated Fees and Expenses of the Merger

        Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under certain circumstances described in "THE MERGER AGREEMENT—Fee and Expense Reimbursement Upon Termination," we will reimburse Mergerco for its reasonable out-of-pocket expenses incurred in connection with the merger. The estimated total fees and expenses to be incurred by us and by Mr. Dirk and his affiliates in connection with the merger are as follows:

Legal fees	$950,000
Investment banker fees	550,000
Accounting fees	100,000
Special Committee expenses	150,000
Printing, proxy solicitation and mailing expenses	100,000

Total	$1,850,000

        These expenses will not reduce the merger consideration to be received by our stockholders.

Appraisal Rights

        If the merger is consummated, holders of our common stock who follow the procedures set forth below will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Appendix C. Stockholders who perfect their appraisal rights and follow certain procedures in the manner prescribed by the Delaware General Corporate Law will be entitled to receive, in lieu of the $2.76 merger consideration, a cash payment equal to the "fair value" of your shares of our common stock.

        If the merger is consummated, stockholders who do not vote "FOR" approval and adoption of the merger agreement and the merger, who hold shares of our common stock of record on the date of making a written demand for appraisal as described below, who continuously hold shares of our common stock through the closing the merger, and who otherwise comply fully with Section 262 of the Delaware General Corporation Law (referred to as the "Delaware Law") will be entitled to a judicial determination of the fair value of their shares of common stock exclusive of any element of value arising from the accomplishment of the merger in connection with the provisions of Section 262 and to receive from us payment of such fair value in cash together with a fair rate of interest, if any, as determined by such court.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware Law and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of our common stock as to which appraisal rights are asserted.

        A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to timely follow the steps required by Delaware Law to perfect appraisal rights.

        Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of our common stock, and the applicable statutory provisions of Delaware Law are attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix C to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, we believe that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by us. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights.

        Filing written objection.    Any holder of our common stock wishing to exercise the right to demand appraisal under Section 262 of the Delaware Law must satisfy each of the following conditions:

  •
  as more fully described below, the holder must deliver to us a written demand for appraisal of the holder's shares before the vote on the merger agreement and the merger at the special meeting, which demand must reasonably inform us of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

  •
  the holder must not vote the holder's shares of common stock in favor of the merger agreement and the merger at the special meeting nor consent thereto in writing pursuant to Section 228 of the Delaware law; and, as a result, a stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and the merger; and

  •
  the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

        The written demand for appraisal must be in addition to and separate from any proxy or vote. Voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will not constitute a written demand for appraisal within the meaning of Section 262.

        Only a holder of record of shares of common stock issued and outstanding through the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the applicable stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If a stockholder holds shares of common stock through a broker which in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand for appraisal. A demand for appraisal submitted by a beneficial owner who is not the record owner will not be honored.

        Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, from and after the effective time of the merger, be entitled to vote or consent by written action the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

        Any stockholder may withdraw its demand for appraisal and accept $2.76 per share by delivering to us a written withdrawal of the stockholder's demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than $2.76 per share.

        A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to TROY Group, Inc, 2331 South Pullman Street, Santa Ana, California 92705, Attn: James W. Klingler, Vice President, Finance and Chief Financial Officer.

        Notice by TROY.    If the merger agreement and the merger are approved and adopted at the special meeting, then within 10 days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each of our former stockholders who (1) has made a written demand for appraisal in accordance with Section 262 and (2) has not voted to approve and adopt, nor consented to, the merger agreement and the merger.

        Under the merger agreement, we have agreed to give Mergerco prompt notice of any demands for appraisal received by us. Mergerco has the right to participate in all negotiations and proceedings with respect to demands for appraisal. We will not, except with the prior written consent of Mergerco, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

        Within 120 days after the effective time of the merger, any of our former stockholders who has demanded an appraisal and who has not withdrawn such demand in accordance with Section 262 will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

        Filing a petition for appraisal.    Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has demanded an appraisal and who has not withdrawn such demand in accordance with the requirements of Section 262 may file a petition with the Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. We are under no obligation, and have no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as we have no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder's previous written demand for appraisal. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease and all dissenting stockholders who owned shares of common stock will become entitled to receive the merger consideration for each share of common stock held, without interest.

        A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Court of Chancery may dismiss the proceedings as to that stockholder.

        Determination of fair value.    After determining the stockholders entitled to an appraisal, the Court of Chancery will appraise the shares of common stock owned by the dissenting stockholders, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the $2.76 per share they would receive under the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 262. We reserve the right to assert in any appraisal proceedings, that, for purposes of Section 262, the "fair value" of a share of common stock is less than the consideration payable pursuant to the merger agreement.

        In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation." Furthermore, the court may consider "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation." The Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

        The costs of the action may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

        Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the Delaware law may result in the loss of a stockholder's statutory appraisal rights.

Regulatory Matters

        We do not believe any material regulatory approvals are required to permit completion of the merger from U.S. regulatory authorities, including antitrust authorities.

THE SPECIAL MEETING

General

        The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of stockholders to be held on September 18, 2003, at 10:00 a.m. California time, at Sutton Place Hotel, 4500 MacArthur Boulevard, Room 111, Newport Beach, CA 92660, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. We mailed this proxy statement and accompanying proxy card on or about August 15, 2003 to all stockholders entitled to vote at the special meeting.

Purpose of the Special Meeting

        At the special meeting, our stockholders will consider and vote upon a proposal to approve the merger agreement and the merger contemplated by the merger agreement. Under the merger agreement, Mergerco will be merged into us and each issued and outstanding share of our common stock will be converted into the right to receive $2.76 in cash, without interest, except that:

  •
  shares of our common stock held in treasury or by Mergerco or any of the Affiliated Stockholders will be cancelled without any payment; and

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  shares held by stockholders who properly exercise appraisal rights will be subject to appraisal in accordance with Delaware law.

        We are also soliciting proxies to grant discretionary authority to vote on any other matters that may properly be brought before the special committee and to vote in favor of any adjournment or postponement of the special meeting. We do not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

        Only holders of record of common stock at the close of business on August 12, 2003 will be entitled to notice of and to vote at the special meeting. At the close of business on August 12, 2003, there were 10,653,605 shares of our common stock outstanding and entitled to vote. A list of our stockholders will be available for review at our executive offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

        All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger; proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

        Pursuant to our certificate of incorporation, bylaws and Delaware law, the affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve and adopt the merger agreement and the merger. For this vote, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval and adoption of the merger agreement and the merger. The Affiliated Stockholders hold sufficient shares of our common stock to satisfy this requirement.

        As an additional condition, the merger agreement and the merger requires the affirmative vote of the holders of majority of the shares of our common stock that are cast either for or against approval of the merger agreement and the merger (excluding any shares owned by Mergerco, the directors and officers of TROY and Mergerco, or any of the Affiliated Stockholders). For this vote, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have no effect on approval of the merger agreement and the merger. Because shares held by Mergerco and the Affiliated Stockholders are excluded from this vote, the Affiliated Stockholders do not have the ability to assure approval of the merger agreement and the merger.

Proxies; Revocation

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of TROY, at our executive offices located at 2331 South Pullman Street, Santa Ana, California 92705, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

Expenses of Proxy Solicitation

        We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. We have retained Morrow & Co., Inc. and its employees, at an estimated cost of approximately $6,000 plus reimbursement of expenses, to assist in the solicitation. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for their services.

Adjournments

        Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. We are soliciting proxies to grant discretionary authority to vote in favor of adjournment of the special meeting. In particular, discretionary authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes to approve and adopt the merger agreement and the merger.

Exchanging Stock Certificates

        Please do not send in stock certificates at this time. In the event the merger is completed, instructions regarding the procedures for exchanging your stock certificates for the $2.76 per share cash payment will be distributed.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement and the merger. This summary does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement, including Appendix A which sets forth the full text of the merger agreement. Stockholders are urged to read the entire merger agreement.

Effective Time of the Merger

        The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such other time as we and Mergerco agree to specify in such certificate, which time is referred to as the "effective time."

Conversion of Common Stock

        At the effective time, each share of our common stock outstanding immediately before the effective time will automatically be converted into and represent the right to receive $2.76 in cash, without interest, referred to as the "merger consideration," except for:

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  shares held by us in treasury which shall be cancelled without any payment;

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  shares held by Mergerco or any of the Affiliated Stockholders, which shall be cancelled without any payment; and

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  shares held by stockholders seeking appraisal rights in accordance with Delaware Law.

Payment for Shares

        Prior to the effective time, Mergerco will deposit with the paying agent sufficient funds to pay the aggregate merger consideration. Promptly after the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of shares of our common stock immediately prior to the effective time a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration.

        Our stockholders (other than Mergerco and the Affiliated Stockholders) will be entitled to receive $2.76 in cash for each share of our common stock they hold only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the paying agent receive all documents required to evidence and effect such transfer and (2) the paying agent receives evidence that any applicable transfer and/or other taxes that may be required have been paid. No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

        STOCKHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Transfer of Shares

        After the effective time, there will be no further transfer on our records or by our transfer agent of certificates representing shares of our common stock and any such certificates presented to the surviving corporation for transfer, other than shares held by stockholders seeking appraisal rights, will be cancelled. From and after the effective time, the holders of share certificates will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law.

Treatment of Stock Options, Stock Awards and Warrants

        In connection with the merger, each outstanding option, warrant or other right to purchase shares of our common stock will be converted into and represent the right to receive (net of any applicable withholding taxes) an amount in cash equal to the excess, if any, of (i) the product of the $2.76 cash consideration per share multiplied by the number of shares of common stock issuable upon the exercise of such option, warrant or other right (regardless of whether such option, warrant or other right is vested) over (ii) the aggregate exercise price of such option, warrant or other right. All outstanding options and warrants to purchase our common stock have exercise prices that are greater than the merger consideration and therefore are unlikely to be exercised.

Representations and Warranties

        The merger agreement contains various representations and warranties made by us to Mergerco, including representations and warranties relating to:

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  our due organization, valid existence and good standing;

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  our requisite corporate power and authorization to enter into, and the enforceability of, the merger agreement;

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  the correctness and completeness of our certificate of incorporation and bylaws as provided to Mergerco;

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  our capitalization;

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  the accuracy of the information supplied by us for inclusion in the proxy statement;

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  required consents and approvals;

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  certain actions by our special committee and board of directors;

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  the inapplicability of certain state takeover laws;

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  the requisite vote required to effect the merger;

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  the receipt of a fairness opinion from Houlihan Lokey; and

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  the absence of certain finders' fees and commissions.

        The merger agreement also contains various representations and warranties by Mergerco to us, including representations and warranties relating to:

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  Mergerco's due organization, valid existence and good standing;

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  Mergerco's requisite corporate power and authorization to enter into, and the enforceability of, the merger agreement;

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  the accuracy of the information supplied by Mergerco for inclusion in the proxy statement;

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  required consents and approvals;

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  the absence of certain finders' fees and commissions; and

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  the receipt of a commitment letter regarding financing.

        None of the representations and warranties made by us or Mergerco in the merger agreement will survive after the completion of the merger.

Conduct of Business Pending the Merger

        We are subject to restrictions on our conduct and operations until the merger is completed. In the merger agreement, we have agreed, with limited exceptions, that we will not do any of the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by Mergerco:

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  amend or otherwise change our certificate of incorporation or bylaws or other organizational documents;

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  issue, sell or grant, or authorize the issuance, sale or grant of, any shares of our capital stock of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of our capital stock, or any other ownership interest, except for the issuance of shares of our common stock issued pursuant to the exercise of options and warrants outstanding on the date of the merger agreement or pursuant to our employee stock purchase plan;

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  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock, other than dividends and distributions by a subsidiary to its parent in accordance with applicable law;

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  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock;

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  take, or agree to commit to take, or fail to take any action that would make any representation, warranty, covenant or agreement of ours contained in the merger agreement inaccurate or breached such that the conditions to the action of Mergerco under the merger agreement will not be satisfied at, or as of any time prior to, the effective time; or

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  enter into, or publicly announce an intention to enter into, any contract, agreement, commitment, plan or arrangement to, or otherwise agree or consent to do any of the foregoing actions.

Limitations on Considering Other Acquisition Proposals

        We have agreed that, except as described below, until the effective time or the termination of the merger agreement, neither we, nor any of our subsidiaries, officers, directors, employees, representatives, agents or affiliates will:

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  directly or indirectly, solicit, initiate, knowingly encourage or otherwise facilitate the making of an acquisition proposal, as discussed below; or

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  engage in or knowingly encourage in any way negotiations or discussions concerning, or provide any non-public information to, any third party (a person other than Mergerco) relating to an acquisition proposal, or which may reasonably be expected to lead to an acquisition proposal.

        Under the merger agreement, an acquisition proposal means:

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  a transaction or series of related transactions pursuant to which any third party acquires 25% or more of the outstanding shares of our common stock or voting power, including without limitation a tender offer or an exchange offer which, if consummated, would result in a third party acquiring 25% or more of the outstanding shares of our common stock or voting power;

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  a merger or other business combination involving the Company pursuant to which any third party would acquire securities representing 25% or more of the voting power or the outstanding securities of the company surviving the merger or business combination; or

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  any other transaction pursuant to which any third party would acquire control of assets of 25% or more of our net revenues or assets.

        We may furnish information to or enter into discussions or negotiations with any person or group that makes an unsolicited, bona fide acquisition proposal if:

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  the acquisition proposal is a superior proposal, as described below;

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  the special committee determines in good faith, after consultation with legal counsel, that failure to take such action would be a breach of the fiduciary duties of the special committee or our board of directors;

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  such person or group, prior to the disclosure of any non-public information, or entering into discussions or negotiations with us, enters into a confidentiality agreement with us on customary terms and conditions; and

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  we notify Mergerco at least two business days in advance and we keep Mergerco reasonably informed of the status and material terms and conditions of such discussions.

        Under the merger agreement, a superior proposal means as an unsolicited, bona fide offer made by a third party to acquire all of the outstanding shares of our common stock or substantially all of our assets, which the special committee determines in good faith after consultation with an independent financial advisor and outside counsel is more favorable to our stockholders than the transactions contemplated by the merger agreement taking into account all relevant factors (including whether, in the good faith judgment of the special committee, such third party is able to finance the transaction and obtain all required regulatory approvals).

        We may terminate the merger agreement if we receive and accept a superior proposal from a third party, as discussed in "THE MERGER AGREEMENT—Termination."

Conditions to Completing the Merger

        Conditions to each party's obligation.    The obligations of TROY and Mergerco to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

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  the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

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  the holders of a majority the shares that are cast at the special meeting either for or against the merger (other than shares held by Mergerco, the officers and directors of TROY and Mergerco, and the Affiliated Stockholders) must approve the merger agreement and the merger;

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  there must not be in effect any law, rule, regulation or order that would make the merger illegal or otherwise prohibit the consummation of the merger; and

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  all consents, approvals and authorizations required to be obtained to consummate the merger must have been obtained, except for such consents, approvals and authorizations the failure of which to obtain could not reasonably be expected to have a material adverse effect.

        Conditions to the obligation of Mergerco.    The obligation of Mergerco to complete the merger is subject to the satisfaction or waiver of the following conditions:

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  our representations and warranties in the merger agreement must be true and correct as of the closing date, except where the failure to be true and correct has not had, and could not be reasonably expected to have, a material adverse effect on us;

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  we must have complied in all material respects with all agreements, conditions and covenants required by the merger agreement as of the closing date;

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  there must not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, a material adverse effect on us;

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  we must have obtained all permits, authorizations, consents and approvals required on our part to perform our obligations under, and consummate the transactions contemplated by, the merger agreement, except for such permits, authorizations, consents and approvals the failure of which to obtain could not reasonably be expected to have a material adverse effect on us;

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  sufficient funds must be available to complete the merger and pay the merger consideration and related fees and expenses; and

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  holders of no more than 5% of our outstanding common stock will have exercised appraisal rights.

        Under the merger agreement, a "material adverse effect" with respect to us is defined as any effect, change, event, circumstance or condition that is or would be reasonably expected to (i) have a material adverse effect on our business (including our prospects, current products or products identified for development), operations, assets, properties, results of operations, or financial condition, (ii) prevent or materially delay the consummation of the merger or otherwise have a material adverse effect on our ability to perform our obligations under the merger agreement, or (iii) have a material adverse effect on the ability of the surviving corporation to conduct the business presently conducted by us following the effective time, in each case subject to the following exceptions:

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  changes in general economic conditions, nationally or regionally;

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  changes affecting the wireless print server, specialty printing consumables or electronic payment products industries in which we compete; and

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  actions taken or omitted by us upon the request of Mergerco or with the consent of Mergerco after the date of the merger agreement.

        Conditions to TROY's obligation.    Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

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  the representations and warranties of Mergerco contained in the merger agreement must be true and correct in all material respects as of the closing date; and

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  Mergerco must have complied in all material respects with all agreements, conditions and covenants required by the merger agreement as of the closing date.

        We are not aware of any material fact, event or circumstance that would prevent any of the conditions to closing discussed above from being satisfied. TROY and Mergerco do not anticipate that any of the closing conditions will be waived. However, in the event any of the closing conditions are waived after the special meeting, we do not anticipate that we will re-solicit proxies.

Termination

        We and Mergerco may agree by mutual written consent to terminate the merger agreement at any time before the effective time. In addition, the merger agreement may be terminated:

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  by either party, if the merger is not completed on or before September 30, 2003 unless the non-completion is the proximate result of a breach in any material aspect of the obligations under the agreement of the party wishing to terminate;

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  by either party, if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

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  by either party, if our stockholders do not approve the merger agreement;

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  by Mergerco, if (i) we have breached our non-solicitation obligations under the merger agreement, or (ii) our board of directors or the special committee has recommended to our stockholders any other acquisition proposal or have resolved or announced an intention to do so, or (iii) our board of directors or the special committee has withdrawn or modified in a manner adverse to Mergerco its approval or recommendation of the merger, or (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of our common stock is announced or commenced, and either (A) our board of directors or the special committee recommends acceptance of such tender offer or exchange offer by our stockholders or (B) within 10 business days after such tender offer or exchange offer is so commenced our board of directors or the special committee fails to recommend against acceptance of such tender offer or exchange offer by our stockholders;

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  by Mergerco, if (i) Mergerco is not in material breach of its obligations under the merger agreement and (ii) there has been a material breach by us of any of our representations, warranties or obligations under the merger agreement such that the conditions in the merger agreement will not be satisfied; provided, however, that if such a breach is curable by us and such cure is reasonably likely to be accomplished prior to the applicable date specified in the merger agreement, then, for so long as we continue to exercise commercially reasonable efforts to accomplish such cure, Mergerco may not terminate this merger agreement under this provision;

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  by us, if (i) we is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Mergerco of any of its representations, warranties or obligations under the merger agreement such that the conditions in the merger agreement will not be satisfied provided, however, that if such a breach is curable by Mergerco and such cure is reasonably likely to be accomplished prior to the applicable date specified in the merger agreement, then, for so long as Mergerco continues to exercise commercially reasonable efforts to accomplish such cure, we may not terminate the merger agreement under this provision;

  •
  by us, if prior to approval of the merger by our stockholders and as a result of a superior proposal, the special committee determines that the failure to terminate the merger agreement and accept such superior proposal would be a breach of the fiduciary duties of our board of directors or the special committee and we:

  •
  provide notice of the proposed termination to Mergerco; and

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  give Mergerco five days to make an offer that is at least as favorable to our stockholders and negotiate in good faith with Mergerco regarding any revised offer.

  •
  by Mergerco, if holders of more than 5% of our common stock exercise appraisal rights; or

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  by Mergerco, if there has occurred or come into existence a change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, a material adverse effect on us.

        Subject to limited exceptions, including the survival of any obligations to pay the termination expenses, if the merger agreement is terminated, then it will be of no further force or effect. Generally, there will be no liability on the part of us or Mergerco or our respective representatives, and all obligations of the parties will cease. However, no party will be relieved from its obligations with respect to any material breach of the merger agreement.

Expense Reimbursement Upon Termination

        The merger agreement provides that if the merger agreement is terminated, all fees and expenses will be paid by the party incurring them, except for the following, in which case we have agreed to reimburse Mergerco for its out-of-pocket fees and expenses actually and reasonably incurred in connection with the merger:

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  Mergerco terminates the merger agreement under the following circumstances:

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  as a result of us breaching our obligation not to solicit or support acquisition proposals;

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  a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

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  as a result of our breaching our representations, warranties or obligations under the merger agreement and failing to cure such breach;

    •
    holders of more than 5% of our common stock exercise appraisal rights; or

    •
    there has occurred or come into existence a change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, a material adverse effect on us;

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  we or Mergerco terminates the merger agreement because the merger was not completed on or before September 30, 2003, unless the non-completion is the result of a breach of any covenant, representation or warranty by Mergerco;

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  we terminate the merger agreement because our board of directors or the special committee has approved a superior proposal; or

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  we or Mergerco terminates the merger agreement because our stockholders do not approve and adopt the merger agreement and the merger.

INFORMATION RELATING TO TROY GROUP, INC.

General

        We are a worldwide provider of enterprise output solutions. For the past three years we have been expanding beyond our core business in digital check printing systems and related consumables by developing electronic payment systems and wired and wireless networking solutions. Most of this new product expansion was accomplished through the acquisition and further investment in five small technology companies. These acquisitions have been organized under the two primary business segments: Security Printing Solutions (previously TROY Systems) and Wireless and Connectivity Solutions (previously TROY Wireless).

        Security Printing Solutions provides state-of-the-art payment systems ranging from high security digital check printing systems to electronic payment and funds transfer solutions. Our systems are used to transfer funds between bank accounts using paper checks or electronic ACH (Automated Clearing House) processes. Our products provide our customers with payment solutions that offer security, speed, flexibility and efficiency. Chase Manhattan, Citigroup, Del Monte Foods, Deutsche Bank, Federal Express, Federal Reserve, Fidelity Investments, GMAC Commercial, Heinz USA, Hewlett Packard, IBM, Maersk Line Ltd., Marsh USA, Monsanto, NCR Corporation, Progressive Insurance, Safeway Stores, Unisys, VISA USA, and Xerox are among the TROY customers that purchased payment products during the last 12 months.

        Wireless and Connectivity Solutions provides hardware and software solutions that enable enterprises to share intelligent devices like printers either wirelessly or using traditional networks. We have been a supplier of hardwired network printing solutions since 1991. Our wireless products include several devices which exchange information via Bluetooth™ and 802.11b short-range radio connections. Brother Industries, Ltd., Seiko Epson Corporation and DaimlerChrysler AG are among the Wireless and Connectivity Solutions customers that have purchased these products during the last 12 months.

        We serve a wide variety of industries including financial services, insurance, telecommunications, computer hardware, automotive, personnel, government and others. We distribute our solutions around the world and market our products through a network of distributors and value-added resellers and a direct sales force. More than 5,000 customers have purchased our products and services during the last 12 months.

Organization and Development of Business

        TROY is the result of various mergers and acquisitions by a company originally founded in 1982. The founding company adopted the TROY name and incorporated in California in 1996 and reincorporated in Delaware in May 1998. Today, we are organized into two business segments: Security Printing Solutions (previously TROY Systems) and Wireless and Connectivity Solutions (previously TROY Wireless).

        In October 1998, we merged XCD Incorporated, a leading supplier of network connectivity solutions, into our subsidiary TROY Wireless Company, formerly TROY XCD, Inc. This subsidiary is now a part of Wireless and Connectivity Solutions.

        In May 1999, we acquired the remaining outstanding shares of Telgate Systems, Inc. (formerly Telgate Equipment Corporation), a Canadian software development company. This subsidiary is responsible for the ongoing technical development and support for our electronic check and software products and is now a part of Security Printing Solutions.

        In February 2000, we acquired American Development (AMDev), Inc., an ACH (Automated Clearing House) software development and processing company. The ACH products of TROY Financial Services, Inc., formerly TROY AMDev, integrate with electronic checks to broaden our offering of e-commerce payment solutions. This subsidiary is now a part of Security Printing Solutions.

        In May 2000, we acquired CableNet Technologies, a North Carolina based company which specializes in printer enhancement and connectivity technology, enhancing our technology platform to include IBM mainframe and midrange connectivity capabilities, as well as security and forms management products. CableNet is now part of Wireless and Connectivity Solutions.

        In May 2001, we acquired the hardware printing solutions operations of Extended Systems Incorporated ("Extended Systems"), significantly enhancing our distribution capabilities, technology portfolio and customer base in this area of our business. This business line is now a part of Wireless and Connectivity Solutions.

        Our principal executive offices are located at 2331 South Pullman Street, Santa Ana, California 92705, and our telephone number at that location is (949) 250-3280.

        Information regarding our reportable business segments, major customers and geographical information is contained in Note 13 to our financial statements and is incorporated in this section by reference.

Products

  Security Printing Solutions

        Security Printing Solutions provides state-of-the-art payment systems ranging from high security digital check printing systems to electronic payment and funds transfer solutions. Our systems are used to transfer funds between bank accounts using paper checks or electronic ACH processes. Our products provide our customers with payment solutions that offer security, speed, flexibility and efficiency.

        Over the past decade there has been a dramatic shift from mainframe computer systems to networked computing environments. Due to this fundamental shift in the way corporations store and manage financial payment data, IT departments are now faced with the challenge of providing users with secure methods to make financial payments remotely and maintain control over cash. Security Printing Solutions, through our MICR desktop check printing system, was the first to develop a technology to effectively distribute payments electronically to multiple end-users both within and outside an organization.

        The emergence and adoption of enterprise-wide and web-based software applications is also changing the way organizations generate and securely distribute financial payments. Although many software applications include basic financial reporting functionality, they generally do not adequately address an enterprise's need to electronically transmit and output financial payments across networked computing environments or the Web. Security Printing Solutions is focused on secure payment systems for back office processing as well as web, stand-alone or networked payment initiation.

        We have been experts in the payment systems marketplace since 1971 and our experience has helped make us a worldwide provider of secure financial payment systems. Today, our services include a full array of secure payment solutions capable of addressing both print and electronic situations.

Security Printing Solutions' products are now organized into two product groups: Digital MICR Check Print Systems and related supplies and services, and Financial Software and Services.

  Digital MICR Check Printing Systems and Related Supplies and Services

        We began developing MICR check printing systems in 1971 and today we are a worldwide provider of MICR check printing systems and related supplies. In 1984 we began installing secure payment systems for the U.S. Treasury that are still in operation today. With the advent of laser technology and networking, we have expanded our products to serve the needs of virtually every business that issues a check.

        Today with our technology, laser printers have the ability to print unique output such as the MICR line on the bottom of a check. MICR lines are printed with a magnetic ink or toner that, when magnetized, emits a magnetic signal that identifies each unique character. If the shape and/or the magnetic properties of the characters do not meet specified standards, the banking system will reject the document, which could cause costly manual handling. Our skill has been to develop printers and supplies that can print high-quality financial documents using blank paper stock. Checks printed on our systems consistently exceed banking standards.

        Our MICR check printing systems include hardware, firmware, software and imaging supplies that provide customers with functions not offered by most major OEMs (original equipment manufacturers). Our technologies enable laser printers to print MICR lines, graphics, bar codes and forms. They also enable a printer to perform other functions not offered by most printer manufacturers, such as auditing, status checking and security. These features increase an enterprise's flexibility and customer service capabilities, eliminate costs associated with forms obsolescence and enhance document security.

        Our strategic relationship with Hewlett-Packard ("HP") provides our customers with all of the benefits of high-quality payment solutions combined with the features, functionality, and reliability provided by HP printers. We offer various levels of high-quality MICR payment solutions based on laser technology. Our laser solutions range in print speeds from 15 to 50 pages per minute and combine laser-quality business documents with high-quality MICR coding.

        Our most advanced printing systems incorporate additional security features such as encryption/decryption, MICR sensors, password protection, key locks, and TROY's exclusive special watermarking technology, TROYmarkä. This high-quality line of MICR printers is ideal for customers who require a more dedicated and fully secure financial payment solution.

        We have been certified by the London-based Association for Payment Clearing Services (APACS) as complying with the organization's standards for secure check printers. APACS is a British banking organization that sets the standards for check writing as well as all aspects of money transmission and payments-related activities in the United Kingdom. The APACS standard is considered one of the most stringent in the world.

        We also offer our own proprietary MICR software solutions that streamline payment processes by printing checks with security and ease on blank check stock. Authorized finance, accounts payable and payroll staff can merge accounting data with our software to create and print checks securely and easily from different bank accounts, using multiple signatures, in a one-step process. Our two primary check printing solutions are ChequeScribe I and ChequeScribe II.

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  ChequeScribe I is a 32 bit Windows application used by banks, credit unions and savings & loan branches for on-demand new account check, cashier check, money order or loan payment coupon printing. With ChequeScribe I, customers have immediate access to personalized new account checks, custom loan coupons, and convenient bank payment products.

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  ChequeScribe II Secure is a 32-bit check printing application compatible with Windows, UNIX, AS400 and mainframe-based accounting and payroll systems. ChequeScribe II Secure enables our customers to print checks securely and easily from different bank accounts using multiple signatures in a one-step process. This innovative solution streamlines check payment creation and prints checks on blank check paper with multi-layered security. It is capable of integrating with a wide array of commercial accounting applications, including Great Plains, Peoplesoft, SAP, SunSystems, ACCPAC, Oracle and many more.

        Laser payment solutions require imaging supplies on an ongoing basis. We develop and market imaging supplies that are uniquely formulated for specific output devices. As new output devices are developed, our chemical engineers combine their expertise with our advanced research and development equipment to design proprietary formulations. Our imaging supplies are then produced in our sophisticated, computerized manufacturing facility. We are recognized by our customers as a high-quality developer and manufacturer of proprietary imaging supplies. TROY is one of the largest MICR toner manufacturer in the USA and precision-manufactures the highest quality MICR toner cartridges for laser printers. We also offer other toners, ribbons and accessories for use with other than TROY printing devices, and additional supplies which include fluorescent and indelible ribbons, post-encoding ribbons, jumbo rolls, standard toner, paper handling accessories and check security paper. Approximately 50% of our revenue in fiscal 2002 came from our supplies business.

        In addition, we offer maintenance contracts to our customers on an annual, monthly and hourly basis. A major part of our maintenance work is subcontracted to third party vendors.

  Financial Software and Services

        We have developed an expertise in electronic payment processing, primarily by Automated Clearing House (ACH) through the Federal Reserve. Our products and origination software and services all support this growing financial settlement process, which is at the root of virtually every commercial transaction. According to the National Automated Clearing House Association (NACHA), the national organization of over 12,000 ACH system participants settle over six billion payment transactions each year. We have a product set that serves both bank and commercial customers.

        Our software and services are:

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  StarACH, which we launched in April 2001 at the NACHA payments conference, is our newest Windows-based ACH software product. StarACH is an enterprise-class, Internet-ready system capable of high-speed processing. It provides an alternative to the legacy mainframe-based ACH systems that are still being used by most banks.

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  VIP and NOVA are our Windows-based ACH software systems for small and medium transaction originators. These systems support the requirements of financial institutions for in-house processing of ACH items. These systems provide a simple, inexpensive solution to banks, credit unions and savings & loans upgrading from manual Fedline entry of ACH transactions.

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  AutoDraft is our desktop ACH origination system for corporate users in networked or standalone situations. This software system provides a full array of ACH transaction types, simplified database entry and management as well as NACHA file formatting. Batch transaction files are transmitted to the bank or to our Nashville Data Center for TROY ACH processing. AutoDraft is a flexible, inexpensive solution to electronic payments, collections, payroll and other disbursements.

  •
  eCheck Secure™ is our hosted online check service for web merchants and online brokerage firms. eCheck Secure features an interactive, real-time link with a leading check verification service for data validation.

  •
  ACH transaction processing services were provided in fiscal year 2002 through our various banking relationships, but were discontinued in the first quarter of fiscal year 2003.

  Wireless and Connectivity Solutions

        Our Wireless and Connectivity Solutions business segment provides hardware and software solutions that enable enterprises to share intelligent devices like printers either wirelessly or using traditional networks. Wireless and Connectivity Solutions has been a supplier of hardwired network printing solutions since 1991. Our wireless products allow a range of devices to exchange information via Bluetooth™ and 802.11b short-range radio connections. Wireless and Connectivity Solutions Products are organized in two product groups: Connectivity Products and Wireless Products.

        Connectivity Products.    Our connectivity products support a number of protocols and network operating systems. Although we have traditionally focused on printer connectivity (print servers) for local area networks (LANs), our products now enable devices to send and receive data and/or to be controlled, monitored, and diagnosed via a LAN and the Internet.

        In May 2001, we acquired the printing solutions operations (print servers) of Extended Systems, in an effort to expand our distribution capabilities, technology portfolio and customer base. We are currently marketing these products under the TROY ExtendNet brand.

        Our connectivity products include:

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  XJet.
  The XJet Ethernet and Fast Ethernet print servers plug into the internal slot of Hewlett-Packard LaserJet® printers.

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  Pony, Xconnect, PocketPro, and ExtendNet.
  These print servers support 1, 2, or 4 printers and work on Ethernet and/or Fast Ethernet networks.

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  Serial Server.
  The Serial Server connects a wide range of devices, such as medical instrumentation, numerical control equipment, LED signs, and much more to Ethernet networks.

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  Soft Print Server.
  The Soft Print Server is a software solution that can be integrated into our customer's product and provides the same benefits as exist in our hardware solutions.

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  OEM products.
  TROY develops custom hardware products for OEM applications.

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  Specialty Products.
  TROY also offers products for security, barcode, electronic forms, non-networked printer sharing, and other applications.

        Wireless Products.    Over the past several years, there has been increased adoption of various mobile computing technologies. As a result, computer users are now faced with the challenge of outputting data from mobile devices through stationary PC/peripheral configurations and/or local area networks ("LANs") that are not specifically configured to interoperate with the mobile data sources. In this new age of mobile information, there is a growing need for intelligent devices such as PC's, cellular telephones, Personal Digital Assistants (PDA's), printers, and digital cameras to exchange information with each other.

        We provide a range of products that enable users of these new devices to print information over wireless networks without the need to install device-specific driver software. Our wireless products are hardware and software solutions that address both 802.11b and Bluetooth, which are the two emerging industry standards for short-distance wireless communications within a single building.

        Our current 802.11b Products include:

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  EtherWind™ Wireless Print Server.
  Our EtherWind Print Server features support for networking protocol standards, and has interoperability with most printers, operating systems, and other 802.11b products (e.g. PCMCIA cards and access points).

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  EtherSync™ PC Wireless Card.
  Our EtherSync PC Card works with most laptop computers to deliver wireless network access and the freedom to print from anywhere within our customer's home or office.

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  EtherPortal™ Wireless Access Point.
  Our EtherPortal Access Point combines a wireless access point, router, firewall, 4-port switch, and print server into one low-cost device.

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  OEM Modules.
  Our OEM modules provide custom embedded solutions to our customer's applications, from middleware/firmware to turnkey hardware/firmware solutions.

        Bluetooth is a low-cost wireless technology that is especially useful for enabling small, battery-powered mobile devices like cellular telephones to communicate with other mobile or fixed devices at distances up to 10 meters (33.7 feet).

        Our current Bluetooth products include:

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  WindConnect™ Print Adapter which can be attached to most printers enabling them to receive data without wires or cables and print from PCs, laptops, PDA's and cellular phones.

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  OEM Modules which provide custom embedded solutions to our customer's applications, from middleware/firmware to turnkey hardware/firmware solutions.

Business Strategies

        Our objective is to return TROY to profitability and to expand our market share as a provider of enterprise output solutions. Our strategies for achieving this objective include:

        Continuing to search for cost reduction opportunities.    In addition to reviewing all operations for cost reduction opportunities, we expect to install a new ERP (enterprise resource planning) system by the end of this fiscal year. We expect this system to improve operational efficiencies and work flows, eliminate several manual systems, improve customer service and reduce cost.

        Evaluating the performance of business segments and product lines.    We will continue to review the performance of our business segments and product lines to determine if we will invest, maintain or discontinue those operations. We evaluate business performance based on profitability, competitive advantage in the market and growth potential.

        Introducing and Enhancing Products through Research and Development.    We achieved a leadership position in MICR check printing by investing in research and development, introducing higher-quality products and focusing on satisfying the needs of both our OEM customers and end users. We continue to invest in research and development to enhance our current technologies and introduce new products.

        Leveraging Strategic Alliances.    We currently partner with various software, firmware, hardware and financial service companies in offering solutions that assist us in meeting our customers' needs. We intend to continue to aggressively pursue new strategic alliances that we believe will enable us to enter new markets, expand our distribution channels and enhance our product and service offerings. We currently have management resources dedicated to developing strategic alliances.

        Expanding Distribution Channels.    We believe that by expanding both our U.S. and International distribution channels we can increase revenues for most of our MICR check printing products. We have expanded our distribution sales force and are actively recruiting distributors, dealers and VARs (Value Added Resellers) both domestically and internationally.

        There can be no assurance that we will be successful in pursuing these business strategies, which necessarily involve certain risks (see "Management's Discussion and Analysis of Financial Position and Results of Operations—Certain Important Factors").

Research and Product Development

        We are committed to growing our business through research and development, and it is one of our major business strategies. We seek customer feedback in the product design process in order to meet changing requirements, and are committed to developing functional and integrated solutions in a rapid and efficient manner. As of July 31, 2003, we employed approximately 30 persons in our research and development efforts. Our highly trained staff of software, electrical, mechanical and chemical engineers is focusing on principal research and development activities such as:

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  developing secure printing solutions;

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  creating proprietary imaging supplies;

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  developing software and firmware for Wireless and Connectivity products;

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  developing new products that provide solutions for our strategic business partners; and

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  developing electronic payment solutions.

Support Services

        We offer technical support, maintenance and on-site services, portions of which are provided by third parties. We provide technical support through a toll-free telephone line from 7:00 AM to 5:00 PM (PST) and through our web site. We also provide on-site service through yearly maintenance contracts or on a time-and-materials basis.

        In addition to our technical support, maintenance and on-site services, we have maintained the MICR Technology Center, a research group dedicated to providing solutions for MICR document processing problems. Members of the testing facility for this research group have the ability to examine all aspects of the MICR printing process to pinpoint where improvements can be made and to ensure the highest-quality MICR line.

Sales and Marketing

        Our two business segments, Security Printing Solutions and Wireless and Connectivity Solutions have independent sales and marketing organizations. They focus on their respective product groups. They are similar in that they market products to Fortune 1000 companies through a direct sales force, and to small and mid-size businesses primarily through a network of distributors and value-added resellers. Our products are represented internationally, primarily through a distributor network.

        Our Security Printing Solutions segment markets check printing solutions to financial services, insurance, telecommunications, computer hardware, automotive, personnel, government and others. Our base of more than 5,000 active customers includes many Fortune 1000 companies and the U.S. Treasury. Chase Manhattan, Citigroup, Del Monte Foods, Deutsche Bank, Federal Express, Federal Reserve, Fidelity Investments, GMAC Commercial, Heinz USA, Hewlett Packard, IBM, Maersk

Line Ltd., Marsh USA, Monsanto, NCR Corporation, Progressive Insurance, Safeway Stores, Unisys, VISA USA, and Xerox are among the TROY customers that purchased payment products during the last 12 months.

        We sell our Wireless and Connectivity Solutions through OEM partners, value-added resellers, distributors and directly to corporations. Our OEM customers include companies such as OKI, Monarch, Zebra, Texas Instruments, Epson, Brother, Eastman Kodak, Encad, and Hitachi Koki. We have co-marketing arrangements with Sony Europe, Compaq, and Kyocera. Through our German sales team, we sell directly to major corporations such as Daimler Chrysler and Siemens.

        We have increased the number of sales and support staff dedicated to recruiting and training additional distributors and value-added resellers. This supports our strategy to sharpen our focus on mid-size and smaller companies that will increasingly use networks to facilitate their business needs. We also have management resources dedicated to recruiting and developing new OEM relationships and leveraging strategic alliances in support of our key business strategies.

        We promote our products through our web site, trade shows, advertising and direct marketing materials as well as referrals from our strategic business partners, including Texas Instruments, Atmel, Intersil Corporation, HP, IBM, and Standard Register.

Strategic Relationships

        In fiscal year 2002, TROY continued to establish and enhance relationships with key industry and technology partners.

        The digital check printer market continues to be an important part of our business, and we are continuing to develop new products to address the needs of the market. Since 1993, we have also maintained a strategic relationship with Hewlett-Packard's various printing groups. In addition, we are a member of Hewlett-Packard's LaserJet Integrated Solutions Partner Support Program (ISPS), a select group of third-party solutions partners. As a member of this group, we work with Hewlett-Packard on architecture issues for new product development. We believe that our relationship with Hewlett-Packard gives us a competitive advantage in marketing our products, primarily because of HP's reputation as the leading provider of laser printers throughout the world.

        We have a joint marketing relationship with IBM, the world leader in the development and manufacture of advanced information technology. In an agreement with TROY, IBM has agreed to purchase from us all of its MICR toner requirements for the IBM 3900, InfoPrint 4000, and the soon-to-be-released IBM 4100 family of high-speed laser printers.

        We are an OEM supplier to Standard Register. Standard Register is a recognized leader in delivering document management systems, products and services to healthcare, financial and general business markets. We private-label MICR and multi-purpose printers for Standard Register, to be used in conjunction with their various document management solutions including LINKUP™, a check printing software system, and PATIENT LINKUP™, a hospital admissions and document routing system.

        During 2002 we continued to ship our EtherWind 802.11b print server to Epson as part of an OEM agreement in which the EtherWind is bundled with the Epson Stylus C80 inkjet printer. We continued to enhance the EtherWind by taking advantage of our technology partnership with the Intersil Corporation as a part of the PRISM Partnership Initiative program. We have exchanged technology with Kyocera Wireless utilizing our WindConnect Bluetooth Printer Adapter and their new 7135 Smart Phone and this has led to a co-marketing agreement. We have also signed an alliance agreement with Kyocera-Mita printing and copying division that joint markets our WindConnect Bluetooth Printer Adapter and our EtherWind 802.11B Printer adapter. This has led to signing reseller agreements with many Kyocera-Mita dealers. We continued to be a partner with Texas Instruments by adapting our Bluetooth Protocol Stack to support the DSP family of processors.

Competition

        The market for our products is highly competitive and subject to rapid technological change. We compete principally on the basis of the quality, flexibility, convenience and security of our enterprise output solutions. Overall, we believe that we are well positioned in our industry and compete favorably as a result of:

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  our highly trained team of software, firmware, electrical, mechanical and chemical engineers and programmers;

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  our commitment to understanding the changing needs of our marketplace;

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  our ability to develop new solutions to meet those needs;

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  the breadth of our products' features;

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  our reputation for knowledge, technical expertise and professionalism;

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  the strength and scope of our strategic relationships;

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  our capable and reliable technical support capabilities; and

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  a historical and ongoing commitment to quality.

  Security Printing Solutions

        MICR Check printing solutions.    Our primary competitors in networked computer payment solutions are Source Technologies, Xerox, ACOM Solutions, and Rosetta. We believe that our current relationship with Hewlett-Packard gives us a competitive advantage in the MICR printing market, primarily because of Hewlett-Packard's reputation as the leading provider of laser printers worldwide.

        Imaging Supplies.    We compete in the specialty toner and ribbon market primarily on the basis of quality and service. Color Image is our most significant competitor with respect to our toner products. Our significant competitors with respect to ribbons are Nu-Kote International, Fuji Copian Corporation and Columbia. We position ourselves as a full-service provider, with a pricing strategy that reflects our quality, reliability, precision of formulation and available customer support. We believe we have been able to maintain a leadership position in the MICR printer and imaging supplies business as a result of advanced technological features (including security), higher levels of quality and value-added services.

        Financial Software & Services Solutions.    We develop, market and support a variety of software systems. Our key competitors are CheckFree and Politzer & Haney for ACH processing systems. We believe our software systems have unique features that competitively differentiate them from other providers. We continue to develop enhancements to our core software systems that, we believe, will continue to provide unique capabilities to our software users.

        We are an authorized reseller of Certegy check verification services, formerly Equifax Check Services. Certegy also has other authorized resellers, such as BankServ, Xign and Intellicheck, which provide competitive service offerings. eCheck Secure provides secure online checks and competes with Authorize.net, Deluxe Check, PaybyCheck, and a host of other online check service providers. TROY differentiates itself in real-time verification, coupling a flexible front end with back-office reporting.

  Wireless and Connectivity Solutions

        Wireless Solutions.    The Bluetooth and 802.11b wireless markets are emerging markets. Our primary competitors in the Bluetooth market are MPI, AnyCom and Axis Communications. In addition,

HP, NEC and Samsung have delivered Bluetooth capabilities on their lines of printers. Our competitors in the 802.11b printer connectivity market are HP, Buffalo, Linksys, D-Link, Sercomm, and Komatsu. Competitors with our expanded 802.11b product line beyond the print server include Cisco, Agere, 3Com, Linksys, D-Link, SMC, Proxim, Symbol, and others. Our primary competitors in the Bluetooth software protocol stack market are Extended Systems Inc. and Widcomm Inc. Other competitors include IVT Corporation, Stonestreet One, Inc., and several other smaller companies.

        Connectivity Solutions.    In the print server market, HP, Intel, Axis, S.E.H., J.C.I., Lantronix, Lexmark and MiLAN offer competing products that are suitable for multiprotocol enterprise network printing applications. There are many other commodity print servers, including very low-cost products, but such commodity print servers are not usually suitable for enterprise networks due to inadequate protocol support and features, limited customer support and low performance. In addition, our support of both PrintraNet and IPP Internet connectivity provides another advantage over most of our competitors. Although Hewlett-Packard makes print servers, we do not generally consider them a direct competitor. This is because we are a Hewlett-Packard partner providing DEC and Banyan VINES connectivity solutions that are not available on Hewlett-Packard products.

Intellectual Property

        We have certain proprietary printing system components, manufacturing processes, information, knowledge, trademarks and trade names. We rely on a combination of patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements with employees and internal confidentiality measures to protect our intellectual property rights and confidential information. We seek patents from time to time on products and processes. The decision to seek additional patents is based on analysis of various business considerations such as the cost of obtaining a patent, the likely scope of patent protection and the benefits of patent protection relative to relying on trade secrets protection and other measures. We also rely on specialized know-how and continuing technological innovation to develop and maintain our competitive position.

        As of July 31, 2003, we held seven United States patents. Our existing patents primarily cover components of our impact printing systems and proprietary consumables. There can be no assurance that our issued patents will provide meaningful protection of our products and technologies. In addition, patent applications can be denied or significantly reduced before issuance. Moreover, there can be no assurance that third parties will not assert intellectual property infringement claims against us or that, if such claims are asserted, we would prevail or be able to obtain any necessary licenses.

        We believe that our proprietary manufacturing processes and techniques, materials expertise and trade secrets may provide us with a competitive advantage as important as, if not more important than, patent protection. We seek to maintain the confidentiality of this proprietary information by requiring employees who have access to proprietary information to sign confidentiality agreements and by limiting its disclosure to outside parties. There can be no assurance, however, that these measures will provide us with adequate protection of our proprietary information or with adequate remedies in the event of unauthorized use or disclosure. In addition, there can be no assurance that our competitors will not independently develop or otherwise gain access to processes, techniques or trade secrets that are similar or superior to ours. Finally, as with patent rights, legal action to enforce trade secret rights can be lengthy and costly, with no guarantee of success.

Environmental and Regulatory Matters

        Our MICR printer and imaging supplies manufacturing operations are subject to numerous domestic and international laws and regulations, particularly relating to environmental matters that impose limitations on the discharge of pollutants into the air, water and soil and establish standards for the treatment, storage and disposal of solid and hazardous wastes. We are also required to have permits from a number of governmental agencies in order to conduct various aspects of our business. Compliance with these laws and regulations is not expected to have a material adverse effect on our capital expenditures, earnings or competitive position. There can be no assurance, however, that future changes in environmental laws or regulations, or in the criteria required to obtain or maintain necessary permits, will not have a material adverse effect on our operations.

Employees

        As of July 31, 2003, we employed approximately 218 persons. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages and consider relations with our employees to be good.

Properties

        We currently lease approximately 37,000 square feet of space for our headquarters in Santa Ana, California. Our other facilities are located in Wheeling, West Virginia, where we lease approximately 77,000 square feet for a manufacturing facility; in Nashville, Tennessee, where we lease approximately 5,300 square feet; in Boise, Idaho, where we lease 1,500 square feet; in Coquitlam, British Columbia, where we lease approximately 7,000 square feet; and in Herrenberg, Germany, where we lease 6,000 square feet. We consider our present facilities to be sufficient for our current operations.

Legal Proceedings

        On November 21, 2002, Tom Lloyd filed an action in the Superior Court of the State of California in and for Orange County against TROY and its directors, alleging that defendants breached their fiduciary duties by attempting to provide the Dirk family with preferential treatment in connection with their efforts to complete a sale of the company. The complaint seeks to enjoin an acquisition of TROY by the Dirk family, as well as attorneys' fees. We believe that our company and the individual defendants have meritorious defenses in the Lloyd action, and intend to continue to defend this lawsuit vigorously. If this litigation is resolved in favor of the plaintiffs, however, it could have a material adverse effect on our ability to complete the merger.

        Beginning in December 2002, while Dirk Inc. was negotiating the terms of the proposed merger with the special committee, defendants in the Lloyd Action began exploring the possibility of a non-litigated resolution of the action with counsel for plaintiff Tom Lloyd. Those discussions included defendants' directors and officers liability insurance carrier, Carolina Casualty Insurance Company. Negotiations were ongoing on March 20, 2003, the date that TROY announced its agreement to merge with Dirk, Inc.

        On April 28, 2003, at a status conference before the court, the parties reported that they thought that they were close to resolving the action on mutually acceptable terms. These negotiations continued throughout May 2003, and thus were ongoing at the time that TROY learned of the proposed buyout offer by Westar. Those negotiations intensified in June 2003, and concluded on June 25, 2003, when the parties executed a MOU settling the Lloyd Action subject to final documentation, court approval, and other customary conditions.

SELECTED HISTORICAL FINANCIAL DATA

        The selected financial data set forth below as of November 30, 2002, 2001, 2000, 1999 and 1998 and for each of five fiscal years ended November 30 are derived from our consolidated financial statements, which appear elsewhere in this proxy statement. The selected consolidated financial data set forth below as of and for the six months ended May 31, 2003 and 2002 are derived from our unaudited consolidated financial statements, which appear elsewhere in this proxy statement. Such unaudited consolidated financial statements have been prepared by us on a basis consistent with our annual audited consolidated financial statements and, in the opinion of our management, contain all normal recurring adjustments necessary for a fair presentation of the consolidated financial position and the results of operations for the applicable periods. Operating results for the six months ended May 31, 2003 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below should be read in conjunction with our consolidated financial statements and notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

Summary Statements of Operations Data
(in thousands, except per share data)

						Six Months Ended
For the year ended November 30:	1998	1999	2000	2001	2002	May 31, 2002	May 31, 2003
						As restated	(unaudited)
						(unaudited)
Net sales	$35,758	$59,121	$52,310	$49,218	$54,998	$27,596	$27,803
Gross profit	14,262	22,531	22,257	18,452	16,987	10,952	11,172
Net income (loss)	4,434	5,827	2,407	(5,945)	(3,175)	(292)	472
Pro forma net income(1)	2,371	—	—	—	—	—	—
Basic net income (loss) per share	$0.32	$0.67	$0.22	$(0.55)	$(0.30)	$(0.03)	$0.04
Diluted net income (loss) per share	$0.31	$0.64	$0.21	$(0.55)	$(0.30)	$(0.03)	$0.04
Weighted average diluted shares outstanding	7,745	9,116	11,369	10,775	10,647	10,645	10,650

(1)
Pro forma net income and pro forma diluted net income per share data give effect to the October 30, 1998 conversion by Troy and Troy Systems from S corporations to C corporations for federal and state income tax purposes and assume that Troy and Troy Systems were subject to corporate income taxes at an effective combined federal and state income tax rate of 40.0%.

Summary Balance Sheet Data:
(in thousands)

At November 30:	1998	1999	2000	2001	2002	Six Months Ended May 31, 2003
						(unaudited)
Working capital	$5,806	$25,011	$24,903	$21,170	$19,317	$19,820
Total assets	18,918	37,058	42,575	37,007	33,539	32,897
Long-term debt (net of current portion)	3,333	331	272	193	120	82
Stockholders' equity	8,265	29,795	35,615	28,732	25,626	26,187
Book value per share						2.46
Merger price per share						2.76

        The above information includes our initial public offering on July 21, 1999 and our acquisitions of XCD Incorporated in October 1998, Telgate Systems in May 1999, American Development (AMDev), Inc. in February 2000, CableNet Technologies in May 2000 and the printing solutions operations of Extended Systems Incorporated in May 2001. See Note 2 to our financial statements for further information including information regarding pro forma net income.

QUARTERLY FINANCIAL DATA

        The quarterly results for the first and second quarter of fiscal 2002 have been restated to reflect the recording of certain inventory and inventory related accounts payable adjustments discovered in the third quarter of fiscal 2002 to the relevant periods. During the third quarter physical inventory counts were conducted and certain inventory adjustments were discovered. We completed a comprehensive review of our inventory related internal controls to determine the cause of the identified inventory differences. We have determined that certain differences arising from inventory and inventory related accounts payable were attributable to the first and second quarters of fiscal 2002. We have restated the results of those quarters and associated year-to-date amounts in those periods and filed amended Forms 10-Q.

Fiscal 2002 (unaudited)
(in thousands, except per share data)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Restated)	(Restated)
Net sales	$13,571	$14,025	$13,649	$13,753
Gross profit	5,414	5,538	3,335	2,700
Operating loss	(298)	(202)	(1,806)	(2,618)
Net loss	(180)	(112)	(1,165)	(1,718)
Net loss per share:
Basic	(.02)	(.01)	(.11)	(.16)
Diluted	(.02)	(.01)	(.11)	(.16)

        In the fourth quarter of fiscal year 2002, we performed an extensive analysis of the Wireless and Connectivity segment due to changes in the economic, technical and competitive conditions that occurred during this period. As a result of this analysis, we recorded a charge for excess and obsolete inventories of $1,878,000, and recorded an amortization charge of $707,000 to write down capitalized software development costs to net realizable value during the fourth quarter.

Fiscal 2001 (unaudited)
(in thousands, except per share data)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$11,309	$9,800	$13,674	$14,435
Gross profit	4,453	3,574	5,513	4,912
Operating income (loss)	(1,181)	(2,402)	230	(6,772)
Net income (loss)	(585)	(1,581)	220	(3,999)
Net income (loss) per share:
Basic	(.05)	(.15)	.02	(.37)
Diluted	(.05)	(.15)	.02	(.37)

        During the fourth quarter of fiscal 2001, we recorded a charge for the impairment of long-lived assets of $5.6 million and increased the reserve for obsolete and excess inventory by $1.1 million. See Note 14 in our financial statements for additional discussion.

        An expense on the quarterly statements of income for fiscal years 2001 and 2002 has been reclassified with no effect on net income or earnings per share to be consistent with the classification adopted for the year ended November 30, 2002.

        Quarterly calculations of net earnings per share do not equate to the calculations for the fiscal year as quarterly calculations are made on a discrete basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Background

        We are a worldwide provider of enterprise output solutions. For the past three years, we have been expanding beyond our core business in digital check printing systems and related consumables by developing electronic payment systems and wired and wireless networking solutions. Most of this new product expansion was accomplished through the acquisition and further investment in five small technology companies. These acquisitions have been organized under our two primary business segments: Security Printing Solutions (previously TROY Systems) and Wireless and Connectivity Solutions (previously TROY Wireless).

        Security Printing Solutions provides state-of-the-art payment systems ranging from high security digital check printing systems to electronic payment and funds transfer solutions. Our systems are used to transfer funds between bank accounts using paper checks or electronic ACH (Automated Clearing House) processes. Our products provide our customers with payment solutions that offer security, speed, flexibility and efficiency. Chase Manhattan, Citigroup, Del Monte Foods, Deutsche Bank, Federal Express, Federal Reserve, Fidelity Investments, GMAC Commercial, Heinz USA, Hewlett Packard, IBM, Maersk Line Ltd., Marsh USA, Monsanto, NCR Corporation, Progressive Insurance, Safeway Stores, Unisys, VISA USA, and Xerox are among the TROY customers that purchased payment products during the last 12 months.

        Wireless and Connectivity Solutions provides hardware and software solutions that enable enterprises to share intelligent devices like printers either wirelessly or using traditional networks. Our wireless products include several devices which exchange information via Bluetooth™ and 802.11b short-range radio connections. Brother Industries, Ltd., Seiko Epson Corporation and DaimlerChrysler AG are among the TROY Wireless customers that have purchased these products during the last 12 months.

        We serve a wide variety of industries including financial services, insurance, telecommunications, computer hardware, automotive, personnel, government and others. We distribute our solutions around the world and market our products through a direct sales force and a network of distributors and value-added resellers. More than 5,000 customers have purchased our products and services during the last 12 months.

        In fiscal years 2000, 2001, and 2002, there were no customers who accounted for 10% or more of our net sales.

Results of Operations

        The following table sets forth, for the periods indicated, certain information derived from our consolidated statements of operations expressed as a percentage of net sales:

	Fiscal Year Ended November 30,			Six Months Ended
				May 31, 2002	May 31, 2003
	2000	2001	2002
				As restated
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	57.5	62.5	69.1	60.3	59.8
Gross profit	42.5	37.5	30.9	39.7	40.2
Selling, general and administrative expenses	27.1	31.9	27.1	28.5	27.7
Research and development expenses	8.4	12.2	12.5	12.8	9.7
Amortization of long-lived assets	1.8	2.5	0.3	0.2	0.1
Impairment of long-lived assets	—	11.5	—	—	—
Operating income (loss)	5.2	(20.6)	(9.0)	(1.8)	2.7
Interest income	1.6	1.0	0.2	0.3	0.1
Interest expense	—	(0.2)	—	(0.1)	—
Income (loss) before income taxes	6.8	(19.8)	(8.8)	(1.6)	2.8
Provision for income taxes (credit)	2.2	(7.7)	(3.0)	(0.5)	1.1
Net income (loss)	4.6	(12.1)	(5.8)	(1.1)%	1.7%

Six Months Ended May 31, 2003 Compared to Six Months Ended May 31, 2002

        Net Sales.    Our net sales were $27.8 million for the six months ended May 31, 2003, with $20.4 million attributable to Security Printing Solutions and $7.4 million attributable to Wireless and Connectivity Solutions. Net sales in the six months ended May 31, 2003 increased by $0.2 million, or 0.8%, from $27.6 million in the six months ended May 31, 2002, primarily due to increased sales of our wired connectivity products, partially offset by decreased sales of Security Printing Solutions products. The decline in Security Printing Solutions sales was primarily due to a $0.7 million reduction in sales to a major distributor that declared Chapter 11 bankruptcy in May 2003. Although sales of wired connectivity products increased in the first six months of fiscal 2003, we anticipate that sales of wired connectivity products, which constitute a significant portion of our overall sales of Wireless and Connectivity Solutions, will decline as these products are at or approaching end of life. Net sales were not significantly affected by price changes.

        Cost of Goods Sold.    Cost of goods sold were $16.6 million in the six months ended May 31, 2003 and 2002. Cost of goods sold as a percentage of net sales decreased to 59.8% in the six months ended May 31, 2003 from 60.3% in the six months ended May 31, 2002, primarily due to cost reductions from the consolidation of manufacturing facilities in fiscal 2002.

        Gross Profit.    Gross profit increased by $0.2 million to $11.2 million in the six months ended May 31, 2003 from $11.0 million in the six months ended May 31, 2002. Gross profit as a percentage of net sales increased to 40.2% in the six months ended May 31, 2003 from 39.7% in the six months ended May 31, 2002, primarily due to cost reductions from the consolidation of manufacturing facilities in fiscal 2002.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses decreased by $0.2 million, or 2.0%, to $7.7 million in the six months ended May 31, 2003 from $7.9 million in the six months ended May 31, 2002. General and administrative expenses in the first six months of fiscal 2003 included $1.1 million in professional fees related to the year-end audit and the proposed merger described above under Recent Developments, which were offset by cost savings from reductions in staff. Selling, general and administrative expenses as a percentage of net sales decreased to 27.7% in the six months ended May 31, 2003 from 28.5% in the six months ended May 31, 2002.

        Research and Development Expenses.    Research and development expenses decreased by $0.8 million, or 23.6%, to $2.7 million in the six months ended May 31, 2003 from $3.5 million in the six months ended May 31, 2002, due to reduced spending in both Wireless and Connectivity and Security Printing Solutions. The total research and development expenses for the first six months of fiscal 2003 included $1.7 million for Security Printing Solutions and $1.0 million for Wireless and Connectivity Solutions. Research and development expenses as a percentage of net sales was 9.7% in the six months ended May 31, 2003 and 12.8% in the six months ended May 31, 2002. We expect research and development activities to focus primarily on our security printing solutions products and to a lesser extent on enhancements to our wireless networking products. However, we have the ability to redirect our research and development activities as needed based on our product strategies and market opportunities. We forecast and budget research and development expenses by segment, but not by project. The anticipated timing for the commercialization of any of our development efforts is not currently known.

        Amortization of Intangible Assets.    Amortization of intangible assets decreased by $38,000 to $22,000 in the six months ended May 31, 2003 from $60,000 in the six months ended May 31, 2002. This decrease resulted from no amortization of goodwill in fiscal 2003 compared to amortization of $38,000 in fiscal 2002.

        Operating Income (Loss).    Operating income (loss) increased by $1.2 million to income of $0.7 million in the six months ended May 31, 2003 from a loss of $0.5 million in the six months ended May 31, 2002. The operating income as a percentage of net sales was 2.7% in the six months ended May 31, 2003 compared to loss of (1.8)% in the six months ended May 31, 2002.

        Interest Income.    Interest income decreased by $53,000 to $26,000 in the six months ended May 31, 2003 from $79,000 in the six months ended May 31, 2002. This decrease is the result of reductions in our investment in available-for-sale securities due to working capital requirements and lower rates of interest on invested securities.

        Interest Expense.    Interest expense decreased by $22,000 to $8,000 in the six months ended May 31, 2003 from $30,000 in the six months ended May 31, 2002. This decrease was due to reductions in the balance due on notes payable.

        Income Taxes.    Income taxes increased to a $0.3 million tax expense in the six months ended May 31, 2003 from a $0.2 million tax benefit in the six months ended May 31, 2002. This increase is a result of increased income before income taxes. Income tax expense (benefit) as a percentage of pretax income (loss) was 38.2% in the six months ended May 31, 2003 compared to 35.3% in the six months ended May 31, 2002.

Fiscal Year Ended November 30, 2002 Compared to Fiscal Year Ended November 30, 2001

        Net Sales.    Net sales in the fiscal year ended November 30, 2002 were $55.0 million, an increase of $5.8 million, or 11.7%, from $49.2 million in the fiscal year ended November 30, 2001. This cumulative increase in net sales represents a $3.7 million increase in sales of Security Printing Solutions and an increase of $2.1 million in sales of Wireless and Connectivity Solutions. The increase in sales of Security Printing Solutions resulted from increased orders from existing customers for printers and toner supplies. The increase in Wireless and Connectivity Solutions is due to $3.8 million in sales of wired connectivity products related to our acquisition of the printing solutions operations of Extended Systems Inc. which was partially offset by reduced sales of other wired connectivity products. The sales of $3.8 million represent the increase in sales of the Extended Systems, Inc. products from 2001 to 2002 because Extended Systems, Inc. products were sold for a full year in 2002, but only for six months in 2001 due to Extended Systems, Inc. being acquired on May 31, 2001. Sales of wireless products were approximately $.9 million and have not met our expectations. We anticipate that sales of wired connectivity products, which constituted a significant portion of our overall sales of Wireless and Connectivity Solutions, will decline as these products are at or approaching end of life. Net sales of software licensing revenue included in the Wireless and Connectivity Solutions segment increased from $476,000 in fiscal year ended November 30, 2001 to $818,000 in fiscal year ended November 30, 2002. Net sales were not significantly affected by price changes.

        Cost of Goods Sold.    Cost of goods sold increased by $7.2 million or 23.5% to $38.0 million in the fiscal year ended November 30, 2002 from $30.8 million in the fiscal year ended November 30, 2001. This increase was due to increased sales and related costs of Security and Printing Solutions products of $3.4 million, and the following increased costs related to Wireless and Connectivity Solutions: $2.9 million additional costs as a result of the Company's acquisition of the printing solutions operations of Extended Systems, Inc., a charge for the increase in the inventory reserve of $0.2 million for excess and obsolete inventories, and an additional amortization charge of $0.7 million to write down capitalized software development costs to net realizable value. The net realizable value write down and a significant portion of the increased inventory reserve is a result of lower forecasted sales for wireless products. The inventory reserve increase was based on the evaluation of assumptions about future demand and market conditions and the conclusion that some of the inventory was excess or obsolete. The reserve was increased to record the excess and obsolete inventory at the lower of cost or market. Approximately $2.6 million was charged to cost of goods sold in 2002 compared to $2.4 million charged to cost of goods sold in 2001. None of the reserved inventory was sold at a profit during 2002 or 2001. We intend to sell the obolete and excess inventory or to dispose of it. When these parts are sold or disposed of, we anticipate no material effect on gross margin. Cost of goods sold as a percentage of net sales increased to 69.1% in the fiscal year ended November 30, 2002 from 62.5% in the fiscal year ended November 30, 2001. Cost of goods sold could vary due to changes in the mix of wireless and connectivity products and software solutions sold.

        Gross Profit.    As a result of the above factors, gross profit decreased by $1.5 million to $17.0 million in the fiscal year ended November 30, 2002 from $18.5 million in the fiscal year ended November 30, 2001. Gross profit as a percentage of net sales decreased to 30.9% in the fiscal year ended November 30, 2002 from 37.5% in the fiscal year ended November 30, 2001. Security Printing Solutions and Wireless and Connectivity Solutions gross profit as a percentage of net sales decreased by 2.1% and 6.2%, respectively, in the fiscal year ended November 30, 2002 from the fiscal year ended November 30, 2001.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses decreased by $773,000 or 4.9% to $14.9 million in the fiscal year ended November 30, 2002 from $15.7 million in the fiscal year ended November 30, 2001. This decrease primarily was due to reductions in staff in both Security Printing Solutions and Wireless and Connectivity Solutions. Selling, general and administrative expenses as a percentage of net sales decreased to 27.1% in the fiscal year ended November 30, 2002 from 31.9% in the fiscal year ended November 30, 2001, due to reductions in expenses. We intend to continue reducing general and administrative expenses while investing selectively in the sales force, and adding technical resources as required.

        Research and Development Expenses.    Research and development expenses increased by $845,000 or 14.0% to $6.9 million in the fiscal year ended November 30, 2002 from $6.0 million in the fiscal year ended November 30, 2001 due to investments in toner development and financial software, both with respect to Security Printing Solutions. Research and development expenses as a percentage of net sales was 12.5% in the fiscal year ended November 30, 2002 and 12.2% in the fiscal year ended November 30, 2001. We expect research and development activities to focus primarily on our security printing solutions products and to a lesser extent on enhancements to our wireless networking products. However, we have the ability to redirect our research and development activities as needed based on our product strategies and market opportunities. We forecast and budget research and development expenses by segment, but not by project. The anticipated timing for the commercialization of any of our development efforts is not currently known.

        Amortization of Intangible Assets.    Amortization of intangible assets decreased by $1.1 million or 89.4% to $131,000 in the fiscal year ended November 30, 2002 from $1.2 million in the fiscal year ended November 30, 2001. This decrease was the result of the write-off in fiscal year 2001 of the impaired intangible assets associated with our acquisitions.

        Operating Loss.    As a result of the above factors, we recorded an operating loss of $4.9 million in the fiscal year ended November 30, 2002 compared to an operating loss of $10.1 million in the fiscal year ended November 30, 2001. The operating loss in both fiscal years primarily was due to losses reported by our Wireless and Connectivity business (See Note 13 to our financial statements). The operating loss as a percentage of net sales was 9.0% in the fiscal year ended November 30, 2002 compared to an operating loss as a percentage of net sales of 20.6% in the fiscal year ended November 30, 2001.

        Interest Income.    Interest income decreased by $414,000 or 80.4% to $101,000 in the fiscal year ended November 30, 2002 from $515,000 in the fiscal year ended November 30, 2001. This income was due to our investment of current cash and available for sale securities and our cash flows provided by operations. This decrease is the result of lower rates on our investments in available for sale securities due to our acquisitions, our stock repurchase program and working capital requirements.

        Interest Expense.    Interest expense decreased by $104,000 to $34,000 in the fiscal year ended November 30, 2002 from $138,000 in the fiscal year ended November 30, 2001. This decrease was due to reduced borrowings under our line of credit.

        Income Taxes.    We reported an income tax credit of $1.7 million in the fiscal year ended November 30, 2002 compared to income tax credit of $3.8 million in the fiscal year ended November 30, 2001. The credit was due to our operating loss and increases in research and development and other tax credits. The recoverability of our deferred tax asset is dependant on our ability to generate future taxable income.

Fiscal Year Ended November 30, 2001 Compared to Fiscal Year Ended November 30, 2000

        Net Sales.    Net sales in the fiscal year ended November 30, 2001 were $49.2 million, a decrease of $3.1 million, or 5.9%, from $52.3 million in the fiscal year ended November 30, 2000. This cumulative decrease in net sales represents a $5.1 million decrease in sales of Security Printing Solutions due to an economic slowdown, which was partially offset by an increase of $2.0 million in sales of Wireless and Connectivity Solutions. Net sales during the fiscal year ended November 30, 2001 in the Wireless and Connectivity Solutions segment include $4.8 million related to our acquisition of the printing solutions operations of Extended Systems. Net sales of software licensing revenue included in the Wireless and Connectivity Solutions segment decreased from $2.8 million in fiscal year ended November 30, 2000 to $476,000 in fiscal year ended November 30, 2001. Net sales were not significantly affected by price changes.

        Cost of Goods Sold.    Cost of goods sold increased by $713,000 or 2.4% to $30.8 million in the fiscal year ended November 30, 2001 from $30.1 million in the fiscal year ended November 30, 2000. This increase primarily was due to $2.5 million additional costs as a result of our acquisition of the printing solutions operations of Extended Systems and an increase in the inventory reserve of $1.6 million for excess and obsolete inventories, both in Wireless and Connectivity Solutions, partially offset by reductions due to lower sales in Security Printing Solutions. The increase in the reserve for excess and obsolete inventories partially resulted from an analysis of our long-lived assets and could vary significantly in future years. Cost of goods sold as a percentage of net sales increased to 62.5% in the fiscal year ended November 30, 2001 from 57.5% in the fiscal year ended November 30, 2000.

        Gross Profit.    As a result of the above factors, gross profit decreased by $3.8 million to $18.5 million in the fiscal year ended November 30, 2001 from $22.3 million in the fiscal year ended November 30, 2000. Gross profit as a percentage of net sales decreased to 37.5% in the fiscal year ended November 30, 2001 from 42.5% in the fiscal year ended November 30, 2000.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased by $1.5 million or 10.5% to $15.7 million in the fiscal year ended November 30, 2001 from $14.2 million in the fiscal year ended November 30, 2000. This increase primarily was due to additional operating expenses of $942,000 as a result of our acquisition of the printing solutions operations of Extended Systems Incorporated. Selling, general and administrative expenses as a percentage of net sales increased to 31.9% in the fiscal year ended November 30, 2001 from 27.1% in the fiscal year ended November 30, 2000, due to our acquisition strategy and our associated growth requirements.

        Research and Development Expenses.    Research and development expenses increased by $1.7 million or 37.9% to $6.0 million in the fiscal year ended November 30, 2001 from $4.4 million in the fiscal year ended November 30, 2000. Research and development expenses as a percentage of net sales was 12.2% in the fiscal year ended November 30, 2001 and 8.4% in the fiscal year ended November 30, 2000.

        We capitalize certain software development costs in accordance with Financial Accounting Standards Board (FASB) Statement No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Under the provisions of FASB No. 86, we capitalize computer software development costs from the point that technological feasibility is established until the time when the product is available for general release to the public. Research and development costs, consisting of software development costs incurred until the point of technological feasibility, are charged to operations when incurred. Software development costs capitalized were $154,000 during fiscal year ended November 30, 2000 compared to $1.3 million during fiscal year ended November 30, 2001. We anticipate the estimated lives of these products to be approximately five years.

        Amortization of Intangible Assets.    Amortization of intangible assets increased by $252,000 or 25.6% to $1.2 million in the fiscal year ended November 30, 2001 from $1.0 million in the fiscal year ended November 30, 2000. This increase was the result of increases in the intangible assets associated with our acquisitions.

        Impairment of Long-Lived Assets.    During the fourth quarter of fiscal year 2001, we initiated an analysis of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), to determine if there was impairment of long-lived assets. This analysis was initiated due to changes in our business environment, primarily the lower sales and profit projections for the businesses that were acquired compared to earlier projections, and certain changes in our management. The new projections were developed in conjunction with our annual business planning process which was completed in the fourth quarter of 2001. This analysis was done on a business unit by unit basis as it was determined that these units were independent of each other and were the lowest level for which cash flows could be identified. The business units identified were similar to the businesses acquired by us since 1998. Management analyzed the product lines, and the sales projections for certain products, such as the wireless print servers, were significantly reduced based on new estimates of market demand. In addition, the analysis showed the acquired print server products and technologies were at or approaching their end of life and the ACH processing services were not generating the cash flows anticipated when these businesses were acquired. All of the impaired assets were purchased in these acquisitions. We completed this analysis with the assistance of an independent valuation firm. The analysis indicated that these business units would not generate sufficient positive cash flows over the projected period of five years, which approximated the remaining life of the long-lived assets, and that there was no current value or residual value beyond the value of the net current assets and certain property and equipment. Substantially all of the intangible assets of certain of these business units were written off at November 30, 2001 because they were projected to generate insufficient positive cash flows. Certain property and equipment of these business units were not written off because they continue to be used in operations and were determined to have value. As a result of this analysis, we recorded a charge in 2001 of $5,634,000 for the impairment of long-lived assets on a business unit by unit basis as follows:

Business Unit	Amount	Segment
XCD	$1,085,000	Wireless and Connectivity
American Development	1,945,000	Security Printing Solutions
CableNet	2,074,000	Wireless and Connectivity
ESI	530,000	Wireless and Connectivity

Total	$5,634,000

        The amortization expense recorded for these assets in 2001 prior to the recorded impairment charge was $1,261,000.

        At November 30, 2001, we had $2,470,000 in intangible assets that was determined to be not impaired. Included in this amount are capitalized software development costs related to new Wireless and Connectivity products and StarACH™, our newest ACH software product. Amortization expense on these intangible assets in 2002 was $520,000.

        Operating Income (Loss).    As a result of the above factors, we recorded an operating loss of $10.1 million in the fiscal year ended November 30, 2001 compared to operating income of $2.7 million in the fiscal year ended November 30, 2000. The operating loss as a percentage of net sales was 20.6% in the fiscal year ended November 30, 2001 compared to operating income as a percentage of net sales of 5.2% in the fiscal year ended November 30, 2000.

        Interest Income.    Interest income decreased by $350,000 or 40.5% to $515,000 in the fiscal year ended November 30, 2001 from $865,000 in the fiscal year ended November 30, 2000. This income was due to our investment of current cash and available for sale securities and our cash flows provided by operations. This decrease is the result of lower rates on our investments in available for sale securities due to our acquisitions, our stock repurchase program and working capital requirements.

        Interest Expense.    Interest expense increased by $119,000 to $138,000 in the fiscal year ended November 30, 2001 from $19,000 in the fiscal year ended November 30, 2000. This increase was due to increased borrowings under our line of credit.

        Income Taxes.    We reported an income tax credit of $3.8 million in the fiscal year ended November 30, 2001 compared to income tax expense of $1.2 million in the fiscal year ended November 30, 2000. The credit was due to our operating loss and increases in research and development and other tax credits. The recoverability of our deferred tax asset is dependent on our ability to generate future taxable income.

Backlog

        We sell our products on a purchase order basis rather than through long-term contracts. Because we typically ship product within 30 days of order and customers may cancel or reschedule deliveries, we do not consider backlog to be a reliable indicator of future financial results.

Liquidity and Capital Resources

        Cash flows provided by operating activities were $48,000 in the six months ended May 31, 2003 compared to $0.5 million cash flows provided in the six months ended May 31, 2002, and cash flows provided by operating activities of $1.4 million in the fiscal year ended November 30, 2002. The decrease in cash flows provided in the six months ended May 31, 2003 compared to the six months ended May 31, 2002 was primarily due to an increase in inventories partially offset by increased net income. The cash flows provided by operating activities in the fiscal year ended November 30, 2002 primarily were due to reductions in inventories and accounts receivable and a reduced net loss.

        Cash flows used in investing activities were $0.2 million in the six months ended May 31, 2003 compared to cash flows provided by investing activities of $1.9 million in the six months ended May 31, 2002 and cash flows provided by investing activities of $4.0 million in the fiscal year ended November 30, 2002. Included in cash flows provided by investing activities in the six months ended May 31, 2002 was $1.7 million in net maturities of available-for-sale securities. Included in cash flows provided by investing activities in the fiscal year ended November 30, 2002 was $4.7 million in net maturities of available-for-sale securities.

        Cash flows used in financing activities were $26,000 in the six months ended May 31, 2003 compared to cash flows provided by financing activities of $35,000 in the six months ended May 31, 2002 and cash flows used in financing activities of $1,000 in the fiscal year ended November 30, 2002.

        We have a $5,000,000 line-of-credit agreement with Comerica Bank. As of November 30, 2002 and May 31, 2003, there were no borrowings outstanding against the line of credit. Borrowings under the line of credit bear interest at the lesser of the bank's reference rate (4.25% at November 29, 2002 and May 31, 2003) less 0.25% or the bank's LIBOR rate (1.44% at November 29, 2002 and 1.32% at May 31, 2003) plus 2% and are limited to 80% of eligible accounts receivable and 50% of eligible inventories if total liabilities to tangible effective net worth is greater than two to one. In connection with the line-of-credit agreement, we have a $650,000 standby letter-of-credit sublimit agreement of which approximately $80,000 was outstanding at November 30, 2002 and May 31, 2003. This line of credit is secured by substantially all of our assets. Our borrowing arrangement requires us to comply with certain financial covenants. As of November 30, 2002 and May 31, 2003, we had approximately $4,920,000 in availability under the line of credit. The line-of-credit borrowings are due on demand. The agreement may be terminated by either party.

        We believe that existing cash balances, cash generated by operating activities, and funds available under our credit facility will be sufficient to finance our operating activities for at least the next 12 months, which will include expenditures of approximately $1.9 million for toner compounding equipment, and approximately $400,000 for a new ERP system. To the extent that the funds generated from these sources are insufficient to finance our operating activities, we would need to raise additional funds through public or private financing. We cannot assure you that additional financing will be available on terms favorable to us, or at all.

        In March 2001, we established a stock repurchase program under which TROY's common stock, with an aggregate market value up to $4.0 million, may be acquired in the open market. As of November 30, 2002 and February 28, 2003, we have purchased approximately 320,565 shares of common stock in the open market, at an average price of $3.67 per share, under the stock repurchase program. Approximately $2.8 million remain available for future common stock repurchases.

Critical Accounting Policies

  Application of Critical Accounting Policies

        Our significant accounting policies are described in Note 1 to the consolidated financial statements included in Item 8 of this Form 10-K. Critical accounting policies are defined as those that are the most important to the accurate portrayal of our financial condition and results of operations. Critical accounting policies require management's subjective judgment and may produce materially different results under different assumptions and conditions. Our operations are affected by numerous factors including market acceptance, changes in technologies and new laws and government regulations and policies. We cannot predict what impact, if any, the occurrence of these or other events might have on our operations. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, the reserve for slow moving or obsolete inventories, the fair value of long-lived and intangible assets and the realizability of deferred tax assets. We have discussed the development and selection of these critical accounting policies with the Audit Committee of our Board of Directors, and the Audit Committee has reviewed and approved our related disclosure in this Management's Discussion and Analysis of Financial Condition and Results of Operations. The following are our critical accounting policies:

  Inventories

        We value inventories at the lower of cost or market on a first-in, first-out basis. We use a standard cost system for purposes of determining cost. The standards are adjusted periodically to ensure they approximate actual costs. We include materials, labor and manufacturing overhead in the cost of inventories. We write down the carrying value of our inventory to market value for based upon assumptions about future demand and market conditions. We compare current inventory levels on a product basis to our current sales forecasts in order to assess our inventory balance. Our sales forecasts are based on economic conditions and trends (both current and projected), anticipated customer demand, expected future products and other assumptions. Our estimates may differ from actual results due to the quality, quantity and mix of products in inventory, customer preferences and economic conditions and as a result, additional write-downs may be required.

  Capitalization of software development costs

        Costs incurred in the research, design and development of software for sale to others as a separate product or embedded in a product and sold as part of the product as a whole are charged to expense until technological feasibility is established. Thereafter, software development costs are capitalized and amortized to product cost of sales on a straight-line basis over the lesser of five years or the estimated economic lives of the respective products, beginning when the products are offered for sale. At each balance sheet date, we compare the unamortized capitalized costs to the net realizable value of that product. The net realizable value is the estimated future gross revenues from that product reduced by the estimated future costs of completing and disposing of that product, including the costs of performing maintenance and customer support required to satisfy our responsibility set forth at the time of sale. For developed software components of a product or process marketed as an integral part of that product or process and not sold separately, we evaluate net realizable value of that component with the total system. We determine net realizable value considering many of the same factors we use in establishing reserves for estimated obsolete or excess inventory.

  Long-lived and intangible assets

        Depreciation and amortization of our long-lived assets is provided using the straight-line method over their estimated useful lives. Changes in circumstances such as the passage of new laws or changes in regulations, technological advances, changes to our business model or changes in the capital strategy could result in the actual useful lives differing from initial estimates. In those cases where we determine that the useful life of a long-lived asset should be revised, we will depreciate the net book value in excess of the estimated residual value over its revised remaining useful life. Factors such as changes in the planned use of equipment, customer attrition, contractual amendments or mandated regulatory requirements could result in shortened useful lives.

        We periodically review the value of our long-lived and intangible assets to determine if impairment has occurred by comparing the carrying value of the long-lived assets with the lowest level of identifiable future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. As discussed in Note 14 to the consolidated financial statements, we recorded an impairment loss on certain long-lived assets during fiscal year 2001 based on an evaluation of projected operating income, cash flows and business prospects. In addition, we determined other long-lived assets were not impaired. In making these determinations, the assumptions used by management about future cash flows are critical. If these expected cash flows are not realized, future additional impairment losses may be recorded.

  Revenue recognition

        We recognize revenue from the sale of our equipment and supplies to end users, distributors, original equipment manufacturers (OEM) and resellers when the product is shipped and the title is transferred to the buyer, net of an allowance for estimated returns, as long as no significant post-delivery obligations exist and collection of the resulting receivable is probable. Revenue from equipment maintenance contracts is recorded as deferred income when billed and is recognized straight-line over the term of the contract. We provide for estimated reserves based upon our historical rates of returns and allowances. Actual returns in any future period are inherently uncertain and thus may differ from our estimates. We accrue for warranty expense at the time revenue is recognized and maintain a warranty accrual for estimated future warranty obligations based upon the relationship between historical and anticipated warranty costs and sales volumes. To the extent we experience increased warranty claim activity or increased costs associated with servicing those claims, our warranty accrual will increase resulting in decreased gross profit.

        We recognize revenue from software arrangements in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition" as amended by SOP 98-9, "Modification of SOP 97-2 with Respect to Certain Transactions." Revenue is recognized when persuasive evidence of an arrangement exits and delivery has occurred, provided the fee is fixed or determinable, collectibility is probable and the arrangement does not require significant customization or modification of the software. For arrangements where the software requires significant customization or modification, we recognize revenue for the software license and consulting services portion of the arrangement upon customer acceptance. Maintenance revenue is recognized ratably over the term of the maintenance contract, typically 12 months.

        Revenue from software license agreements with OEMs whereby we provide ongoing support over the term of the contract is recognized based on the greater of royalties' earned or straight line over the term of the contract.

  Allowance for doubtful accounts

        We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The amount of the reserve is based on historical experience and our analysis of the accounts receivable outstanding. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required which would result in an additional expense in the period such determination was made.

  Income taxes

        Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when it is determined to be more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, we consider future taxable income, resolution of tax uncertainties and prudent and feasible tax planning strategies. If we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the carrying value of the deferred tax assets would be charged to income in the period in which such determination was made and may affect our annual effective income tax rate.

  Stock-based compensation

        As allowed by SFAS No. 123, we have elected to continue to account for our employee stock-based compensation plan using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, which does not require compensation to be recorded if the consideration to be received is at least equal to the fair value of the common stock to be received at the measurement date. Nonemployee stock-based transactions are accounted for under the requirements of Statement No. 123, Accounting for Stock-Based Compensation, which requires compensation to be recorded based on the fair value of the securities issued or the services received, whichever is more reliably measurable.

Contractual Obligations and Commercial Commitments

        We have the following contractual obligations and commercial commitments.

	Total	1-3 years	4-5 years	After 5 years
Notes Payable	$193,000	$193,000	$—	$—
Related party operating lease	1,438,000	809,000	539,000	90,000
Other operating leases	631,000	631,000	—	—
Split dollar life insurance policy	**	**	**	**
Total	$2,262,000	$1,633,000	$539,000	$90,000

        The annual commitments reflected in the table above are based on our November 30 year-end.

**
We previously had committed to making payments on the split dollar life insurance policy based on continued employment. As of November 30, 2001 and November 30, 2002, we had advanced $1,666,000 and $2,123,000, respectively, to stockholders in connection with the purchase of split dollar life insurance policies. We and such stockholders have executed split-dollar agreements governing the unsecured non-interest bearing advances. The advances are due on demand, however we do not anticipate demanding payment in the next 12 months and accordingly we have classified this amount as long-term. The Sarbanes-Oxley Act of 2002 prohibits extensions of credit in the form of a personal loan to certain company insiders after July 29, 2002. As a result, since July 29, 2002, we have not funded the annual premium payments on these policies. If the SEC issues new regulations or other guidance that causes us to reevaluate our position, we may demand payment on the advance and terminate our participation in these arrangements. Annual premiums on these policies are approximately $585,000 per year for the next five years.

Recently Issued Accounting Standards

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (SFAS No. 141), Business Combinations, and Statement of Financial Accounting Standards No. 142 (SFAS No. 142), Goodwill and Other Intangible Assets. SFAS No. 141 addresses financial accounting and reporting for business combinations and is effective for all business combinations after June 30, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and is effective for fiscal years beginning after December 15, 2001. We will adopt SFAS No. 142 as of the beginning of fiscal year 2003. We are in the process of determining the expected impact on earnings and existing goodwill and other intangibles upon adoption, which will include the elimination of goodwill amortization and may include additional impairment. As of November 30, 2002, unamortized goodwill totaled $235,000.

        The FASB recently issued SFAS No. 143, Accounting for Asset Retirement Obligations, addressing financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. SFAS No. 143 also requires the enterprise to record the contra to the initial obligation as an increase to the carrying amount of the related long-lived asset and to depreciate that cost over the remaining useful life of the asset. The liability is changed at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the initial fair value measurement. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We are currently examining the impact of this pronouncement on the results of our operations and financial position.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes previous guidance on financial accounting and reporting for the impairment or disposal of long-lived assets and for segments of a business to be disposed of. Adoption of SFAS 144 is required no later than the beginning of fiscal 2003. Management does not expect the adoption of SFAS 144 to have a significant impact on our financial position or results of operations. However, further impairment reviews may result in charges against earnings to write down the value of long-lived assets.

        In June 2002, the FASB issued SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 generally requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This pronouncement is effective for exit or disposal activities initiated after December 31, 2002. Statement 146 is not expected to have a material impact on our results of operations or financial position.

        In December 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Interpretation No. 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. This interpretation is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Interpretation is not expected to have a material impact on our results of operations or financial position.

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" Prior to FIN 46, a company generally included another entity in the company's financial statements only if it controlled the entity through ownership of the majority voting interests. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the quarter ending August 31, 2003. We are currently analyzing the effect that the adoption of FIN 46 will have on our results of operations and financial position, but expect that upon the implementation date, it is reasonably possible that we will be required to consolidate the related party leasing entity described Note 10 to the consolidated financial statements.

        The financial statements of the related party leasing entity for the year ended November 30, 2002 are currently not available; however, management estimates that if this entity is required to be consolidated under the provisions of FIN 46, it would have no impact on revenues and an insignificant impact on net income. The assets, primarily land and building, would be less than 5% of total assets, the related liabilities, primarily notes payable to the bank, would be approximately 10% of total liabilities and the net effect on stockholders' equity would not be material.

        We paid a total of $270,000 to lease the manufacturing facility during each of the years ended November 30, 2002, 2001, and 2000 respectively. The future minimum lease commitments are included in Note 10.

        When FIN 46 becomes effective, the net amount that may be added to our balance sheet may either be reported as the cumulative effect of an accounting change, or by restating previously issued financial statements with a cumulative-effect adjustment as of the beginning of the first year restated. We have not yet determined the manner in which it will adopt FIN 46 in the event it is required to consolidate the entity.

        In December 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. This statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement does not require any change from the method currently used by us to account for stock-based compensation, but does require more prominent disclosure in the annual financial statement about the method of accounting for such compensation and the effect of the method used on reported results. This statement is effective for years ending after December 15, 2002. We have not yet adopted the disclosure provisions of SFAS No. 148 in the accompanying financial statements.

Quantitative And Qualitative Disclosures About Market Risk

        Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes. Market risk is attributed to all market sensitive financial instruments, including long-term debt.

        We believe that our current exposure to foreign currency exchange risk is not material due to the relative size of our foreign transactions.

        We do not utilize derivative financial instruments. Accordingly, our exposure to market risk is through our bank debt which bears interest at variable rates. The bank debt is a revolving line of credit. Borrowings under the line of credit bear interest at the lesser of the bank's reference rate (4.25% at November 29, 2002 and May 31, 2003) less 0.25% or the bank's LIBOR rate (1.44% at November 29, 2002 and 1.32% at May 31, 2003) plus 2% and are limited to 80% of eligible accounts receivable and 50% of eligible inventories if total liabilities to tangible effective net worth is greater than two to one. At November 30, 2002 and May 31, 2003, there were no amounts outstanding under the line of credit agreement and, accordingly, a sustained increase in the reference rate of 1% would not cause our annual interest expense to change.

Certain Important Factors

        There are several important factors that could cause our actual results to differ materially from those we anticipate or those reflected in any of our forward-looking statements. These factors, and their impact on the success of our operations and our ability to achieve our goals, include those set forth below.

We may not be able to reduce costs sufficiently to return to profitability.

        We have added significant costs due to acquisitions in recent years. In 2002, we implemented a turnaround plan to consolidate operations and reduce costs. While some facilities have been consolidated and some costs have been reduced, there is no assurance that we will be able to reduce costs sufficiently to return to profitability in 2003 or at all.

Our business depends on the continued demand for printed documents, including financial documents.

        Because we provide solutions that allow enterprises to distribute and print information, our business depends on the continued demand for printed documents. Demand for these solutions could decline if businesses and organizations move toward "paperless" environments and reduce their dependence on printed documents. Demand for printed financial documents may be reduced as a result of competition from alternate financial document delivery or payment methods, such as electronic banking, electronic commerce, on-line services and other electronic media. We cannot assure you that changes in the business environment or competition from alternate financial document delivery or payment methods will not significantly erode the demand for our products and cause our business to suffer.

We expect that sales of our wired connectivity products will decline, and there is no assurance that we will be able to offset this decline through reduced costs or increased sales of other products.

        We anticipate that sales of our wired connectivity products, which constitute a significant portion of our overall sales of Wireless and Connectivity Solutions, will decline as these products are at or approaching end of life. In order to return to profitability, it will be necessary for us to offset this decline in sales of wired connectivity products through reduced costs or increased sales of other products, and there is no assurance that we will be successful in achieving such reduced costs or increased sales.

There is no assurance that the measures we have implemented to address weaknesses in our inventory accounting controls will be sufficient.

        On October 15, 2002, we issued a press release announcing that the filing of our Form 10-Q for the fiscal quarter ended August 31, 2002 would be delayed. We had conducted physical inventory counts and discovered certain inventory adjustments. As a result, we reviewed our inventory accounting controls, and determined that there were certain material weaknesses. Since that time, we have implemented a number of corrective measures to address these weaknesses. However, there is no assurance that these measures will be successful.

The success of our wireless initiatives depends on our ability to develop and introduce on a timely basis new products for existing and emerging wireless communications markets and the ability of these products to gain market acceptance.

        The development of new wireless networking products is highly complex, and we may experience delays in developing and introducing new products on a timely basis. Due to the intensely competitive nature of the wireless market, any delay in the commercial availability of new products could materially and adversely affect our business. In addition, if we are unable to develop or obtain access to emerging wireless networking technologies as they become available, or are unable to design, develop and introduce on a timely basis products based on these emerging technologies, our future operating results would be materially and adversely affected. To date, our wireless solutions have not gained market acceptance or had any meaningful commercial impact, and there can be no assurance that our wireless solutions will ever gain market acceptance or have a commercial impact. In addition, there can be no assurance that our wireless products will be based on the wireless standards that are ultimately adopted by the marketplace.

Technology in our industry evolves rapidly, and we must continue to enhance existing products and develop new products or our business will suffer.

        Rapid technological advances, obsolescence and large fluctuations in demand and changing industry standards characterize the markets for our current products. Our existing and development-stage products may easily become obsolete if our competitors introduce newer or better technologies or if industry standards change. To be successful, we must continually enhance our existing products and develop and introduce other MICR check printing and wireless and other connectivity products. If we fail to adequately anticipate or respond to changing technological developments and standards or customer requirements, or if we are significantly delayed in developing and introducing products, our business will suffer. In addition, our success in this rapidly changing environment depends on our ability to appropriately refocus our management attention and other resources on the emerging technologies and standards that will ultimately gain market acceptance.

We face significant competition that may negatively impact our revenues, gross margins and market share.

        We face increased competition in developing and selling digital MICR check printing solutions as well as our wireless and connectivity solutions. Many of our competitors in this market have substantially greater financial, development, marketing and personnel resources than we have. We cannot assure you that we will be able to compete successfully against our current or future competitors. Increased competition may result in price reductions, lower gross margins and loss of market share.

We maintain strategic supply, OEM and marketing arrangements, and termination of these relationships could adversely affect our revenues and earnings.

        We maintain and depend on strategic relationships with a number of companies, including Certegy, Hewlett-Packard, IBM, Novell, Standard Register and Wind River. These relationships include supply, OEM, marketing and service arrangements which are important to our business. Certain of these relationships are not covered by written agreements and could be terminated at any time. If our relationship with any of these companies were to end, our revenues and earnings could fall. We cannot assure you that we will be able to maintain our strategic relationships with these companies.

We sell a significant portion of our products internationally, which exposes us to currency fluctuations and other risks.

        We sell a significant amount of our products to customers outside the United States. International sales accounted for 17.0% of our net sales in the year ended November 30, 2002. International sales represented 14.9% of our net sales in the fiscal year ended November 30, 2001, and 13.7% of sales in the fiscal year ended November 30, 2000. We expect that shipments to international customers will continue to account for a material portion of our net sales. Sales outside the United States involve the following risks, among others:

  •
  foreign governments may impose tariffs, quotas and taxes;

  •
  political and economic instability may reduce demand for our products;

  •
  restrictions on the export or import of technology may reduce or eliminate our ability to sell in certain markets; and

  •
  potentially limited intellectual property protection may cause us to refrain from selling in certain markets.

        Because we denominate some of our international sales in U.S. dollars, currency fluctuations could also cause our products to become less affordable or less price-competitive than those of foreign manufacturers. We cannot assure you that these factors will not have a material adverse effect on our international sales. Any adverse impact on our international sales would affect our results of operations and would cause our business to suffer.

Our quarterly operating results fluctuate as a result of many factors.

        Our quarterly operating results fluctuate due to various factors. Some of the factors that influence our quarterly operating results include:

  •
  the mix of products and services sold in the quarter;

  •
  life-cycle stages of the products sold in the quarter;

  •
  the availability and cost of components and materials;

  •
  costs and benefits of new product and service introductions; and

  •
  customer order and shipment timing.

        Because of these factors, our quarterly operating results are difficult to predict and are likely to vary in the future. If our earnings are below expectations in any quarter, our stock price is likely to drop.

We may not be able to adequately protect or enforce our intellectual property rights or to protect ourselves against infringement claims of others.

        We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any such infringement or misappropriation could have a material adverse effect on our future financial results. We also cannot be certain that we have not infringed the proprietary rights of others. Any such infringement could cause third parties to bring claims against us, resulting in significant costs, possible damages and substantial uncertainty.

We depend on our executive officers for our success.

        We are significantly dependent upon Patrick J. Dirk, our Chairman and Chief Executive Officer, and our other executive officers. There could be a material adverse effect on our business if we lose the services of Mr. Dirk or any other executive officer.

Compliance with government regulations may cause us to incur unforeseen expenses.

        Our MICR printer and imaging supplies manufacturing operations are subject to a number of federal, state and local laws and regulations. These regulations include laws and regulations promulgated by the Environmental Protection Agency and similar state agencies regarding storing, shipping, disposing, discharging and manufacturing hazardous materials and hazardous and non-hazardous waste. Although we believe that our operations materially comply with all current laws and regulations, we cannot assure you that these regulations will not change. We also cannot assure you that unforeseen environmental incidents will not occur, or that past contamination or non-compliance with environmental laws will not be discovered on our current or former properties. Any of these events could result in significant expense or require changes in our operations, which could materially and adversely affect our business.

Our former status as an S corporation could expose us to liability.

        From December 1989 to October 30, 1998, TROY Group and TROY Systems elected S corporation status under the Internal Revenue Code. Although we believe that TROY Group and TROY Systems met the S corporation requirements under the Code during this period, the IRS has not challenged or made a determination as to our status. If the IRS determines that TROY Group or TROY Systems did not meet the Code requirements for S corporations, we could be liable for unpaid federal and state income taxes for all or a part of the time that we elected S corporation status, plus interest and possible penalties.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Changes in Accountants

        On May 31, 2002, our Audit Committee approved a change in auditors and our Board of Directors ratified the Audit Committee's dismissal of McGladrey & Pullen LLP. We completed a formal engagement letter with KPMG LLP to serve as our independent public accountants on July 5, 2002.

        On January 13, 2003, our Audit Committee again approved a change in auditors and our Board of Directors ratified the Audit Committee's dismissal of KPMG LLP as our independent public accountants. We completed a formal engagement letter with McGladrey & Pullen LLP to serve as our independent public accountants on February 3, 2003.

        The information required by Item 304(a) of Regulation S-K regarding these changes in our accountants has been previously reported on Forms 8-K filed on June 4, 2002, July 9, 2002, January 21, 2003 and February 7, 2003.

Disagreements or Reportable Events.

        During our fiscal years ended November 30, 2001 and 2000 and the subsequent interim period through May 28, 2002, the date we dismissed McGladrey and Pullen, there were no disagreements between us and McGladrey & Pullen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

        During the period from July 5, 2002 through January 13, 2003, the date we dismissed KPMG, except as set forth in the paragraphs below, there were no disagreements between TROY and KPMG on any matter of accounting principles or practices, financial statement disclosure, and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

        On October 15, 2002, we issued a press release announcing that the filing of our Form 10-Q for the fiscal quarter ended August 31, 2002 would be delayed. We had conducted physical inventory counts and discovered certain inventory adjustments. We delayed the filing of our Form 10-Q for the fiscal quarter ended August 31, 2002 in order to give us sufficient time to review the causes of such inventory adjustments and to determine if any of the financial statements for prior periods would need to be restated.

        At the time of their dismissal, KPMG had not completed their review of the procedures and methodology used by us in our review of the inventory adjustments in order to determine the final amount of the adjustments and which prior periods would need to be restated. Because these adjustments pertained to periods in which McGladrey & Pullen served as our independent auditors, our procedures and methodology needed to be reviewed by McGladrey. KPMG had previously advised us that the adjustments could have a material impact on the financial statements for the first and second quarters of fiscal 2002 and fiscal 2001.

        KPMG had also expressed a concern regarding material weaknesses in our inventory accounting controls. Since that time, we have implemented a number of corrective measures that we believe addresses these concerns.

DIRECTORS AND EXECUTIVE OFFICERS OF TROY

        The following information describes the name and principal occupation of each of our directors and executive officers, his or her position with us and the date he or she first became a director or an executive officer, if applicable. Unless otherwise indicated below, the business address and telephone number of each director and executive officer is c/o TROY Group, Inc., 2331 South Pullman Street, Santa Ana, California 92705; (949) 250-3280. For the last five years, none of these persons has been convicted in a criminal proceeding, nor has any of these persons been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each director and executive officer is a United States citizen.

Name	Age	Position with TROY	Director Since
Patrick J. Dirk	63	Chairman of the Board, Director and Chief Executive Officer of Troy Group and related subsidiaries	1982
Brian P. Dirk	39	Vice Chairman of the Board, Director, Corporate Secretary and Senior Vice President, Corporate Development of Troy Group	1999
Norman B. Keider(1)	71	Director	1999
John B. Zaepfel	66	Director	1999
Dr. Harold L. Clark	67	Director	1999
James W. Klingler	56	Vice President-Finance, Treasurer and Chief Financial Officer of Troy Group

(1)
Mr. Keider passed away on May 7, 2003.

        Patrick J. Dirk has been Chairman of the Board, Chief Executive Officer and a Director since he co-founded TROY with his wife in May 1982. From May 1982 until August 1999, Mr. Dirk served as President of TROY. Mr. Dirk is also Chairman of the Board and Chief Executive Officer of TROY's subsidiaries. From 1973 until 1982, Mr. Dirk was employed in various capacities by Kroy Inc., a manufacturer of automated lettering machines and related products, serving as President and a director from 1980 to 1982. Mr. Dirk devotes substantially all of his efforts to TROY and its subsidiaries. Mr. Dirk is the father of Brian P. Dirk.

        Brian P. Dirk was appointed Vice Chairman of the Board, Corporate Secretary and Senior Vice President, Corporate Development of TROY on December 1, 2001. Previously, he served as Vice President since May 1996. He was a member of our Board of Directors from that date until October 30, 1998. He again became a director in July 1999. In addition to managing our financial software and services business, Mr. Dirk's duties include managing our acquisition and alliance strategies and staff. Prior to this, he served as Vice President of International and Federal Government Sales. Since joining us in 1989, Mr. Dirk has held various management positions, including Vice President of Business Development and Vice President of International Sales. Mr. Dirk is the son of Patrick J. Dirk.

        Norman B. Keider has been a Director since July 1999. Since August 1993, Mr. Keider has been a self-employed management consultant. Mr. Keider served as a Managing Director of A.T. Kearney, an executive search-consulting firm from January 1989 to August 1993. From April 1986 to January 1989, he was a partner with Keider-Zupsic Associates, an executive search consulting company. Mr. Keider also served as a partner for Arthur Young & Company, an accounting and consulting company from December 1979 to April 1986. From January 1978 to December 1979, he was a self-employed consultant for acquisition searches. From December 1972 to January 1978, Mr. Keider was the President and Chief Executive Officer of Atlas Powder Company, a manufacturer of commercial explosives. Mr. Keider passed away on May 7, 2003.

        John B. Zaepfel has been a Director since July 1999. Since June 1991, Mr. Zaepfel has been a Managing Partner of the Zaepfel Group, a middle market consulting firm specializing in strategic facilitation and planning. Mr. Zaepfel has served as Chief Executive Officer of several companies. He currently serves as a Director for nine companies including one publicly traded company, RemedyTemp, Inc. From January 1985 to May 1989, Mr. Zaepfel was the founder and Chief Executive Officer of CPG International, Inc., a manufacturer and marketer of fine art, graphic art, engineering, drafting and media supplies. From 1974 to 1984, Mr. Zaepfel was President and Chief Executive Officer of Chartpak and Pickett Industries, then wholly-owned subsidiaries of Times Mirror. Mr. Zaepfel was General Manager of Chartpak, a division of Avery International from 1990 to 1993.

        Dr. Harold L. Clark has been a Director since July 1999. Dr. Clark has been serving as an advisor to technology companies since his resignation as Chairman of Max Internet Communications in November 2000. Prior to this position, Dr. Clark served as XCD's Chairman from July 1995 until it became Troy Group XCD in October 1998. From April 1993 to August 1995, Dr. Clark was the Chief Executive Officer and Co-Chairman of AmeriQuest Technologies, Inc., a distributor of computer technology solutions to value-added resellers, systems integrators, distributors and computer dealers. Dr. Clark also acted as a consultant to AmeriQuest from August 1995 to December 1995. From April 1993 to December 1993, Dr. Clark was the President and Chief Executive Officer of an AmeriQuest subsidiary, CDS Distribution, Inc. Dr. Clark was the President of Everex Systems, Inc., a supplier of server, workstation, notebook and desktop solutions from February 1991 to December 1992. From October 1984 to April 1990, Dr. Clark was President and Vice Chairman of Ingram Micro, a wholesale distributor of technology products and services.

        James W. Klingler joined TROY as Vice President-Finance, Treasurer and Chief Financial Officer on January 14, 2002. From February 2001 to November 2001, he served as Senior Vice President, Business Operations and Chief Financial Officer of Trinagy, Inc., a software company that has been merged into Hewlett-Packard Company. Mr. Klingler was Vice President, Finance and Administration of Triconex Corporation, a supplier of products, systems and services for safety, critical control and turbomachinery applications and a subsidiary of Invensys plc, from February 1999 to February 2001, and Vice President and Chief Financial Officer of Wilshire Technologies Inc., a company that manufactures polyurethane products, from October 1994 to February 1999. In addition, he has held financial management positions with Allergan, Inc., PEPSICO subsidiary Kentucky Fried Chicken Corp., Schering-Plough Corp. and Continental Group, Inc. A Certified Management Accountant and veteran of the U.S. Air Force, Mr. Klingler holds a B.A. from The Ohio State University and an MBA from the Columbia University Graduate School of Business.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of July 31, 2003, information regarding the beneficial ownership of our common stock by (a) each stockholder who is known by us to own beneficially more than 5% of the outstanding common stock, (b) each director, (c) each executive officer, and (d) all our executive officers and directors as a group. Unless otherwise indicated below, the business address and telephone number of each stockholder below is c/o TROY Group, Inc., 2331 South Pullman Street, Santa Ana, California 92705; (949) 250-3280.

        Unless otherwise noted, each of the stockholders listed in the table possesses sole voting and investment power with respect to the shares indicated. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Amount	Percent of Class
Patrick J. Dirk	5,588,089(1)	51.2%
Mary J. Dirk	5,588,089(1)	51.2%
Brian P. Dirk	622,735(2)	5.7%
James W. Klingler	20,000(3)	*
Norman B. Keider	53,333(4)	*
John B. Zaepfel	53,333(5)	*
Dr. Harold L. Clark	53,333(6)	*
All directors and executive officers as a group (6 persons)	6,390,823(7)	58.6%

*
Less than 1% of the outstanding shares.

(1)
Includes (i) 4,732,319 shares of common stock held by Patrick J. and Mary J. Dirk as trustees under The Dirk Family Trust UTD March 6, 1990, (ii) 825,913 shares held by Patrick J. and Mary J. Dirk as trustees under the Patrick and Mary Dirk Grantor Trust, and (iii) 29,857 shares of common stock held by The Dirk Foundation of which Patrick J. and Mary J. Dirk disclaim beneficial ownership over such shares.

(2)
Mr. Brian P. Dirk's beneficial ownership includes 446,235 shares that he holds as trustee under the Brian Dirk Trust, and 74,000 shares of common stock issuable upon exercise of stock options.

(3)
Mr. Klingler's beneficial ownership includes shares of common stock issuable upon exercise of stock options.

(4)
Mr. Keider's beneficial ownership includes shares of common stock issuable upon exercise of stock options. Mr. Keider passed away on May 7, 2003.

(5)
Mr. Zaepfel's beneficial ownership includes shares of common stock issuable upon exercise of stock options.

(6)
Dr. Clark's beneficial ownership includes shares of common stock issuable upon exercise of stock options.

(7)
Includes 253,999 shares of common stock that directors and executive officers have the right to acquire within 60 days upon the exercise of stock options.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock traded on the Nasdaq National Market from July 21, 1999 until December 31, 2002. From December 31, 2002 to May 14, 2003, our common stock was quoted on the National Quotation Bureau, commonly referred to as the "Pink Sheets" under the symbol "TROY." Since May 15, 2003, our common stock has once again been quoted on the Nasdaq National Market under the symbol "TROY." The following table sets forth, for each of the fiscal periods indicated, the range of high and low sale prices per share as reported by the Nasdaq National Market. These prices do not include adjustments for retail mark-ups, mark-downs or commissions.

Fiscal 2003	High	Low
First Quarter	$2.16	$1.50
Second Quarter	$2.85	$1.40
Fiscal 2002	High	Low
First Quarter	$4.44	$3.35
Second Quarter	$4.55	$3.50
Third Quarter	$4.25	$1.88
Fourth Quarter	$2.43	$0.93
Fiscal 2001	High	Low
First Quarter	$8.56	$3.81
Second Quarter	$4.84	$2.81
Third Quarter	$6.25	$4.00
Fourth Quarter	$4.80	$3.25

        On March 20, 2003, the last full trading day before the public announcement of the merger agreement, the closing sale price for our common stock as reported on the Pink Sheets was $1.45 per share. On August 11, 2003, the last practicable trading for which information was available prior to the date of the first mailing of this proxy statement, the closing sale price per share of our common stock as reported on the Nasdaq National Market was $2.68. Stockholders should obtain a current market quotation for our common stock before making any decision with respect to the merger.

        We have not declared or paid any cash dividends (other than S corporation distributions) on our common stock since our inception, and the Board of Directors presently intends to retain all earnings for use in our business for the foreseeable future. In addition, our ability to declare and pay dividends is restricted by the terms of certain of our debt agreements. See Note 7 to our financial statements.

        As of August 12, 2003, there were 10,653,605 shares of our common stock outstanding and there were approximately 130 record holders of our common stock.

COMMON STOCK PURCHASE INFORMATION

        During the last two years, we have repurchased shares of our common stock pursuant to our ongoing stock repurchase program as follows:

	Shares Purchased	Average Price/Share	Price Range
Q2, 2001	254,120	$3.61	$2.91 - $3.98
Q4, 2001	47,100	$3.86	$3.44 - $4.00
Q1, 2002	19,345	$3.91	$3.38 - $4.06
TOTAL	320,565	$3.67	$2.91 - $4.06

        During the last two years, no director, officer or Affiliated Stockholder has purchased shares of our common stock, except for the following purchases under our 1998 Employee Stock Purchase Plan: Brian P. Dirk purchased 682 shares of our common stock at $2.93 per share on November 30, 2001 and Suzanne Anderson purchased 2,378 shares at $2.93 per share on November 30, 2001.

OTHER MATTERS

        We are not aware of any matters to be presented at the special meeting other than those described in this proxy statement. However, if other matters should come before the special meeting, it is intended that the holders of proxies solicited hereby will vote on such matters in their discretion.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is completed, there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in TROY's stockholders' meetings. If the merger is not completed, we will inform our stockholders, by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Securities and Exchange Commission then in effect.

INDEPENDENT PUBLIC ACCOUNTANTS

        The financial statements as of November 30, 2002 and 2001, and for each of the three years in the period ended November 30, 2002, included in this proxy statement, have been audited by McGladrey & Pullen LLP, independent public accountants, as stated in their reports appearing herein.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information can be inspected and copies made at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at rates set by the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800- SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the Web site maintained by the Securities and Exchange Commission at: http://www.sec.gov. Our common stock is quoted in the over-the-counter market under the symbol "TROY."

        If you would like a copy of our annual report on Form 10-K as amended for the year ended November 30, 2002 or our quarterly report on Form 10-Q as amended for the quarter ended May 31, 2003 as filed by us with the Securities and Exchange Commission, please mail a written request to TROY Group, Inc., 2331 South Pullman Street, Santa Ana, California 92705, Attention: Corporate Secretary and a copy will be provided to you free of charge. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of the documents before the special meeting.

        We and Mergerco and certain of the Affiliated Stockholders have filed a Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. The Schedule 13E-3, including all amendments thereto, contains additional information about us, Mergerco and the Affiliated Stockholders. The Schedule 13E-3, including all amendments and exhibits filed or incorporated by reference as part of the Schedule 13E-3, is available for inspection and copying at our principal executive offices at the location noted above during regular business hours by any interested holder of our common stock or their representative who has been designated in writing and may be obtained by mail, without charge, by written request directed to us at the following address: TROY Group, Inc., 2331 South Pullman Street, Santa Ana, California 92705, Attention: Corporate Secretary.

        None of us, Mergerco or the Affiliated Stockholders have made any provisions in connection with the merger to grant unaffiliated security holders access to the corporate files of TROY or Mergerco or to obtain counsel or appraisal services at the expense of TROY, Mergerco or the Affiliated Stockholders.

        This proxy statement is dated August 12, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date.

        You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. No persons have been authorized to provide any information or to make any representation other than those contained in this proxy statement, and if made or given, the information or representations must not be relied upon as having been authorized by us or any other person. We have supplied all information contained in this proxy statement relating to us and Mr. Dirk has supplied all information contained in this proxy statement relating to him and his affiliates other than TROY. No information on our website shall be deemed to be a part of this proxy statement or soliciting materials in connection with the transactions described herein.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Brian P. Dirk
                      Secretary

August 12, 2003

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Troy Group, Inc.
Santa Ana, California

        We have audited the accompanying consolidated balance sheets of Troy Group, Inc. and subsidiaries as of November 30, 2002 and 2001, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended November 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Troy Group, Inc. and subsidiaries as of November 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

McGLADREY & PULLEN, LLP

/s/ McGladrey & Pullen, LLP

Anaheim, California

February 21, 2003

FINANCIAL STATEMENTS

TROY GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	November 30,
			May 31, 2003
	2001	2002
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,210,000	$6,615,000	$6,474,000
Investment in available-for-sale securities	5,181,000	497,000	—
Accounts receivable, less allowance for doubtful accounts 2001 $1,130,000; 2002 $884,000; 2003 $1,074,000	9,713,000	9,227,000	8,268,000
Income tax refund receivable	1,059,000	1,076,000	1,027,000
Inventories	9,251,000	5,540,000	6,675,000
Prepaid expenses and other	358,000	440,000	289,000
Deferred tax assets	2,480,000	3,715,000	3,715,000

Total current assets	29,252,000	27,110,000	26,448,000
Equipment and leasehold improvements, net	2,529,000	2,039,000	2,263,000
Other assets, including receivable from stockholders 2001 $1,666,000; 2002 $2,123,000; 2003 $2,071,000	5,226,000	4,390,000	4,186,000

Total assets	$37,007,000	$33,539,000	$32,897,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$70,000	$73,000	$76,000
Accounts payable	4,418,000	4,138,000	2,575,000
Accrued expenses	2,456,000	2,218,000	2,732,000
Deferred revenue	1,138,000	1,364,000	1,245,000

Total current liabilities	8,082,000	7,793,000	6,628,000

Long-term debt, net of current portion	193,000	120,000	82,000

Commitments and contingencies
Stockholders' equity:
Preferred stock, no par value, authorized 5,000,000 shares; issued none	—	—	—
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued 2001 10,921,032 shares; 2002 10,969,657 shares; and 2003 10,974,170 shares	109,000	110,000	110,000
Additional paid-in capital	20,966,000	21,113,000	21,122,000
Retained earnings, including accumulated other comprehensive income of none, none and $80,000	8,753,000	5,578,000	6,130,000

	29,828,000	26,801,000	27,362,000
Less cost of treasury stock 2001 295,320; 2002 and 2003 320,565 shares	1,096,000	1,175,000	1,175,000

Total stockholders' equity	28,732,000	25,626,000	26,187,000

Total liabilities and stockholders' equity	$37,007,000	$33,539,000	$32,897,000

See Notes to Consolidated Financial Statements.

TROY GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended November 30,			Six Months Ended
	2000	2001	2002	May 31, 2002	May 31, 2003
				As Restated (unaudited)	(unaudited)
Net sales	$52,310,000	$49,218,000	$54,998,000	$27,596,000	$27,803,000
Cost of goods sold (including $270,000 in rent paid to majority stockholders each year)	30,053,000	30,766,000	38,011,000	16,644,000	16,631,000

Gross profit	22,257,000	18,452,000	16,987,000	10,952,000	11,172,000

Operating expenses:
Selling, general and administrative	14,189,000	15,681,000	14,908,000	7,867,000	7,712,000
Research and development	4,372,000	6,027,000	6,872,000	3,525,000	2,692,000
Amortization of intangible assets	983,000	1,235,000	131,000	60,000	22,000
Impairment of long-lived and intangible assets	—	5,634,000	—	—	—

	19,544,000	28,577,000	21,911,000	11,452,000	10,426,000

Operating income (loss)	2,713,000	(10,125,000)	(4,924,000)	(500,000)	746,000
Interest income	865,000	515,000	101,000	79,000	26,000
Interest expense	(19,000)	(138,000)	(34,000)	(30,000)	(8,000)

Income (loss) before income taxes (credit)	3,559,000	(9,748,000)	(4,857,000)	(451,000)	764,000
Provision for income taxes (credit)	1,152,000	(3,803,000)	(1,682,000)	(159,000)	292,000

Net income (loss)	$2,407,000	$(5,945,000)	$(3,175,000)	$(292,000)	$472,000

Net income (loss) per share:
Basic	$0.22	$(0.55)	$(0.30)	$(0.03)	$0.04

Diluted	$0.21	$(0.55)	$(0.30)	$(0.03)	$0.04

Weighted average shares outstanding:
Basic	10,832,000	10,775,000	10,647,000	10,645,000	10,650,000

Diluted	11,369,000	10,775,000	10,647,000	10,645,000	10,650,000

See Notes to Consolidated Financial Statements

TROY GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended November 30,			Six Months Ended
	2000	2001	2002	May 31, 2002	May 31, 2003
				As Restated (unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$2,407,000	$(5,945,000)	$(3,175,000)	$(292,000)	$472,000
Adjustments to reconcile net income(loss)to net cash provided by operating activities:
Depreciation and amortization	1,645,000	2,013,000	994,000	685,000	591,000
Amortization of capitalized software	35,000	46,000	1,140,000	—	—
Impairment of long-lived assets	—	5,634,000	—	—	—
Provision for (recovery of) doubtful accounts	536,000	953,000	(11,000)	(337,000)	200,000
Common stock warrants issued for services	120,000	—	—	—	—
Accretion of investment discounts, net	(21,000)	(333,000)	(66,000)	(72,000)	—
Deferred taxes	(283,000)	(2,218,000)	(1,331,000)	—	—
Changes in working capital components, net of effects from acquisition of companies:
(Increase) decrease in:
Accounts receivable	1,992,000	(186,000)	497,000	1,363,000	759,000
Income tax refund receivable	(256,000)	(584,000)	(17,000)	(183,000)	49,000
Inventories	(1,160,000)	(1,409,000)	3,711,000	1,006,000	(1,135,000)
Prepaid expenses and other	(426,000)	209,000	(82,000)	(9,000)	151,000
Increase (decrease) in:
Accounts payable	(71,000)	1,994,000	(280,000)	(2,058,000)	(1,563,000)
Accrued expenses	132,000	(329,000)	(238,000)	324,000	643,000
Income taxes payable	(1,208,000)	—	—	—	—
Deferred revenue	(22,000)	918,000	226,000	95,000	(119,000)

Net cash provided by operating activities	3,420,000	763,000	1,368,000	522,000	48,000

Cash flows from investing activities:
Acquisition of companies	(3,240,000)	(2,051,000)	—	—	—
Purchase of available-for-sale securities	(15,766,000)	(5,111,000)	(1,999,000)	(1,449,000)	—
Maturities of available-for-sale securities	13,481,000	10,215,000	6,749,000	3,959,000	497,000
Purchase of equipment and leasehold improvements	(759,000)	(1,221,000)	(374,000)	(244,000)	(621,000)
(Increase) in other assets	(970,000)	(1,615,000)	(338,000)	(355,000)	(39,000)

Net cash provided by (used in) investing activities	(7,254,000)	217,000	4,038,000	1,911,000	(163,000)

Cash flows from financing activities:
Principal payments on debt	(289,000)	(67,000)	(70,000)	(34,000)	(35,000)
Proceeds from issuance of common stock	575,000	158,000	148,000	148,000	9,000
Purchase of treasury stock	—	(1,096,000)	(79,000)	(79,000)	—

Net cash provided by (used in) financing activities	286,000	(1,005,000)	(1,000)	35,000	(26,000)

Net increase (decrease) in cash and cash equivalents	(3,548,000)	(25,000)	5,405,000	2,468,000	(141,000)
Cash and cash equivalents, beginning of period	4,783,000	1,235,000	1,210,000	1,210,000	6,615,000
Cash and cash equivalents, end of period	$1,235,000	$1,210,000	$6,615,000	$3,678,000	$6,474,000

See Notes to Consolidated Financial Statements

TROY GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock			Treasury Stock
	Number of Shares	Amount	Additional Paid-in Capital	Number of Shares	Amount	Retained Earnings	Total
Balance, November 30, 1999	10,663,941	$107,000	$17,397,000	—	$—	$12,291,000	$29,795,000
Issuance of common stock for acquisitions	97,040	1,000	1,863,000	—	—	—	1,864,000
Issuance of common stock for employee stock purchase plan	14,654	—	76,000	—	—	—	76,000
Common stock options and warrants exercised	105,129	1,000	497,000	—	—	—	498,000
Issuance of common stock warrants	—	—	755,000	—	—	—	755,000
Tax benefit from disqualifying disposition of stock options	—	—	220,000	—	—	—	220,000
Net income	—	—	—	—	—	2,407,000	2,407,000

Balance, November 30, 2000	10,880,764	109,000	20,808,000	—	—	14,698,000	35,615,000
Issuance of common stock for employee stock purchase plan	40,268	—	158,000	—	—	—	158,000
Purchase of common stock for the treasury	—	—	—	295,320	(1,096,000)	—	(1,096,000)
Net (loss)	—	—	—	—	—	(5,945,000)	(5,945,000)

Balance, November 30, 2001	10,921,032	109,000	20,966,000	295,320	(1,096,000)	8,753,000	28,732,000
Issuance of common stock for employee stock purchase plan	38,625	1,000	118,000	—	—	—	119,000
Common stock options exercised	10,000	—	29,000	—	—	—	29,000
Purchase of common stock for the treasury	—	—	—	25,245	(79,000)	—	(79,000)
Net (loss)	—	—	—	—	—	(3,175,000)	(3,175,000)

Balance, November 30, 2002	10,969,657	$110,000	$21,113,000	320,565	$(1,175,000)	$5,578,000	$25,626,000

Issuance of common stock for employee stock purchase plan	4,513	—	9,000	—	—	—	9,000
Net Income (unaudited)	—	—	—	—	—	472,000	472,000
Unrealized gain on foreign currency translation	—	—	—	—	—	80,000	80,000

Comprehensive Income	—	—	—	—	—	552,000	552,000

Balance, May 31, 2003 (unaudited)	10,974,170	$110,000	$21,122,000	320,565	$(1,175,000)	$6,130,000	$26,187,000

See Notes to Consolidated Financial Statements

TROY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATMENTS

Note 1. Nature of Business and Significant Accounting Policies

  Nature of business

        TROY Group, Inc. is a worldwide provider of enterprise output solutions. For the past three years the Company has been expanding beyond its core business in digital check printing systems and related consumables by developing electronic payment systems and wired and wireless networking solutions. The Company markets its products to over 5000 active customers around the world through a direct sales force and a network of distributors and value added resellers. Most of this new product expansion was accomplished through the acquisition and further investment in five small technology companies. These acquisitions have been organized under two reportable business segments: Security Printing Solutions (previously TROY Systems) and Wireless and Connectivity Solutions (previously TROY Wireless).

        The accompanying unaudited consolidated financial statements for the six months ended May 31, 2002 and 2003 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended May 31, 2003 are not necessarily indicative of the results that may be expected for the year ended November 30, 2003. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for its fiscal year ended November 30, 2002 (File No. 000-24413).

        The quarterly results for the first and second quarter of fiscal 2002 have been restated to reflect the recording of certain inventory and inventory related accounts payable adjustments discovered in the third quarter of fiscal 2002 to the relevant periods. During the third quarter physical inventory counts were conducted and certain inventory adjustments were discovered. The Company completed a comprehensive review of its inventory related internal controls to determine the cause of the identified inventory differences. The Company has determined that certain differences arising from inventory and inventory related accounts payable were attributable to the first and second quarters of fiscal 2002. The Company restated the results of those quarters and associated year-to-date amounts in those periods and filed amended Forms 10-Q.

        The effect of the restatements on the Company's unaudited interim consolidated quarterly financial statements is as follows:

Summary Balance Sheet Data:
(in thousands)
(unaudited)

At May 31, 2002:	As previously reported	As restated
Inventory	$8,825	$8,245
Income tax refund receivable	1,059	1,242
Working capital	21,339	20,998
Total assets	35,507	35,110
Accounts payable	2,416	2,360
Total liabilities	6,658	6,602
Retained earnings	8,801	8,460
Stockholders'equity	28,849	28,508

Summary Statements of Operations Data:
(in thousands, except per share data)
(unaudited)

For the six months ended May 31, 2002:	As previously reported	As restated
Net sales	$27,596	$27,596
Gross profit	11,647	10,952
Operating expenses	11,623	11,452
Income (loss) before income taxes (credits)	73	(451)
Provision for income taxes (credits)	25	(159)
Net income (loss)	$48	$(292)
Basic net income (loss) per share	$—	$(.03)
Diluted net income (loss) per share	$—	$(.03)
Weighted average basic shares outstanding	10,645	10,645
Weighted average diluted shares outstanding	10,731	10,645

        Certain reclassifications have been made to the 2002 financial statements to conform to the 2003 presentation with no effect on net income or stockholders equity.

        A summary of our significant accounting policies follows:

  Use of estimates

        The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        The Company's operations are affected by numerous factors including market acceptance, changes in technologies and new laws and government regulations and policies. The Company cannot predict what impact, if any, the occurrence of these or other events might have on our operations. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, the reserve for slow moving or obsolete inventories,the fair value of long-lived and intangible assets, and the realizability of the deferred tax assets which are subject to having adequate future taxable income.

  Principles of consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions are eliminated in consolidation.

  Investment in available-for-sale securities

        The Company has a portfolio of investments in certificates of deposit and commercial paper. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Management has determined that all securities should be classified as available for sale. Available-for-sale securities are stated at fair value and unrealized holding gains and losses, net of the related deferred tax effect, are reported as a separate component of stockholders' equity. As of November 30, 2001 and 2002, the Company had approximately $2.6 million and $500,000, respectively, in certificates of deposit and $2.6 million and none, respectively, in commercial paper, with contractual maturity dates of up to one year. Market values approximated carrying values. Accordingly, no realized or unrealized gains or losses were recorded during the three years ended November 30, 2002.

        Premiums and discounts on investments in debt securities are amortized over the contractual lives of those securities. The method of amortization results in a constant effective yield on those securities (the interest method). Realized gains and losses, including losses from declines in value of specific securities determined by management to be other than temporary, are included in income. Realized gains and losses are determined on the basis of the specific identification of the securities sold. The Company had no realized gains or losses in fiscal years 2000, 2001 or 2002.

  Inventories

        Inventories are valued at the lower of cost or market on a first-in, first-out basis. The Company uses a standard cost system for purposes of determining cost. The standards are adjusted periodically to ensure they approximate actual costs. The Company writes down the carrying value of inventory to market value for estimated obsolete or excess inventory based upon assumptions about future demand and market conditions. The Company compares current inventory levels on a product basis to current sales forecasts in order to assess the inventory balance Sales forecasts are based on economic conditions and trends (both current and projected), anticipated customer demand, expected future products and other assumptions. If actual market conditions are less favorable than those projected by management, additional write-downs may be required.

  Equipment and leasehold improvements

        Equipment and leasehold improvements are recorded at cost. Equipment is depreciated using the straight-line method over their estimated useful lives, currently five years. Improvements to leased property are amortized over the lesser of the life of the lease or life of the improvements.

  Intangible assets

        Intangible assets consist of customer lists, core technology, assembled workforce and goodwill, which are being amortized on a straight-line basis over five to seven years.

  Evaluation of long-lived and intangible assets

        The Company periodically reviews the value of its long-lived and intangible assets to determine if impairment has occurred by comparing the carrying value of the long-lived and intangible assets with the future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Long-lived and intangible assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest) is less than the carrying value of the assets, the assets will be written down to the estimated fair value in the period the determination is made. Fair value is determined primarily based upon discounted cash flows. As discussed in Note 15, the Company recorded an impairment loss on certain intangible assets during fiscal year 2001 based on an evaluation of projected operating income, cash flows and business prospects. In addition, management determined other long-lived and intangible assets were not impaired. In making these determinations, the assumptions used by management about future cash flows are critical. If these expected cash flows are not realized, future additional impairment losses may be recorded.

  Revenue recognition

        Revenue from the sale of our check printing equipment and supplies and its print servers to end users, distributors, original equipment manufacturers (OEM) and resellers is recognized when the price is fixed and determinable, the product is shipped and the title is transferred to a buyer with economic substance, net of an allowance for estimated returns, as long as no significant post-delivery obligations exist and collection of the resulting receivable is probable and not contingent on resale of the product. Revenue from equipment maintenance and service contracts on check printing equipment and print servers is recorded as deferred income when billed and is recognized straight-line over the term of the contract. Warranty expense is estimated at the time revenue is recognized. A warranty accrual for estimated future warranty obligations is recorded based upon the relationship between historical and anticipated warranty costs and sales volumes. To the extent increased warranty claim activity or increased costs associated with servicing those claims is experienced, the warranty accrual will increase resulting in decreased gross profit.

        Revenue from software arrangements of the Company's ACH processing software is recognized in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition" as amended by SOP 98-9, "Modification of SOP 97-2 with Respect to Certain Transactions." Revenue is recognized when persuasive evidence of an arrangement exits and delivery has occurred, provided the fee is fixed or determinable, collectibility is probable and the arrangement does not require significant customization or modification of the software. For arrangements where the software requires significant customization or modification, the Company recognizes revenue for the software license and consulting services portion of the arrangement using the completed contract method of accounting under SOP 81-1. Contracts are considered complete upon customer acceptance. Maintenance revenue for the ACH processing software is recognized ratably over the term of the maintenance contract, typically 12 months.

        Revenue from software license agreements with OEMs for print servers whereby the Company provides ongoing support over the term of the contract is recognized based on the greater of royalties' earned or straight line over the term of the contract.

  Trade receivables

        Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables resulting from the inability of customers to make required payments. The amount of the reserve is based on historical experience and an analysis of the accounts receivable outstanding. If the financial condition of the customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required which would result in an additional expense in the period such determination was made. Trade receivables are written off when deemed uncollectible.

Recoveries of trade receivables previously written off are recorded when received. No interest is recorded on trade receivables.

  Research and development policy

        The Company expenses research and development costs, which are primarily salaries and benefits, as they are incurred. The Company incurs research and development costs in developing new products.

  Capitalized Software Development Costs

        Costs incurred for computer software development prior to establishing technological feasibility are expensed as incurred. Software development costs that the Company incurs following technological feasibility, and prior to the time the product is available for general release to customers are capitalized. Technological feasibility is determined at the earlier of completion of a detailed program design or a working model. Software development costs capitalized were $154,000, $1,314,000 and none during the years ended November 30, 2000, 2001 and 2002 respectively. Capitalized software costs are amortized into cost of goods sold over the greater of (1) the ratio of current gross revenue for the product to the current and anticipated future gross revenues or (2) the straight-line method over the remaining economic life of the product, estimated to be five years. Amortization expense related to capitalized software costs was $35,000, $46,000 and $433,000 in fiscal years 2000, 2001 and 2002, respectively. During fiscal year 2002, the Company evaluated the net realizable value of the unamortized capitalized costs and recorded a charge to amortization expense of $707,000 to write down the carrying value.

  Off-balance sheet financings and liabilities

        Other than lease commitments and legal contingencies incurred in the normal course of business (see Notes 11 and 16), the Company does not have any off-balance sheet financing arrangements or liabilities. The Company does not have any majority-owned subsidiaries or any interests in, or relationships with, any material special-purpose entities that are not included in the consolidated financial statements, except for a related party lease arrangement.

  Advertising Costs

        Amounts incurred for advertising costs with third parties are expensed as incurred. Advertising expense totaled approximately $247,000, $152,000, and $193,000 for the years ended November 30, 2000, 2001 and 2002, respectively.

  Reclassification

        Certain reclassifications have been made to the 2000 and 2001 financial statements to conform to the 2002 presentation with no effect on net income or stockholder's equity.

  Income taxes

        Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  Stock-based compensation

        The Company accounts for stock-based employee compensation under the requirements of Accounting Principles Board (APB) Opinion No. 25, which does not require compensation to be recorded if the consideration to be received is at least equal to fair value of the shares to be received at the measurement date. Nonemployee stock-based transactions are accounted for under the requirements of Statement No. 123, Accounting for Stock-Based Compensation, which requires compensation to be recorded based on the fair value of the securities issued or the services received, whichever is more reliably measurable.

        Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock option plans. As allowed by SFAS No. 123, the Company has elected to continue to account for its employee stock-based compensation plan using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations, which does not require compensation to be recorded if the consideration to be received is at least equal to the fair value of the common stock to be received at the measurement date. Under the requirements of SFAS No. 123, non-employee stock-based transactions require compensation to be recorded based on the fair value of the securities issued or the services received, whichever is more reliably measurable.

        The following table illustrates the effect on net income (loss) and net income (loss) per share had compensation costs for the stock-based compensation plan been determined based on grant date fair values of awards under the provisions of SFAS No. 123:

				Six months ended
	2000	2001	2002	May 31,2002	May 31, 2003
				(Restated) (Unaudited)	(Unaudited)
Net income (loss) applicable to common stockholders: As reported	$2,407,000	$(5,945,000)	$(3,175,000)	$(292,000)	$472,000

Less total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(1,231,000)	(1,334,000)	(513,000)	(431,000)	(202,000)

Proforma	$1,176,000	$(7,279,000)	$(3,688,000)	$(723,000)	$270,000

Net income (loss) per share applicable to common stockholders:
Basic
As reported	$0.22	$(0.55)	$(0.30)	$(0.03)	$0.04

Proforma	$0.11	$(0.68)	$(0.35)	$(0.07)	$0.03

Diluted
As reported	$0.21	$(0.55)	$(0.30)	$(0.03)	$0.04

Proforma	$0.10	$(0.68)	$(0.35)	$(0.07)	$0.03

        In determining the pro forma amounts above, the value of each grant is estimated at the grant date using the Black-Scholes option-pricing method with the following assumptions for grants in 2000, 2001 and 2002: no dividends; risk-free interest rates of 5.85% to 6.73%; 3.61% to 4.96%; and 1.41% to 2.51%, respectively; expected lives of ten years in 2000 and and five and ten years in 2001 and 2002; expected amounts to be exercised of 100%; and price volatility of 45% to 69%. The Company has made no grants in 2003.

  Fair value of financial instruments

        The Company's financial instruments consist of cash and cash equivalents, available-for-sale securities, accounts receivable, shareholder receivable, accounts payable and notes payable. The fair value of the shareholder receivable is not readily determinable due to the uncertainties regarding the split dollar life insurance arrangement. The carrying value of the other instruments is considered to be representative of their fair value, based on the short-term nature of these instruments and market rates of interest.

  Earnings per share

        Basic earnings per share (EPS) is computed as net income (loss) divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through exercise of stock options and warrants (537,000 in the fiscal year ended November 30, 2000 and no shares in the fiscal years ended November 30, 2001 and 2002, respectively). The dilutive effect of options and warrants, which were not included in the total of diluted shares because the effect was antidilutive, was 74,000 shares and 51,000 in the fiscal years ended November 30, 2001 and 2002, respectively.

  New accounting pronouncements

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 142 (SFAS No. 142), Goodwill and Other Intangible Assets. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and is effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 142 as of December 1, 2002. The Company is in the process of determining the expected impact on earnings and existing goodwill and other intangibles upon adoption which will include the elimination of goodwill amortization and may include additional impairment. As of November 30, 2002, unamortized goodwill totaled $235,000. Goodwill amortization was approximately $238,000, $294,000, and $73,000 in the years ended November 30, 2000, 2001, and 2002, respectively.

        The FASB recently issued SFAS No. 143, Accounting for Asset Retirement Obligations, addressing financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. SFAS No. 143 also requires the enterprise to record the contra to the initial obligation as an increase to the carrying amount of the related long-lived asset and to depreciate that cost over the remaining useful life of the asset. The liability is changed at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the initial fair value measurement. SFAS No. 143 is effective for the fiscal year beginning December 1, 2003. The Company is currently examining the impact of this pronouncement on the results of its operations and financial position.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes previous guidance on financial accounting and reporting for the impairment or disposal of long-lived assets and for segments of a business to be disposed of. The Company will adopt SFAS No. 144 as of December 1, 2002. Management does not expect the adoption of SFAS 144 to have a significant impact on the Company's financial position or results of operations. However, further impairment reviews may result in charges against earning to write down the value of long-lived assets.

        In June 2002, the FASB issued SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 generally requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This pronouncement is effective for exit or disposal activities intitated after December 31, 2002. Statement 146 is not expected to have a material impact on the Company's results of operations or financial position.

        In December 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirments for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Interpretation No. 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. This interpretation is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Interpretation is not expected to have a material impact on the company's results of operations or financial position.

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" Prior to FIN 46, a company generally included another entity in the company's financial statements only if it controlled the entity through ownership of the majority voting interests. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the quarter ending August 31, 2003. We are currently analyzing the effect that the adoption of FIN 46 will have on our results of operations and financial position, but expect that upon the implementation date, it is reasonably possible that we will be required to consolidate the related party leasing entity described Note 11 to the consolidated financial statements.

        The financial statements of the related party leasing entity for the year ended November 30, 2002 are currently not available; however, management estimates that if this entity is required to be consolidated under the provisions of FIN 46, it would have no impact on revenues and an insignificant impact on net income. The assets, primarily land and building, would be less than 5% of total assets, the related liabilities, primarily notes payable to the bank, would be approximately 10% of total liabilities and the net effect on stockholders' equity would not be material.

        The Company paid a total of $270,000 to lease the manufacturing facility during each of the years ended November 30, 2002, 2001, and 2000 respectively. The future minimum lease commitments are included in Note 11.

        When FIN 46 becomes effective, the net amount that may be added to the Company's balance sheet may either be reported as the cumulative effect of an accounting change, or by restating previously issued financial statements with a cumulative-effect adjustment as of the beginning of the first year restated. The Company has not yet determined the manner in which it will adopt FIN 46 in the event it is required to consolidate the entity.

        In December 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. This statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement does not require any change from the method currently used by the Company to account for stock-based compensation, but does require more prominent disclosure in the annual financial statement about the method of accounting for such compensation and the effect of the method used on reported results. This statement is effective for years ending after December 15,

2002. The Company has not yet adopted the disclosure provisions of SFAS No. 148 in the accompanying financial statements.

Note 2. Business Combinations

        During the years ended November 30, 2000 and 2001, the Company acquired the following companies, all of which were accounted for as purchase business combinations with the operations included subsequent to their respective acquisition dates.

  American Development, Inc.

        On February 18, 2000, the Company acquired certain assets and assumed certain liabilities of American Development, Inc., a software development company, in exchange for 42,654 shares of $0.01 par value common stock, $1,179,000 in cash and $54,000 in direct expenses. The total acquisition cost was $2,652,000, including $330,000 recorded in connection with warrants to purchase 15,000 shares of common stock issued to a consultant.

  CableNet Technologies

        On May 9, 2000, the Company acquired certain assets and assumed certain liabilities of North Carolina-based CableNet Technologies, which specializes in printer enhancement and connectivity technology, in exchange for 54,386 shares of $0.01 par value common stock, $1,945,000 in cash, $62,000 in direct expenses, including $306,000 recorded in connection with warrants to purchase 28,334 shares of common stock issued to a consultant. The total acquisition cost was $3,088,000.

  Extended Systems Incorporated

        On May 31, 2001, the Company acquired certain assets and assumed certain liabilities of Extended Systems Incorporated, a print server manufacturer, in exchange for $1,672,000 in cash and $504,000 in direct expenses. The total acquisition cost was $2,051,000.

  Unaudited pro forma information

        Unaudited pro forma consolidated results of operations for the fiscal years ended November 30, 2000 and 2001 as though these businesses had been acquired as of December 1, 1999, is as follows:

	2000	2001
	(unaudited)	(unaudited)
Sales	$69,582,000	$56,314,000
Pro forma net income (loss)	1,821,000	(5,787,000)
Pro forma net income (loss) per share:
Basic	0.17	(0.54)
Diluted	0.16	(0.54)

        The above amounts reflect pro forma adjustments for amortization of intangibles, interest expense and number of shares outstanding. This pro forma financial information does not purport to be indicative of the results of operations had these acquisitions actually taken place at the earlier date.

Note 3. Inventories

        Inventories consisted of the following as of November 30, 2001 and 2002 and May 31, 2003:

	2001	2002	May 31, 2003
			(unaudited)
Raw materials	$6,997,000	$5,136,000	$6,138,000
Work in process	455,000	205,000	667,000
Finished goods	4,306,000	4,112,000	3,310,000
Reserve for slow moving and obsolete inventories	(2,507,000)	(3,913,000)	(3,440,000)

	$9,251,000	$5,540,000	$6,675,000

        Approximately 50% of the inventory identified during fiscal year 2001 and all of the inventory identified during fiscal year 2002 as slow moving or obsolete was on hand at November 30, 2002, because the Company was trying to sell it for scrap value. The reserve is based upon an analysis of the estimated product demand and market conditions and is related to specific inventory parts.

Note 4. Equipment and Leasehold Improvements

        Equipment and leasehold improvements consisted of the following as of November 30:

	2001	2002
Machinery and equipment	$8,255,000	$8,491,000
Furniture and fixtures	935,000	1,052,000
Leasehold improvements	1,359,000	1,457,000

	10,549,000	11,000,000
Less accumulated depreciation and amortization	8,020,000	8,961,000

	$2,529,000	$2,039,000

Note 5. Other Assets

        Other assets consisted of the following as of November 30:

	2001	2002
Customer list, net of accumulated amortization 2001 $13,000 and 2002 $16,000	$12,000	$9,000
Core technology, net of accumulated amortization 2001 $92,000 and 2002 $132,000	300,000	260,000
Assembled workforce, net of accumulated amortization 2001 $65,000 and 2002 $79,000	60,000	46,000
Goodwill, net of accumulated amortization 2001 $157,000 and 2002 $230,000	308,000	235,000
Cash surrender value of officers' life insurance	438,000	337,000
Unsecured receivable from stockholders	1,666,000	2,123,000
Software development costs, net of accumulated amortization 2001 $93,000 and 2002 $1,233,000	1,790,000	650,000
Long-term deferred tax assets	580,000	676,000
Other	72,000	54,000

	$5,226,000	$4,390,000

Note 6. Goodwill and Intangible Assets

        The Company adopted SFAS No. 142 effective December 1, 2002 and performed the initial transitional impairment test as of that date. The provisions of SFAS No. 142 require that the Company allocate its goodwill to its various reporting units, determine the carrying value of those businesses, and estimate the fair value of the reporting units so that a two-step goodwill impairment test can be performed. The Company's reporting units are consistent with its operating segments, which are the same as the reportable segments, identified in Note 14. In the first step of the goodwill impairment test, the fair value of each reporting unit is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. If the carrying value exceeds the fair value, then the second step must be performed, and the implied fair value of the reporting unit's goodwill must be determined and compared to the carrying value of the goodwill for the reporting unit. If the carrying value of a reporting unit's goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded.

        The fair value of the Company's reporting units was determined using the income approach under which the fair value of a reporting unit is calculated based on the present value of estimated future cash flows. Based on the results of its transitional impairment test, the Company has determined that no impairment of goodwill existed as of December 1, 2002. However, future goodwill impairment tests could result in a charge to earnings. The Company will continue to evaluate goodwill on an annual basis as of the beginning of the fourth quarter, and whenever events and changes in circumstances indicate that there may be a potential impairment.

        The Company's purchased intangible assets associated with completed acquisitions at May 31, 2003 and November 30, 2002 are composed of (amounts in thousands):

		May 31, 2003			November 30, 2002
	Weighted Average Remaining Life
		Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer lists	2 yrs.	$25	$(18)	$7	$25	$(16)	$9
Core technology	6 yrs.	392	(152)	240	392	(132)	260

Total amortizable purchased intangible assets		$417	$(170)	$247	$417	$(148)	$269

        Amortization expense related to purchased intangible assets was $11,000 and $30,000 for the three-month periods and $22,000 and $60,000 for the six-month periods ended May 31, 2003 and 2002, respectively.

        Estimated future amortization expense related to purchased intangible assets at May 31, 2003 is as follows:

Fiscal year:	(In thousands)
2003 (Remaining 6 months)	$22
2004]	44
2005	42
2006	40
2007	40
Thereafter	59

Total	$247

        On December 1, 2002 the Company completed the allocation of goodwill (including amounts previously classified as assembled workforce) to its reportable segments as part of its transitional impairment test.Goodwill allocated to the Company's reportable segments as of November 30, 2002 and changes in the carrying amount of goodwill for the six-month period ended May 31, 2003 are as follows (amounts in thousands):

	Wireless & Connectivity	Security Printing Solutions	Total
Balance at November 30, 2002	$—	$235	$235
Goodwill adjustment for previously classified assembled workforce	—	46	46

Balance at May 31, 2003	$—	$281	$281

        If the provisions of SFAS No. 142 had been in effect for all periods presented, the Company's net income (loss) and net income (loss) per share would have been as follows for the six-month period ended May 31, 2003 and 2002:

	Six months ended May 31,
	2003	2002
		(Restated)
	(amounts in thousands, except per share data)
Net income (loss)
As reported	$472	$(292)
Add back amortization of goodwill, net of taxes	—	25

Net income (loss), as adjusted	$472	$(267)

Net income (loss) per share, basic and diluted
As reported	$.04	$(.03)
Add back amortization of goodwill, net of taxes	—	—

Net income (loss) per share, basic and diluted, net of taxes	$.04	$(.03)

Note 7. Notes Payable

        The Company has a $5,000,000 line-of-credit agreement with a bank. As of November 30, 2002 and May 31, 2003, there were no borrowings outstanding against the line of credit. Borrowings under the line of credit bear interest at the lesser of the bank's reference rate (4.25% at November 29, 2002 and May 31, 2003) less 0.25% or the bank's LIBOR rate (1.44% at November 29, 2002 and 1.32% at May 31, 2003) plus 2% and are limited to 80% of eligible accounts receivable and 50% of eligible inventories if total liabilities to tangible effective net worth is greater than two to one. In connection with the line-of-credit agreement, the Company has a $650,000 standby letter-of-credit sublimit agreement of which approximately $80,000 was outstanding at November 30, 2002 and May 31, 2003. The line of credit is secured by substantially all of the Company's assets. In connection with its borrowing arrangement, the Company is subject to certain financial covenants. As of November 30, 2002 and May 31, 2003, the Company had approximately $4,920,000 in availability under the line of credit. The line-of-credit borrowings are due on demand. The agreement may be terminated by either party.

Note 8. Long-term Debt

        The Company has 4% to 5% economic, industrial and business development notes payable at November 30, 2001 and 2002 totaling $263,000 and $193,000, respectively, which mature through 2005. The notes are secured by certain equipment. One of the notes is secured by a fourth trust deed on real property owned by a company related through common ownership to the majority stockholders. As of November 30, 2002, future maturities of long-term debt are as follows: 2003 $73,000; 2004 $76,000 and 2005 $44,000.

Note 9. Accrued Expenses

        Accrued expenses consisted of the following as of November 30:

	2001	2002
Compensation	$1,373,000	$1,959,000
Other	1,083,000	259,000

	$2,456,000	$2,218,000

Note 10. Stockholders' Equity

  Preferred stock

        The Board of Directors has the authority, without action by the stockholders, to designate and issue any authorized but unissued shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each such series.

  Stock option plans

        The Company has reserved 2,700,000 shares of common stock for issuance under the Company's 1998 Stock Incentive Plan, of which 1,336,000 shares are subject to outstanding options as of November 30, 2002. Option prices for the incentive stock options will be 100% of the fair market value of the stock on the date the option is granted with an exercise period of not more than ten years. For incentive options granted to 10% or more stockholders, the option price is 110% of the fair market value of the stock on the date the option is granted with an exercise period of not more than five years. Option prices for the nonqualified stock options shall not be less than 85% of the fair market value of the stock on the date the options are granted with an exercise period of not more than ten years. Vesting terms are determined by the Company at the date of grant.

  Stock Warrants

        The Company issued warrants to purchase 350,000 shares of common stock of the Company, of which approximately 132,000 are outstanding at November 30, 2002, to consultants and an attorney in connection with services provided relating to acquisitions, the Company's initial public offering and for other services. No warrants were granted in 2001 or 2002. The warrants expire five years from the date granted. The Company's value of the grants were estimated at the measurement date using the Black-Scholes option-pricing model with the following assumptions: no dividends; expected lives of one month to three years; expected amounts to be exercised of 100%; risk free interest rates of 4.32% to 5.53%; and expected volatility of 43% to 45%.

        A summary of the status of the stock option plans and stock warrants and changes during fiscal years 2000, 2001 and 2002 is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding, November 30, 1999	1,305,000	$6.70
Granted (weighted average fair value $5.46)	530,000	7.16
Exercised	(114,334)	(4.91)
Forfeited	(42,000)	(7.08)

Outstanding, November 30, 2000 (exercisable 548,666 shares)	1,678,666	6.96
Granted (weighted average fair value $2.85)	581,000	3.86
Exercised	—	—
Forfeited	(274,000)	(6.78)

Outstanding, November 30, 2001 (exercisable 753,877 shares)	1,985,666	6.07
Granted (weighted average fair value $2.25)	350,000	4.12
Exercised	(10,000)	2.94
Forfeited	(858,000)	(5.79)

Outstanding, November 30, 2002 (exercisable 717,618 shares	1,467,666	5.79
Forfeited (unaudited)	(176,000)	$7.00

Outstanding, May 31, 2003 (exercisable 744,446 shares) (unaudited)	1,291,666	$5.63

        The following is a summary of total outstanding options and stock warrants at May 31, 2003 (unaudited):

	Options and Warrants Outstanding			Options and Warrants Exercisable
Range of Exercise Prices	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Number of Options	Weighted- Average Exercise Price
$2.85 - 4.51	708,666	$3.92	7.1 years	350,955	$3.76
$6.31 - 8.75	558,000	$7.45	6.2 years	385,159	$7.46
$13.16 - 14.25	25,000	$13.38	6.5 years	8,332	$13.38

	1,291,666			744,446

        At May 31, 2003 there were 1,540,000 shares remaining available for grant under the Company's option plans.

        A further summary of the options and warrants outstanding at November 30, 2002 is as follows:

	Options and Warrants Outstanding			Options and Warrants Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life	Number of Options	Weighted Average Exercise Price
$2.85 - $4.51	708,666	$3.92	6.9	219,040	$3.53
6.31 - 8.75	734,000	7.34	6.9	498,578	7.22
13.16 - 14.25	25,000	13.38	7.0	—	—

$2.85 - 14.25	1,467,666	$5.79	6.9	717,618	$6.09

        There were 1,364,000 remaining options available for grants under the plans at November 30, 2002.

  Employee stock purchase plan

        The Company has a stock purchase plan covering substantially all employees and has reserved 200,000 shares for issuance under this plan. Shares are purchased subsequent to the end of the annual offering period for 85% of the lower of the fair market value on the first day or last day of the Plan year offering period. During the years ended November 30, 2000, 2001 and 2002, 14,654, 40,268 and 38,625 shares were purchased for $76,000 $158,000 and $119,000, respectively, under the plan. At November 30, 2002, $34,000 was accrued for employee stock purchases which represents approximately 22,000 shares at $1.56 per share.

  Retained earnings

        The Company is limited in its ability to declare and pay dividends by the terms of certain debt agreements.

  Stock Repurchase Program

        The company established a stock repurchase program under which common stock, with an aggregate market value up to $4.0 million, may be acquired in the open market. As of November 30, 2002, the Company has purchased 320,565 shares of common stock in the open market at an average price of $3.67 per share (total $1,175,000) under this program.

Note 11. Related-party Transactions, Lease Commitments and Rent Expense

        The Company leases its operating facilities under non-cancelable operating lease agreements, including certain operating facilities from a company related through common ownership, which expire through 2008. The related-party lease requires monthly payments of approximately $22,500.

        Rent expense in fiscal years 2000, 2001 and 2002 was approximately $637,000, $790,000 and $847,000, respectively. Future minimum rental commitments under these leases in the fiscal years ending November 30 are as follows: 2003 $663,000; 2004 $437,000; 2005 $340,000; 2006 $270,000; 2007 $270,000; 2008 $90,000 (total $2,070,000, including $1,438,000 to a related party).

        As of November 30, 2002, the Company has advanced $2,123,000 to stockholders in connection with the purchase of split dollar life insurance policies. The Company and the stockholders have executed a split-dollar agreement governing the unsecured, non-interest-bearing receivable for the amount of the advances. The advances are due on demand, however the Company does not anticipate demanding payment and accordingly has classified this amount as long-term.

Note 12. Income Tax Matters

        Net deferred tax assets consist of the following components as of November 30:

	2001	2002
Deferred tax liabilities:
Equipment and leasehold improvements	$(21,000)	$(53,000)

Deferred tax assets:
Inventories valuation	981,000	1,472,000
Accounts receivable allowance and valuation	425,000	331,000
Accrued compensation	154,000	186,000
Accrued warranty and other	273,000	400,000
Deferred revenue	349,000	318,000
Customer list, core technology, assembled workforce and goodwill	601,000	729,000
Tax credit carryforwards	298,000	1,008,000

	3,081,000	4,444,000

Net deferred tax assets	$3,060,000	$4,391,000

        The Company has not established a valuation allowance for the deferred tax assets, because management believes the deferred tax assets are more likely than not to be realized based on current expectations of future earnings and available tax planning strategies.

        The net deferred tax assets have been classified on the accompanying consolidated balance sheets as of November 30 as follows:

	2001	2002
Current assets	$2,480,000	$3,715,000
Long-term assets	580,000	676,000

	$3,060,000	$4,391,000

        The Company has tax credit carry forwards of $1,008,000. Of this amount, $475,000 are available to offset U.S. Federal income tax and expire in 2022. The remaining credit carry forwards of $533,000 are available to offset certain state income taxes and expire as follows: $53,000 in 2005 and $480,000 with an indefinite life.

        The provision (benefit) for income taxes charged to operations for the years ended November 30, 2000, 2001 and 2002 are as follows.

	2000	2001	2002
Current:
U.S. federal	$1,013,000	$(1,961,000)	$(643,000)
State	204,000	56,000	37,000
Foreign	218,000	320,000	255,000

	1,435,000	(1,585,000)	(351,000)

Deferred:
U.S. federal	(217,000)	(2,065,000)	(1,002,000)
State	(81,000)	(133,000)	(331,000)
Foreign	15,000	(20,000)	2,000

	(283,000)	(2,218,000)	(1,331,000)

	$1,152,000	$(3,803,000)	$(1,682,000)

        The historical income tax provision for fiscal years 2000, 2001 and 2002 differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

	2000	2001	2002
Computed "expected" tax rate (benefit)	35%	(35)%	(35)%
Increase (decrease)
State income taxes, net of federal benefit	5	—	—
Research and development and other tax credits	(12)	(11)	(5)
Goodwill amortization and impairment	—	4	—
Other	4	3	5

	32%	(39)%	(35)%

        Pretax income (loss) subject to foreign and U.S. income taxes for fiscal year 2000 was: $475,000 and $2,129,000, respectively, for fiscal year 2001, was: $451,000 and $(2,191,000), respectively, and for fiscal year 2002, was: $624,000 and $(3,241,000), respectively.

Note 13. Major Vendors

        The Company purchases key components from a vendor and also sells products to this same vendor. Purchases from this vendor for fiscal years 2000, 2001 and 2002 were: $10,047,000, $5,906,000, and $8,798,000, repectively. Net payable balances as of November 30, 2000, 2001 and 2002 were: $308,000, $397,000, and $396,000.

Note 14. Segment Information and Geographical Information

  Segment information

        The Company's reportable segments are strategic business units. They are managed separately because each business unit requires different technology and marketing strategies.

        There are two reportable segments: Security Printing Solutions (previously TROY Systems) and Wireless and Connectivity Solutions (previously TROY Wireless). Security Printing Solutions includes software, firmware, hardware and imaging supplies that provide state-of-the-art payment systems ranging from high security digital check printing systems to electronic payment and funds transfer solutions. Wireless and Connectivity Solutions products include software, firmware and hardware that enable enterprises to share intelligent devices like printers either wirelessly or using traditional networks.

        The accounting policies applied to determine the segment information are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are accounted for at amounts that assume the sales or transfers were to unrelated third parties at the current market prices at the time of the transactions. Management evaluates the performance of each segment based on income or loss from operations before income taxes.

        The following tables summarize revenues and net income (loss) by operating segment and unallocated corporate for the six months ended May 31, 2003 and May 31, 2002:

	Six months ended
	May 31, 2003	May 31, 2002
		As restated
	(amounts in thousands)
	(unaudited)
Revenues:
Security Printing Solutions	$20,438	$21,587
Wireless and Connectivity	7,365	6,157
Less intersegment revenue	—	(148)

	$27,803	$27,596

Net income (loss):
Security Printing Solutions	$2,736	$2,535
Wireless and Connectivity	303	(1,255)
Unallocated Corporate	(2,567)	(1,572)

	$472	$(292)

        Certain reclassifications have been made to the May 31, 2002 segment information to conform to the May 31, 2003 presentation.

	May 31, 2003	November 30, 2002
	(unaudited)
Segment Assets:
Security Printing Solutions	$11,628	$11,637
Wireless and Connectivity	11,627	10,339
Unallocated Corporate	18,307	24,478

	$41,562	$46,454

        The following schedule is presented to reconcile May 31, 2003 and November 30, 2002 segment assets to the amounts reported in the Company's consolidated financial statements (amounts in thousands).

	May 31, 2003	November 30, 2002
	(unaudited)
Total Assets of Reportable Segments	$41,562	$46,454
Intersegment Receivables	(8,431)	(12,681)
Investment in Subsidiaries	(234)	(234)

Consolidated assets	$32,897	$33,539

        Financial information with respect to the reportable segments follows:

	Security Printing Solution	Wireless and Connectivity Solutions	Unallocated Corporate	Total
Fiscal year 2000
Revenue:
Software, firmware and hardware	3,136,000	9,362,000	—	12,498,000
Printers and services	13,654,000	—	—	13,654,000
Imaging supplies	27,078,000	—	—	27,078,000

Total revenue	43,868,000	9,362,000	—	53,230,000
Intersegment revenue	712,000	208,000	—	920,000
Depreciation and amortization expense	518,000	331,000	831,000	1,680,000
Interest income	1,000	—	864,000	865,000
Interest expense	17,000	—	2,000	19,000
Segment profit	6,429,000	759,000	(3,629,000)	3,559,000
Income taxes (credit)	2,597,000	307,000	(1,752,000)	1,152,000
Net income	3,832,000	452,000	(1,877,000)	2,407,000
Goodwill	740,000	783,000	—	1,523,000
Segment assets	16,353,000	6,355,000	24,766,000	47,474,000
Expenditures for segment assets	529,000	230,000	—	759,000

Fiscal year 2001
Revenue:
Software, firmware and hardware	3,670,000	11,136,000	—	14,806,000
Printers and services	10,386,000	—	—	10,386,000
Imaging supplies	24,310,000	—	—	24,310,000

Total revenue	38,366,000	11,136,000	—	49,502,000
Intersegment revenue	230,000	54,000		284,000
Depreciation and amortization expense	588,000	606,000	865,000	2,059,000
Impairment of long-lived and intangible assets	(1,945,000)	(3,689,000)	—	(5,634,000)
Interest income	—	—	515,000	515,000
Interest expense	(80,000)	—	(58,000)	(138,000)
Segment profit (loss)	4,760,000	(6,747,000)	(7,761,000)	(9,748,000)
Income taxes (credit)	1,719,000	(2,380,000)	(3,142,000)	(3,803,000)
Net income (loss)	3,041,000	(4,367,000)	(4,619,000)	(5,945,000)
Goodwill	308,000	—	—	308,000
Segment assets	13,395,000	10,259,000	28,663,000	52,317,000
Expenditures for segment assets	420,000	770,000	31,000	1,221,000
Fiscal year 2002
Revenue:
Software, firmware and hardware	3,044,000	13,224,000	—	16,268,000
Printers and services	11,709,000	—	—	11,709,000
Imaging supplies	27,326,000	—	—	27,326,000

Total revenue	42,079,000	13,224,000	—	55,303,000
Intersegment revenue	305,000	—	—	305,000
Depreciation and amortization expense	973,000	1,144,000	17,000	2,134,000
Interest income	—	—	101,000	101,000
Interest expense	(34,000)	—	—	(34,000)
Segment profit (loss)	5,812,000	(5,575,000)	(5,094,000)	(4,857,000)
Income taxes (credit)	2,314,000	(1,550,000)	(2,446,000)	(1,682,000)
Net income (loss)	3,498,000	(4,025,000)	(2,648,000)	(3,175,000)
Goodwill	235,000	—	—	235,000
Segment assets	11,637,000	10,339,000	24,478,000	46,454,000
Expenditures for segment assets	308,000	40,000	26,000	374,000

        The following schedule is presented to reconcile fiscal years 2000, 2001 and 2002 amounts in the foregoing segment information to the amounts reported in the Company's consolidated financial statements.

	2000	2001	2002
Assets
Total assets of reportable segments	$47,474,000	$52,317,000	$46,454,000
Intersegment receivables	(4,797,000)	(14,928,000)	(12,681,000)
Investment in subsidiaries	(957,000)	(382,000)	(234,000)

Consolidated assets	$41,720,000	$37,007,000	$33,539,000

Revenue
Total revenue of reportable segments	$53,230,000	$49,502,000	$55,303,000
Intersegment revenue	(920,000)	(284,000)	(305,000)

Consolidated revenue	$52,310,000	$49,218,000	$54,998,000

  Geographic information

        The Company operates in both U.S. and foreign markets. Geographic sales information is based on the ordering location of the customer. Equipment and leasehold improvements information is based on the physical location of the assets. The following is net sales and equipment and leasehold improvements by geographic region:

	United States	All other Countries	Total
Fiscal year 2000
Net sales	$45,154,000	$7,156,000	$52,310,000
Equipment and leasehold improvements, net	1,859,000	181,000	2,040,000
Fiscal year 2001
Net sales	$41,876,000	$7,342,000	$49,218,000
Equipment and leasehold improvements, net	2,349,000	180,000	2,529,000
Fiscal year 2002
Net sales	$45,632,000	$9,366,000	$54,998,000
Equipment and leasehold improvements, net	1,891,000	148,000	2,039,000

Note 15. Impairment of Long-Lived Assets

        During the fourth quarter of fiscal year 2001, the Company initiated an analysis of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), to determine if there was impairment of its long-lived assets. This analysis was initiated due to changes in the Company's business environment, which were highlighted during the Company's annual business planning process, and certain changes in Company's management. This analysis was done on a business unit by unit basis as it was determined that these units were independent of each other and were the lowest level for which cash flows could be identified. The business units identified were similar to the businesses acquired by the Company since 1998. The analysis demonstrated that the acquired print server products and technologies were at or approaching their end-of life and that the ACH processing services were not generating the cash flows anticipated when this business unit was acquired. The Company completed this analysis with the assistance of an independent valuation firm. The significant assumptions used by management to determine fair value of the impaired assets in the acquired business units were: (a) none of the acquired business units expected to achieve revenues over $6 million in the next fiscal year; (b) none of the acquired business units held a significant market presence in its sector; (c) none of the acquired business units expected to achieve positive free cash flow in the next fiscal year or cumulatively in the next five years, which approximated the remaining life of the long-lived assets; (d) none of the acquired business units had intellectual property on equivalency of which was not readily available from other companies; (e) the wireless and connectivity acquired business units operated in a declining market sector; and (f) the financial services acquired business unit operated in a market sector in which the competition had significantly greater financial and personnel resources. The estimated future cash flows were discounted at a rate of 20%. Substantially all of the intangible assets of certain of these business units were written off at November 30, 2001 because they are projected to generate insufficient positive cash flows. Certain property and equipment of these business units were not written off because they continue to be used in operations and were determined to have value. As a result of this analysis, the Company recorded a charge in 2001 of $5,634,000 for the impairment of long-lived assets on a business unit by unit basis as follows: -

Business Unit	Amount	Segment
XCD	$1,085,000	Wireless and Connectivity
American Development	1,945,000	Security Printing Solutions
CableNet	2,074,000	Wireless and Connectivity
ESI	530,000	Wireless and Connectivity

Total	$5,634,000

        The amortization expense recorded for these assets in 2001 prior to the recorded impairment charge was $1,261,000.

Note 16. Contingencies

        On November 21, 2002, Tom Lloyd filed an action in the Superior Court of the State of California in and for Orange County against the Company and its directors, alleging that defendants breached their fiduciary duties by attempting to provide the Dirk family with preferential treatment in connection with their efforts to complete a sale of the company. The complaint seeks to enjoin an acquisition of the Company by the Dirk family, as well as attorneys' fees. The Company believes that it and the individual defendants have meritorious defenses in the Lloyd action, and intends to continue to defend this lawsuit vigorously. If this litigation is resolved in favor of the plaintiffs, however, it could have a material adverse effect on the Company and its stockholders.

Note 17. Fourth Quarter, 2002 Adjustments

        In the fourth quarter of fiscal year 2002, the Company performed an analysis of the Wireless & Connectivity segment due to changes in the economic, technical and competitive conditions that occurred during this period. As a result of this analysis, the Company recorded a charge for excess and obsolete inventories of $1,878,000 and recorded an amortization charge of $707,000 to write down capitalized software development costs to net realizable value during the fourth quarter.

Note 18. Cash Flow and Other Information

				Six Months Ended
	2000	2001	2002	May 31, 2002	May 31, 2003
				(unaudited)	(unaudited)
Cash paid for:
Interest	$20,000	$139,000	$51,000	$36,000	$8,000

Income taxes	$2,433,000	$418,000	$299,000	$5,000	$271,000

Supplemental schedule of noncash operating,investing and financing activities:
Change in foreign currency translation adjustments	$—	$—	$—	$—	$80,000

Purchase of American Development, Inc. and Cablenet Technologies in 2000 and Extended Systems Incorporated in 2001:
Working capital	$48,000	$1,475,000	$—	$—	$—
Equipment and leasehold improvements	78,000	46,000	—	—	—
Other assets	94,000	—	—	—	—
Intangible assets	5,520,000	530,000	—	—	—

Total purchase price	$5,740,000	$2,051,000	$—	$—	$—
Less fair value of common stock and stock warrants issued in connection with the acquisition	2,500,000	—	—	—	—

Cash purchase price	$3,240,000	$2,051,000	$—	$—	$—

Accounts receivable charged off	$146,000	$507,000	$234,000	$—	$—

Fair value of stock warrants issued for services	$120,000	$—	$—	$—	$—

Reserve for slow moving and obsolete inventories:
Balance, beginning of year	$1,458,000	$881,000	$2,507,000	$—	$—
Provision charged off to expense	240,000	2,371,000	2,619,000	—	—
Charge offs to reserve	(817,000)	(745,000)	(1,213,000)	—	—

Balance, end of year	$881,000	$2,507,000	$3,913,000	$—	$—

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

TROY GROUP, INC.

AND

DIRK, INC.

DATED AS OF MARCH 20, 2003

ARTICLE 1. THE MERGER		A-2
1.1.	The Merger	A-2
1.2.	The Closing	A-2
1.3.	Effective Time	A-2
1.4.	Effect of the Merger	A-2
ARTICLE 2. THE SURVIVING CORPORATION		A-2
2.1.	Certificate of Incorporation of the Surviving Corporation	A-2
2.2.	Bylaws of the Surviving Corporation	A-2
2.3.	Directors of the Surviving Corporation	A-3
2.4.	Officers of the Surviving Corporation	A-3
ARTICLE 3. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; CANCELLATION AND CONVERSION OF SECURITIES		A-3
3.1.	Conversion of Company Common Stock	A-3
3.2.	Capital Stock of Mergerco	A-3
3.3.	Cancellation of Treasury Stock and Mergerco Owned Stock	A-3
3.4.	Exchange of Certificates	A-3
3.5.	Stock Options	A-5
3.6.	Warrants	A-6
3.7.	Dissenting Shares	A-6
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-7
4.1.	Organization and Qualification	A-7
4.2.	Authorization and Enforceability	A-7
4.3.	Certificate of Incorporation and Bylaws	A-8
4.4.	Capitalization	A-8
4.5.	Information Supplied	A-8
4.6.	Consents and Approvals	A-8
4.7.	Company Action	A-9
4.8.	State Takeover Laws	A-9
4.9.	Vote Required	A-9
4.10.	Fairness Opinion	A-10
4.11.	No Finders	A-10
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF MERGERCO		A-10
5.1.	Organization and Qualification	A-10
5.2.	Authorization	A-10
5.3.	Consents and Approvals	A-10
54.	Information Supplied	A-11
5.5.	No Finders	A-11
5.6.	Financing	A-11
ARTICLE 6. COVENANTS		A-11
6.1.	Conduct of Business of the Company	A-11
6.2.	Conduct of Business of Mergerco	A-12
6.3.	No Solicitation	A-12
6.4.	Company Stockholders Meeting	A-13
6.5.	Proxy Statement and Schedule 13E-3	A-14
6.6.	Access to Information	A-15

i

6.7.	Approvals and Consents; Cooperation	A-16
6.8.	Company Employee Stock Purchase Plan	A-16
6.9.	Take-over Statutes; Inconsistent Actions	A-16
6.10.	Financing	A-16
6.11.	Expenses	A-16
6.12.	Further Actions	A-17
6.13.	Officers' and Directors' Indemnification	A-17
6.14.	Notification of Certain Matters	A-18
6.15.	Payment of Fees for Special Committee and Advisors	A-18
ARTICLE 7. CLOSING CONDITIONS		A-18
7.1.	Conditions to Obligations of Mergerco and the Company	A-18
7.2.	Conditions to Obligations of Mergerco	A-18
7.3.	Conditions to Obligations of the Company	A-19
ARTICLE 8. TERMINATION AND ABANDONMENT		A-19
8.1.	Termination	A-19
8.2.	Effect of Termination	A-21
8.3.	Expense Reimbursement	A-21
8.4.	No Penalty; Costs of Collection	A-21
ARTICLE 9. GENERAL PROVISIONS		A-22
9.1.	Non-Survival of Representations, Warranties and Covenants	A-22
9.2.	Amendment and Modification	A-22
9.3.	Waiver	A-22
9.4.	Notices	A-22
9.5.	Specific Performance	A-23
9.6.	Assignment	A-23
9.7.	Governing Law	A-23
9.8.	Knowledge	A-23
9.9.	Interpretation	A-23
9.10.	Publicity	A-24
9.11.	Entire Agreement	A-24
9.12.	Severability	A-24
9.13.	Counterparts	A-24

ii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of March 20, 2003, by and between TROY GROUP, INC., a Delaware corporation (the "Company"), and DIRK, INC., a Delaware corporation ("Mergerco").

        WHEREAS, Mergerco was incorporated on March 5, 2003 for the sole purpose of entering into the transactions contemplated by this Agreement; and

        WHEREAS, as of the date hereof there is one share of common stock of Mergerco issued and outstanding, and owned by Patrick J. Dirk; and

        WHEREAS, the stockholders of the Company named on Exhibit A (collectively, the "Affiliated Stockholders") have agreed to contribute their shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") to Mergerco in exchange for a number of whole and fractional shares of common stock of Mergerco equal to the number of shares of Company Common Stock contributed to Mergerco divided by One Thousand (1,000), such contribution to take place after the last of the conditions set forth in Section 7.2 has been fulfilled or waived but prior to the Effective Time (as defined in Section 1.3); and

        WHEREAS, at the Effective Time (as defined in Section 1.3), Mergerco will be merged with and into the Company, with the Company as the surviving corporation, on the terms and conditions set forth in this Agreement and the Delaware General Corporation Law (the "Merger"); and

        WHEREAS, pursuant to the Merger, each share of Company Common Stock (other than shares owned by Mergerco or any of the Affiliated Stockholders) will be converted into the right to receive $2.70 in cash per share; and

        WHEREAS, a special committee of the Board of Directors of the Company consisting solely of independent directors (the "Special Committee") has (i) declared the advisability of this Agreement, (ii) determined that the Merger is fair to the holders of shares of Company Common Stock (other than Mergerco or any of the Affiliated Stockholders), (iii) received an opinion from Houlihan Lokey Howard & Zukin that the consideration to be paid in the Merger is fair to the holders of shares of the Company Common Stock (other than Mergerco or any of the Affiliated Stockholders) from a financial point of view, (iv) has determined that this Agreement, the Merger and the transactions contemplated by this Agreement are in the best interests of the Company and its stockholders (other than Mergerco or any of the Affiliated Stockholders), and (v) has recommended to the Board of Directors of the Company that the Board of Directors declare the advisability of this Agreement and approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement; and

        WHEREAS, based on the recommendation of the Special Committee, the Board of Directors of the Company has adopted resolutions declaring the advisability of this Agreement and has determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and its stockholders (other than Mergerco or any of the Affiliated Stockholders) and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and

        WHEREAS, the Company and Mergerco desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the Merger;

        NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE 1.
THE MERGER

        1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("DGCL"), at the Effective Time (as defined in Section 1.3), Mergerco will be merged with and into the Company, whereupon the separate corporate existence of Mergerco will cease, and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of Delaware under the name "Troy Group, Inc."

        1.2.    The Closing.    The closing of the Merger (the "Closing") will take place at 10:00 a.m., Pacific Standard Time, on a date to be specified by the parties which will be no later than the second Business Day (as defined below) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)), set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing will take place by telecopy exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such place as the parties hereto may agree. The Company (acting through the Special Committee) will as promptly as practicable notify Mergerco, and Mergerco will as promptly as practicable notify the Company, when the conditions to such party's obligation to effect the Merger contained in Article 7 have been satisfied. For purposes of this Agreement, a "Business Day" will mean any day that is not a Saturday, a Sunday or other day on which the offices of the Secretary of State of the State of Delaware is closed.

        1.3.    Effective Time.    At the Closing, the Company and Mergerco will file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") in accordance with the DGCL, in such form as is required by, and executed in accordance with, the relevant provisions of, the DGCL. The parties will take such other and further actions as may be required by law to make the Merger effective. The Merger will become effective at such time as the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or, if agreed to by the Company and Mergerco, at such later time or date as is set forth in the Certificate of Merger (the "Effective Time").

        1.4.    Effect of the Merger.    At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Mergerco will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Mergerco will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

ARTICLE 2.
THE SURVIVING CORPORATION

        2.1.    Certificate of Incorporation of the Surviving Corporation.    At the Effective Time, the Certificate of Incorporation of the Company, amended and restated as set forth on Exhibit 2.1, will be the certificate of incorporation of the Surviving Corporation.

        2.2.    Bylaws of the Surviving Corporation.    At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, the provisions of the Certificate of Incorporation of the Surviving Corporation and the provisions of such Bylaws.

        2.3.    Directors of the Surviving Corporation.    The directors of Mergerco immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of their respective deaths, resignations or removals or until their respective successors are duly elected and qualified, as the case may be.

        2.4.    Officers of the Surviving Corporation.    The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation until the earlier of their respective deaths, resignations or removals or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE 3.
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; CANCELLATION AND CONVERSION OF SECURITIES

        3.1.    Conversion of Company Common Stock.    At the Effective Time, subject to the provisions of this Agreement (including without limitation this Section 3.1 and Sections 3.4 and 3.7), automatically by virtue of the Merger and without any further action on the part of Mergerco, the Company or any holder of any share of capital stock of the Company or Mergerco, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Mergerco or any of the Affiliated Stockholders and other than the Dissenting Shares (as defined in Section 3.7)) will be converted into the right to receive in cash, without interest, an amount equal to $2.70 (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock so converted into Merger Consideration will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificates in accordance with Section 3.4.

        3.2.    Capital Stock of Mergerco.    At the Effective Time, automatically by virtue of the Merger and without any further action on the part of Mergerco, the Company or any holder of any share of capital stock of the Company or Mergerco, each share of common stock, par value $0.01 per share, of Mergerco issued and outstanding immediately prior to the Effective Time will be converted into and become a number of fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Surviving Corporation equal to the number of whole and fractional shares of Mergerco common stock to be so converted. Such shares of common stock will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation at the Effective Time. Company Common Stock owned by Mergerco or any of the Affiliated Stockholders immediately prior to the Effective Time will be cancelled and cease to exist in accordance with Section 3.3.

        3.3.    Cancellation of Treasury Stock and Mergerco Owned Stock.    At the Effective Time, automatically by virtue of the Merger and without any further action on the part of Mergerco, the Company or any holder of any share of capital stock of the Company or Mergerco, each share of Company Common Stock issued and held immediately prior to the Effective Time in the Company's treasury and each share of Company Common Stock that is owned by Mergerco or any of the Affiliated Stockholders (the "Cancelled Shares") will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

        3.4.    Exchange of Certificates.

        (a)   Prior to the Effective Time, Mergerco will (i) designate Computershare Investor Services, LLC or other commercial bank or trust company to act as the paying agent (the "Paying Agent") for the benefit of holders of shares of Company Common Stock (other than the Cancelled Shares and the Dissenting Shares) in the Merger and Mergerco will enter into an agreement with the Paying Agent pursuant to which, after the Effective Time, the Paying Agent will distribute the Merger Consideration on a timely basis, and (ii) irrevocably deposit or cause to be deposited with the Paying Agent cash in an amount required with respect to the conversion of shares of Company Common Stock at the Effective Time pursuant to Section 3.1 and this Section 3.4 as share certificates are surrendered (such cash being hereinafter referred to as the "Exchange Fund"). The Paying Agent must, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.4(g), the Exchange Fund must not be used for any other purpose.

        (b)   As promptly as reasonably practicable after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each holder of record of a certificate or certificates (to the extent such certificates have not already been submitted to the Paying Agent) which immediately prior to the Effective Time represented outstanding shares (other than Cancelled Shares and Dissenting Shares) of Company Common Stock (the "Certificates") (i) a letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as the Surviving Corporation and the Paying Agent will reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the aggregate Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificates will have been converted into the right to receive pursuant to this Agreement.

        (c)   Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be distributed as soon as practicable after the Effective Time (after giving effect to any required tax withholding) in each case without interest, and the Certificate so surrendered will immediately be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.4, each Certificate will be deemed at all times after the Effective Time for all purposes to represent only the right to receive upon such surrender the Merger Consideration with respect to each share of Company Common Stock formerly represented thereby.

        (d)   Cash paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and, following the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Section 3.4. From and after the Effective Time, holders of Certificates will cease to have any rights as stockholders of the Company, except for the right to receive upon the surrender of such Certificates, in accordance with this Section 3.4, the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificates or as otherwise provided by law.

        (e)   To the extent permitted by applicable law, any portion of the Exchange Fund (plus any interest and other income received by the Paying Agent in respect of such funds) which remains undistributed to the holders of shares of Company Common Stock twelve months after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Section 3.4 must thereafter look, as general creditors, only to the Surviving Corporation for the Merger Consideration, without interest. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock three years after the Effective Time (or such earlier date, as is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity) will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any person previously entitled thereto.

        (f)    Notwithstanding any other provision in this Section 3.4, neither the Paying Agent nor the Surviving Corporation will be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (g)   The Paying Agent or, at any time after twelve months following the Effective Time, the Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold from such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, as applicable, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

        (h)   If any Certificate has been lost, stolen or destroyed, upon the delivery to the Paying Agent of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration for each share of Company Common Stock represented by such Certificate.

        (i)    The Paying Agent will invest the Exchange Fund as directed by the Surviving Corporation (so long as such directions do not impair the rights of the holders of Company Common Stock) in direct obligations of, or money market funds substantially all the assets of which are invested in direct obligations of, the United States of America or any agency the obligations of which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments will be paid to the Surviving Corporation, and no interest or other income will be paid or accrued on the Merger Consideration to the holders of Company Common Stock.

        3.5.    Stock Options.

        (a)   Not later than 30 days prior to the Effective Time, the Company will send a notice (the "Option Notice") to all holders of outstanding options to purchase shares of Company Common Stock (the "Company Options") heretofore granted under any stock option, restricted stock or stock appreciation rights plan, program or arrangement of the Company or under any stock option or restricted stock award agreement, including, without limitation, the Company's 1998 Stock Incentive Plan (the "Company Stock Plans"): (i) specifying that such options will not be assumed in connection with the Merger, and (ii) specifying that any Company Options outstanding as of the Effective Time will thereafter represent only the right to receive the consideration, if any, specified in Section 3.5(c) in accordance with this Agreement.

        (b)   The Company will permit each holder of a Company Option who desires to exercise all or any portion of such Company Option following receipt of the Option Notice to exercise such Company Option prior to the Effective Time.

        (c)   Each Company Option outstanding as of the Effective Time will by virtue of the Merger, and without any action on the part of the holder thereof, be converted into, and represent only, the right to receive (net of applicable withholding taxes) an amount in cash equal to the excess, if any, of (i) the product of the Merger Consideration multiplied by the number of shares of Company Common Stock which are issuable upon exercise of such Company Option (regardless of whether such Company Option is vested or not) immediately prior to the Effective Time over (ii) the exercise price of those shares of Company Common Stock subject to such Company Option. The aggregate amount payable with respect to each such Company Option pursuant to this Section 3.5(c) will hereinafter be referred to as the "Option Cash-Out Amount."

        (d)   Promptly following the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each holder (as of the Effective Time) of a Company Option which was converted into the right to receive the Option Cash-Out Amount pursuant to Section 3.5(c) hereof, (i) a letter of transmittal (which will be in such form and have such other provisions as the Surviving Corporation may reasonably specify), and (ii) instructions for use in receiving cash payable in respect of such Company Options. Upon the delivery of such letter of transmittal by or on behalf of a holder of a Company Option, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing the Company Options surrendered thereby, to the Paying Agent, such holder of a Company Option will be entitled to receive the Option Cash-Out Amount payable to it in respect of such Company Option pursuant to Section 3.5(c).

        3.6.    Warrants.

        (a)   Not later than 30 days prior to the Effective Time, the Company will send a notice to the holders of outstanding warrants to purchase shares of Company Common Stock (the "Company Warrants"): (i) specifying that such warrants will not be assumed in connection with the Merger, and (ii) specifying that any Company Warrants outstanding as of the Effective Time will thereafter represent only the right to receive the consideration, if any, specified in this Section 3.6(a) in accordance with this Agreement. At the Effective Time, each Company Warrant will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and represent only, the right to receive (net of applicable withholding taxes), upon delivery thereof to the Company, an amount in cash equal to the excess, if any, of (i) the product of the Merger Consideration multiplied by the number of shares of Company Common Stock issuable upon exercise of such Company Warrant immediately prior to the Effective Time over (ii) the aggregate exercise price of all such shares of Company Common Stock exercisable under such Company Warrant immediately prior to the Effective Time. The aggregate amount payable with respect to each such Company Warrant pursuant to this Section 3.6(a) will hereinafter be referred to as the "Warrant Cash-Out Amount."

        (b)   Promptly following the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each holder (as of the Effective Time) of a Company Warrant, (i) a letter of transmittal (which will be in such form and have such other provisions as the Surviving Corporation may reasonably specify), and (ii) instructions for use in receiving cash payable in respect of such Company Warrants. Upon the delivery of such letter of transmittal by or on behalf of a holder of a Company Warrant, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing the Company Warrant surrendered thereby, to the Paying Agent, such holder of a Company Warrant will be entitled to receive the Warrant Cash-Out Amount payable to it in respect of such Company Warrant pursuant to Section 3.6(a).

        3.7.    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, to the extent (if at all) that holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL or any successor provision (the "Dissenting Shares"), will not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares will be entitled to receive from the Company such consideration as will be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder will have failed to perfect or will effectively withdraw or lose his or her right to appraisal and payment under the DGCL, each share of Company Common Stock held by such holder will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, upon the surrender of the Certificate representing such share of Company Common Stock pursuant to Section 3.4, and such shares will not be deemed to be Dissenting Shares. The Company will give Mergerco (i) prompt notice of any written notices or demands for appraisal of Company Common Stock received by the Company and (ii) the opportunity to participate and direct all negotiations and proceedings with respect to any such demands or notices. The Company will not, without the prior written consent of Mergerco, make any payment with respect to, or settle, offer to settle, or otherwise negotiate any such demands.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure schedule delivered by the Company to Mergerco prior to execution of this Agreement (the "Company Disclosure Schedule"), which identifies by section number the provision of this Agreement to which such exception or qualification relates, the Company represents and warrants to Mergerco as of the date hereof as follows:

        4.1.    Organization and Qualification.    The Company and each subsidiary of the Company (referred to herein as a "Company Subsidiary") is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could reasonably be expected to have a Company Material Adverse Effect (as defined below). "Company Material Adverse Effect" means any effect, change, event, circumstance or condition that, individually or in the aggregate with all similar effects, changes, events, circumstances or conditions, is or would reasonably be expected to: (i) have a material adverse effect on the business (including its prospects, current products or products identified for development), operations, assets, properties, results of operations, or financial condition of the Company and the Company Subsidiaries, with the Company and the Company Subsidiaries considered as a whole, (ii) prevent or materially delay the consummation of the Merger or otherwise have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or (iii) have a material adverse effect on the ability of the Surviving Corporation to conduct such business (as presently conducted) following the Effective Time; provided, however, that the following will not be considered in determining whether a "Company Material Adverse Effect" has occurred or would be reasonably likely to occur: (x) changes in general economic conditions nationally or regionally, (y) changes affecting the wireless print server, specialty printing consumables or electronic payment products industries in which the Company and the Company Subsidiaries compete, and (z) actions taken or omitted by the Company or any of the Company Subsidiaries upon the request of Mergerco or with the consent of Mergerco after the date of this Agreement.

        4.2.    Authorization and Enforceability.    The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of this

Agreement and the Merger by its stockholders, the requisite corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors and the Special Committee and, subject to obtaining the approval of the Company's stockholders as contemplated by Section 7.1(a), no other corporate action on the part of the Company or any Company Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Mergerco, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief, or other equitable remedies.

        4.3.    Certificate of Incorporation and Bylaws.    The Company has heretofore furnished or made available to Mergerco a complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company and the Certificate of Incorporation, Bylaws or equivalent organizational documents of each Company Subsidiary, each as in full force and effect as of the date hereof.

        4.4.    Capitalization.    The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of the date hereof, (a) 10,649,092 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) 320,565 shares of Company Common Stock are held in the treasury of the Company, (c) no shares of Company Common Stock are held by the Company Subsidiaries, (d) 1,467,666 shares of Company Common Stock are reserved for future issuance pursuant to the exercise of outstanding Company Options and Company Warrants, and (e) 123,078 shares of Company Common Stock are reserved for future issuance pursuant to the ABC, Inc. 1998 Employee Stock Purchase Plan ("Company ESPP"). As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.4 or as set forth in Section 4.4 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable. In no event will the aggregate number of shares of Company Common Stock outstanding at the Effective Time (including all shares subject to then outstanding Company Options, Company Warrants or other rights to acquire or commitments to issue shares of Company Common Stock) exceed 12,126,758.

        4.5.    Information Supplied.    The Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

        4.6.    Consents and Approvals.    Except for (i) compliance with any applicable requirements of the Securities Act, the Exchange Act, state takeover or securities laws, and the rules of any stock exchange or any other listing organization that are applicable to the Company, (ii) approval by the Company's stockholders, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL, (iv) compliance with Section 262 of the DGCL regarding appraisal rights of the Company's stockholders, and (v) any items disclosed on the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Certificate of Incorporation or Bylaws of the Company or any Company Subsidiary; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local, or foreign body or authority by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval of any federal, state, local, or foreign administrative, governmental or regulatory body or authority (a "Governmental Entity"); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any lien, charge, security interest, pledge or encumbrance of any kind or nature (any of the foregoing being a "Lien") on any of the properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, (x) in the cases of clauses (b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (y) in the case of clause (d), for any such violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.7.    Company Action.

        (a)   The Special Committee, at a meeting duly called and held, has (i) declared the advisability of this Agreement, (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company, (iii) recommended that the Board of Directors of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iv) recommended that the Company's stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

        (b)   The Board of Directors of the Company, at a meeting duly called and held or by action by written consent, has (i) declared the advisability of this Agreement, (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) recommended that the Company's stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iv) duly and validly authorized this Agreement, the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and, subject to the approval and adoption of this Agreement by the stockholders of the Company, the consummation of the Merger.

        4.8.    State Takeover Laws.    The approval of this Agreement and the transactions contemplated hereby by the Company's Board of Directors and the Special Committee are sufficient so that neither the restrictions on "business combinations" set forth in Section 203(a) of DGCL nor the provisions of any other "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation nor the provisions of any applicable anti-takeover provisions in the Certificate of Incorporation or Bylaws of the Company will apply to this Agreement or any of the transactions contemplated by this Agreement.

        4.9.    Vote Required.    Except for the vote required to satisfy the condition set forth in Section 7.1(a), and except for any vote required under applicable law, the current Certificate of Incorporation of the Company or the rules of any stock exchange or other listing organization that are applicable to the Company, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote thereon on the record date established by the Board of Directors of the Company in accordance with the Bylaws of the Company, applicable law and this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger.

        4.10.    Fairness Opinion.    The Special Committee has received a written opinion from Houlihan Lokey Howard & Zukin, financial advisor to the Special Committee, dated as of the date hereof, to the effect that, subject to the qualifications and limitations stated therein, the Merger Consideration to be received by the holders of shares of the Company Common Stock in the Merger (other than Mergerco or any of the Affiliated Stockholders) as provided herein is fair to such holders from a financial point of view.

        4.11.    No Finders.    Except for the engagement letter between the Special Committee and Houlihan Lokey Howard & Zukin, dated September 24, 2002, a copy of which has been provided to Mergerco prior to the date of this Agreement, no act of the Company or any Company Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF MERGERCO

        Mergerco hereby represents and warrants to the Company as of the date hereof as follows:

        5.1.    Organization and Qualification.    Mergerco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Mergerco is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary.

        5.2.    Authorization.    Mergerco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mergerco and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Mergerco and by the sole stockholder of Mergerco, and no other corporate proceedings on the part of Mergerco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mergerco and constitutes the valid and binding obligation of Mergerco, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief, or other equitable remedies.

        5.3.    Consents and Approvals.    Except for (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and state takeover and securities laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL and the rules of any stock exchange or other listing organization that may be applicable to the Company, and (iii) compliance with Section 262 of the DGCL regarding appraisal rights of the Company's stockholders, the execution and delivery of this Agreement by Mergerco and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Articles or Certificate of Incorporation or Bylaws of Mergerco; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local or foreign body or authority by which Mergerco or any of its properties or assets may be bound; (c) require any filing with or permit, consent, or approval of any Governmental Entity; or (d) require any consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of the performance required thereunder) under any of the terms, conditions or provisions of any contract, agreement, instrument or any obligation to which any of the Company or the Company Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

        5.4.    Information Supplied.    None of the information supplied or to be supplied by or on behalf of Mergerco for inclusion in, or incorporation by reference in, the Proxy Statement and the Schedule 13E-3 will, (i) at the time the Proxy Statement and the Schedule 13E-3 is filed with the SEC or at any time it is amended and supplemented, (ii) on the date the Proxy Statement is first mailed to the stockholders of the Company, and (iii) at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Mergerco with respect to statements made in or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein. The Schedule 13E-3 and the portion of Proxy Statement based on information supplied by Mergerco for inclusion or incorporation by reference therein will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

        5.5.    No Finders.    No act of Mergerco has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein.

        5.6.    Financing.    Mergerco has received, and previously provided to the Special Committee, a fully executed commitment letter from Comerica Bank (the "Lender"), providing for the financing necessary to consummate the Merger and pay the aggregate Merger Consideration and describing the terms and conditions upon which the Lender will arrange and provide such financing (the "Commitment Letter"). Mergerco has accepted the Commitment Letter and paid all fees due thereunder as of the date of this Agreement. The Commitment Letter is in full force and effect on the date hereof and has not been amended or modified in any respect. There are no facts or circumstances known to Mergerco or any of their respective affiliates that any of them believes is likely to (i) prevent the conditions described in the Commitment Letter from being satisfied, or (ii) prevent Mergerco from receiving financing pursuant to the terms of the Commitment Letter. The aggregate proceeds of the financing contemplated by the Commitment Letter, together with the Company's existing cash resources as reflected in the unaudited consolidated balance sheet of the Company as of January 31, 2003, are sufficient to pay the aggregate Merger Consideration, to pay any cash amounts payable to the holders of Company Options and Company Warrants pursuant to Section 3.5 and Section 3.6 and to pay the anticipated fees and expenses related to the Merger (the "Required Cash Amount").

ARTICLE 6.
COVENANTS

        6.1.    Conduct of Business of the Company.    Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, neither the Company nor any Company Subsidiary will, without the prior written consent of Mergerco:

          (a)   amend or otherwise change its Certificate of Incorporation or Bylaws or other organizational documents;

          (b)   except as set forth in Section 6.1(b) of the Company Disclosure Schedule, issue, sell or grant, or authorize the issuance, sale or grant of any shares of capital stock of any class of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of shares of Company Common Stock pursuant to the exercise of Company Options and Company Warrants outstanding on the date of this Agreement or pursuant to the Company ESPP);

          (c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends and distributions by a Company Subsidiary to its parent in accordance with applicable law;

          (d)   reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e)   take, or agree to commit to take, or fail to take any action that would make any representation, warranty, covenant or agreement of the Company contained herein inaccurate or breached such that the conditions in Section 7.2 will not be satisfied at, or as of any time prior to, the Effective Time; or

          (f)    enter into, or publicly announce an intention to enter into, any contract, agreement, commitment, plan or arrangement to, or otherwise agree or consent to do any of the foregoing actions set forth in this Section 6.1.

        6.2.    Conduct of Business of Mergerco.    From the date of this Agreement to the Effective Time, Mergerco will not take, or agree to commit to take, or fail to take any action that would make any representation, warranty, covenant or agreement of Mergerco contained herein inaccurate or breached such that the conditions in Section 7.3 will not be satisfied at, or as of any time prior to, the Effective Time.

        6.3.    No Solicitation.

        (a)   Subject to the provisions of Section 6.3(d), the Company will not, and will cause its Company Subsidiaries and its and their officers, directors, employees, financial advisors, counsel, representatives and agents (collectively, "Representatives") not to, (i) directly or indirectly, solicit, initiate, knowingly encourage or otherwise facilitate the making of an Acquisition Proposal (as defined below), (ii) engage in or knowingly encourage in any way negotiations or discussions concerning, or provide any non-public information to, any Third Party (as defined below) relating to an Acquisition Proposal, or which may reasonably be expected to lead to an Acquisition Proposal, or (iii) agree to, recommend or endorse any Acquisition Proposal; provided, however, that nothing contained in this Section 6.3 or in any other provision of this Agreement will prohibit the Company or the Company's Board of Directors or the Special Committee from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to the Company's stockholders.

        (b)   As used in this Agreement, the term "Acquisition Proposal" means any offer or proposal for (i) a transaction or series of related transactions pursuant to which any person (or "group" of persons as such term is defined under Section 13(d) of the Exchange Act) other than Mergerco (a "Third Party") acquires 25% or more of the outstanding shares of Company Common Stock or voting power (or of securities or rights convertible into or exercisable for such shares of Company Common Stock or voting power), including without limitation a tender offer or an exchange offer which, if consummated, would result in a Third Party acquiring 25% or more of the outstanding shares of Company Common Stock or voting power (or of securities or rights convertible into or exercisable for such shares of Company Common Stock or voting power), (ii) a merger or other business combination involving the Company pursuant to which any Third Party would acquire securities representing 25% or more of the voting power or the outstanding securities of the company surviving the merger or business combination, or (iii) any other transaction pursuant to which any Third Party would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiary) of 25% or more of the net revenues or assets of the Company.

        (c)   As used in this Agreement, a "Superior Proposal" means any unsolicited, bona fide offer made by a Third Party to acquire all of the outstanding shares of Company Common Stock beneficially owned by stockholders of the Company or to acquire substantially all of the assets of the Company on terms that the Special Committee has reasonably and in good faith determined, after consultation with its financial advisors and outside counsel, to be more favorable to the Company's stockholders (other than Mergerco or any of the Affiliated Stockholders) than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the Special Committee, such Third Party is able to finance the transaction and obtain all required regulatory approvals).

        (d)   Notwithstanding the provisions of Section 6.3(a), this Agreement will not prohibit the Company's Board of Directors or the Special Committee from, prior to the date on which the Company's stockholders adopt this Agreement in accordance with the DGCL, furnishing nonpublic information to, or entering into discussions or negotiations with, any Third Party that makes a bona fide Superior Proposal that was not solicited in violation of Section 6.3(a), if, and only to the extent that, (i) the Special Committee determines in good faith, after consultation with its legal counsel, that failure to furnish such information or to participate in such negotiations or discussions with respect to a Superior Proposal would be a breach of the fiduciary duties of the Board of Directors of the Company or the Special Committee to the Company's stockholders imposed by applicable law; (ii) prior to first furnishing nonpublic information to, or first entering into substantive discussions and negotiations with, such Third Party after the date hereof, the Company (A) provides written notice of at least two Business Days to Mergerco to the effect that it intends to furnish information to, or enter into discussions or negotiations with, such Third Party, and naming and identifying the Third Party making the Acquisition Proposal, and (B) receives from such Third Party an executed confidentiality agreement with customary terms and conditions; and (iii) the Company keeps Mergerco reasonably informed of the status and the material terms and conditions and all other material information with respect to any such discussions or negotiations.

        (e)   Upon execution of this Agreement, the Company will immediately terminate all discussions with Third Parties concerning any Acquisition Proposal and will request that such Third Parties promptly return any confidential information furnished by the Company in connection with any Acquisition Proposal. The Company will not waive any provision of any confidentiality, standstill or similar agreement entered into with any Third Party regarding any Acquisition Proposal and prior to the Closing will enforce all such agreements in accordance with their terms. Notwithstanding the foregoing, such discussions may be reinstated or waivers may be provided if the conditions of this Section 6.3 are otherwise satisfied.

        (f)    Nothing contained in this Section 6.3 will (i) permit the Company to terminate this Agreement (except as specifically provided in Article 8 hereof), or (ii) permit the Company to enter into any agreement providing for an Acquisition Proposal (other than the confidentiality agreement as provided and in the circumstances and under the conditions set forth above) for as long as this Agreement remains in effect.

        6.4.    Company Stockholders Meeting.

        (a)   The Company will take all action necessary in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws to cause a meeting of its stockholders (the "Company Stockholders' Meeting") to be duly called and held to consider and vote upon the approval and adoption of this Agreement and the Merger, and the Company will use its commercially reasonable efforts to hold the Company Stockholders' Meeting as soon as practicable after the date of this Agreement. The Board of Directors of the Company, based upon the recommendation of the Special Committee, will, subject to Section 6.4(b), recommend such approval and adoption of this Agreement and the Merger by the Company's stockholders as provided herein and will use its commercially reasonable efforts to solicit such approval, including, without limitation, timely mailing the Proxy Statement, unless the Special Committee determines in good faith, after consultation with its legal counsel, that such recommendation or solicitation would be a breach of the Company's Board of

Directors' or the Special Committee's fiduciary duties to the Company's stockholders imposed by applicable law.

        (b)   Neither the Board of Directors of the Company nor the Special Committee will withdraw, modify or change in a manner adverse to Mergerco, its recommendation to the Company's stockholders unless the Board of Directors of the Company or the Special Committee has received a Superior Proposal and (i) the Company has complied with the terms of Section 6.3 in all material respects, including, without limitation, the requirement in Section 6.3 that it notify Mergerco after its receipt of such Superior Proposal, and (ii) the Special Committee determines in good faith, after consultation with its legal counsel, that such withdrawal or modification is required under applicable law in order for the Board of Directors of the Company and the Special Committee to comply with their fiduciary duties to the Company's stockholders. Any withdrawal, change or modification of the recommendation of the Company's Board of Directors or the Special Committee in accordance with the previous sentence will not constitute a breach of the Company's representations, warranties, covenants or agreements contained in this Agreement. Unless this Agreement is previously terminated in accordance with Article 8, the Company will submit this Agreement to its stockholders at the Company Stockholders' Meeting in accordance with Section 6.4(a) even if the Board of Directors of the Company or the Special Committee has withdrawn, modified or changed its recommendation of this Agreement or the transactions contemplated by this Agreement and will not postpone or adjourn such meeting or the vote by the Company's stockholders upon this Agreement and the Merger to another date without Mergerco's approval.

        6.5.    Proxy Statement and Schedule 13E-3

        (a)   As promptly as practicable after the execution of this Agreement, the Company and Mergerco will cooperate to prepare a Rule 13E-3 Transaction Statement (together with any amendments thereto, the "Schedule 13E-3") and the Company will prepare and file with the SEC a proxy statement (together with any amendments thereto, the "Proxy Statement") relating to the Company Stockholders' Meeting. Both Mergerco and the Company will cause the Schedule 13E-3 to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, the rules and regulations of any stock exchange or other listing organization that may be applicable and the DGCL. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, the rules and regulations of any stock exchange or other listing organization that may be applicable and the DGCL. Both the Company and Mergerco will furnish to each other all information concerning the Company or Mergerco each may reasonably request in connection with such actions and the preparation of the Schedule 13E-3 and the Proxy Statement. Mergerco will be given a reasonable opportunity to review and comment on all filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, and all mailings to the Company's stockholders in connection with the transaction contemplated by this Agreement. The Company will be given a reasonable opportunity to review and comment on all filings by Mergerco with the SEC in connection with the transactions contemplated hereby, including the Schedule 13E-3 and any amendment or supplement thereto. The Company, with the cooperation of Mergerco, will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to each of the Company's stockholders as promptly as practicable after the compliance with SEC filing requirements and, if necessary, satisfactory resolution of SEC comments. The Company will also promptly as practicable file, and, if required, mail to the Company's stockholders, any amendment to the Proxy Statement which may become necessary after the date the Proxy Statement is first mailed to the Company's stockholders. The Company and Mergerco will also promptly as practicable file any amendment to the Schedule 13E-3 which may become necessary after the date the Schedule 13E-3 is first filed with the SEC.

        (b)   No amendment or supplement to the Proxy Statement or the Schedule 13E-3 will be made by the Company without the approval of Mergerco, which approval will not be unreasonably withheld, conditioned or delayed. The Company will advise Mergerco promptly after it receives notice thereof of any request by the SEC or any stock exchange or other listing organization that may be applicable for amendment of the Proxy Statement or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information.

        (c)   The Proxy Statement will include the recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger, except as otherwise provided in Section 6.3 or 6.4 of this Agreement.

        (d)   The information supplied by the Company included in the Proxy Statement and the Schedule 13E-3 will not, at (i) the time the Proxy Statement and the Schedule 13E-3 is filed with the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein, in light of the circumstances under which they were made, or necessary in order to make the statements therein not misleading, except that no representation or warranty is made by the Company with respect to statements made in or incorporated by reference therein based on information supplied by or on behalf of Mergerco specifically for inclusion or incorporation by reference therein. If at any time prior to the Effective Time any event or circumstances relating to the Company or any of the Company Subsidiaries, or their respective officers and directors (other than Patrick Dirk or any officers or directors affiliated with Patrick Dirk), should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, the Company will promptly inform Mergerco. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the DGCL, the Securities Act and the Exchange Act.

        (e)   The information supplied by or on behalf of Mergerco included in the Schedule 13E-3 or for inclusion in the Proxy Statement will not, at (i) the time the Proxy Statement and the Schedule 13E-3 is filed with the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Mergerco or its officers and directors should be discovered by Mergerco that should be set forth in an amendment or a supplement to the Schedule 13E-3 or the Proxy Statement, Mergerco will promptly inform the Company. All documents that Mergerco is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the DGCL, the Securities Act and the Exchange Act.

        6.6.    Access to Information.    Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of the Company Subsidiaries is a party (in which case the Company will use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to Mergerco or its advisors) or pursuant to applicable law, the Company will afford to Mergerco and to Mergerco's accountants, officers, directors, employees, counsel, and other representatives reasonable access during normal business hours upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, data, contracts, commitments, and records, and, during such period, the Company will furnish promptly to Mergerco all information concerning the Company's and the Company Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, officers, employees, consultants, distributors, customers, suppliers, and others having dealings with the Company as Mergerco may reasonably request.

        6.7.    Approvals and Consents; Cooperation.    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to cooperate with each other and to use all commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, submissions of information, applications and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining and maintenance of all necessary consents, approvals, permits, authorizations and other confirmations or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

        6.8.    Company Employee Stock Purchase Plan.    The Company will take all actions necessary pursuant to the terms of the Company ESPP in order that (i) no new Offering Periods (as defined in the Company ESPP) under such plan shall commence following the expiration of the current Offering Period which ends on March 31, 2003 and (ii) the Company ESPP will terminate immediately prior to the Effective Time.

        6.9.    Take-over Statutes; Inconsistent Actions.    If any "fair price," "moratorium," "control share," "business combination," "stockholder protection" or similar or other anti-takeover statute or regulation enacted under any state or Federal law becomes applicable to the Merger or any of the other transactions contemplated hereby, the Company, the Special Committee and the Board of Directors of the Company will grant such approvals and take all such actions as are within its authority and are reasonable so that the Merger and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise use all commercially reasonable efforts to eliminate the effects of such statute or regulation on the Merger and the transactions contemplated hereby and thereby. The Company has not and, during the term of this Agreement will not, adopt, effect or implement any "stockholders' rights plan," "poison pill" or similar arrangement.

        6.10.    Financing.    Mergerco and the Company will use commercially reasonable efforts to (i) consummate the financing set forth in the Commitment Letter or such other financing as Mergerco may deem necessary and appropriate in order to finance the Merger (the "Financing") on or before the Closing Date, and (ii) execute and deliver definitive agreements with respect to the Financing as may be deemed necessary and appropriate to Mergerco (the "Definitive Financing Agreements") on or before the Closing Date. The Company will use its commercially reasonable efforts to assist and cooperate with Mergerco to satisfy on or before the Closing Date all of the conditions to closing the transactions constituting the Financing that are applicable to the Company.

        6.11.    Expenses.    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, subject to Section 8.3.

        6.12.    Further Actions.    Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement will take all such necessary action.

        6.13.    Officers' and Directors' Indemnification.

        (a)   The Company and the Surviving Corporation agree that all rights to indemnification and all limitations on liability existing in favor of any individual who on or at any time prior to the Effective Time was a director, officer, employee or agent of the Company (an "Indemnified Person") in respect of acts or omissions of such Indemnified Person on or prior to the Effective Time, as provided in the Certificate of Incorporation or Bylaws of the Company or any agreement between an Indemnified Person and the Company in effect as of the date of this Agreement, will continue in full force and effect in accordance with its terms and will not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time was a director, officer, employee or agent of the Company, and the Surviving Corporation will honor all such indemnification provisions. The Certificate of Incorporation and the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of the Company, unless such modification is required by law. The Surviving Corporation will, at its selection, either: (i) cause to be maintained in effect the Company's current directors' and officers' liability insurance policy with respect to claims arising from facts or events that occurred at or prior to the Effective Time; (ii) extend the discovery or reporting period under the Company's current policy for six years from the Effective Time to maintain in effect directors' and officers' liability insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time for those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms no less favorable than the terms of such current insurance policy; or (iii) substitute coverage under other policies providing coverage on terms and conditions that are no less advantageous to such persons than the Company's current insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend for any such coverage an amount per year in excess of 150% of the annual premium currently paid by the Company for such insurance or replacement insurance or to expend for an extended period reporting endorsement a total amount in excess of 300% of the annualized cost of the Company's current policy.

        (b)   In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.13.

        (c)   The provisions of this Section 6.13 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        6.14.    Notification of Certain Matters.    The Company will give prompt written notice to Mergerco, and Mergerco will give prompt written notice to the Company, of (a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Date and (b) any material failure of the Company or Mergerco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.14 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        6.15.    Payment of Fees for Special Committee and Advisors.    At the Closing, the Company will pay in full all amounts owed to the members of the Special Committee and their legal and financial advisors in connection with the Merger, provided that such amounts are provided for pursuant to the terms and conditions of the agreements entered into with such members and advisors.

ARTICLE 7.
CLOSING CONDITIONS

        7.1.    Conditions to Obligations of Mergerco and the Company.    The respective obligations of each party to consummate the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date will be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the party for whose benefit such conditions exist, in whole or in part, to the extent permitted by applicable law:

          (a)   This Agreement, the Merger and the transactions contemplated hereby will have been approved by (i) the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock in accordance with the Company's Certificate of Incorporation, Bylaws and the DGCL, and (ii) the affirmative vote of the holders of at least a majority of the shares of Company Common Stock that are cast either for or against approval of this Agreement (excluding any shares of Company Common Stock held by Mergerco or any of the Affiliated Stockholders or any officers or directors of Mergerco or the Company).

          (b)   No Governmental Entity or court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c)   All consents, approvals, authorizations legally required to be obtained to consummate the Merger will have been obtained from all Governmental Entities or persons as applicable and will be final (in the case of any consent or waiver from a Governmental Entity) and in full force and effect as of the Closing, except for such consents, approvals and authorizations the failure of which to obtain could not reasonably be expected to have a Company Material Adverse Effect.

        7.2.    Conditions to Obligations of Mergerco.    The obligation of Mergerco to consummate the Merger will be subject to the fulfillment or waiver by Mergerco at or prior to the Closing of the following additional conditions:

          (a)   Each representation and warranty of the Company contained in this Agreement is true and correct on the date hereof and as of the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date), except for any inaccuracies that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, notwithstanding the foregoing, this Section 7.2(a) will not be considered fulfilled or satisfied if the representation and warranty set forth in the last sentence of Section 4.4 is incorrect by more than 1,000 shares as of the Closing Date. For purposes of this Section 7.2(a), all representations and warranties contained in Article 4 qualified by "Company Material Adverse Effect" or reference to "material" or "in all material respects" or like variations will not be deemed so qualified.

          (b)   The Company has performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)   The Company will have obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to Mergerco, except for such permits, authorizations, consents and approvals the failure of which to obtain could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Mergerco will have received evidence reasonably satisfactory to it of the receipt of such permits, authorizations, consents, and approvals.

          (d)   Since the date of this Agreement, there will not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e)   The funding of the Required Cash Amount under the Definitive Financing Agreements has occurred or Mergerco will otherwise have immediate access to sufficient funds under any other commitment acceptable to Mergerco to enable performance of the obligations of Mergerco under this Agreement.

          (f)    Holders of no more than 5% of the outstanding Company Common Stock have exercised appraisal rights.

        7.3.    Conditions to Obligations of the Company.    The obligation of the Company to consummate the Merger will be subject to the fulfillment or waiver by the Company at or prior to the Closing of the following additional conditions:

          (a)   Each representation and warranty of Mergerco contained in this Agreement is true and correct in all material respects on the date of this Agreement and as of the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date).

          (b)   Mergerco has performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Mergerco on or prior to the Closing Date, including the delivery to the Paying Agent of the Required Cash Amount.

ARTICLE 8
TERMINATION AND ABANDONMENT

        8.1.    Termination.    This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company as provided in Section 7.1(a), only:

          (a)   by mutual written consent duly authorized by the Board of Directors of Mergerco and the Special Committee of the Company;

          (b)   by either Mergerco or the Company (acting through the Special Committee) if the Merger has not been consummated on or before July 31, 2003; provided, however, that the party wishing to terminate under this Section 8.1(b) has not breached in any material respect its obligations under this Agreement in any manner that was the proximate cause of, or resulted in, the failure to consummate the Merger by such date;

          (c)   by either Mergerco or the Company (acting through the Special Committee) if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

          (d)   by either Mergerco or the Company (acting through the Special Committee) if, at the Company Stockholders' Meeting, the requisite vote of the Company's stockholders for approval and adoption of this Agreement and the Merger is not obtained as contemplated by Section 7.1(a), except that the right to terminate this Agreement under this Section 8.1(d) will not be available to any party whose failure to perform any obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the stockholders of the Company;

          (e)   by Mergerco if (i) the Company has breached its obligations under Section 6.3 in any material respect, or (ii) the Board of Directors of the Company or the Special Committee has recommended to the stockholders of the Company any Acquisition Proposal or will have resolved or announced an intention to do so, or (iii) the Board of Directors of the Company or the Special Committee has withdrawn or modified in a manner adverse to Mergerco its approval or recommendation of the Merger, or (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is announced or commenced, and either (A) the Board of Directors of the Company or the Special Committee recommends acceptance of such tender offer or exchange offer by the Company's stockholders or (B) within 10 Business Days after such tender offer or exchange offer is so commenced, the Board of Directors of the Company or the Special Committee fails to recommend against acceptance of such tender offer or exchange offer by the Company's stockholders;

          (f)    by Mergerco if (i) Mergerco is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties or obligations under this Agreement such that the conditions in Section 7.2 hereof will not be satisfied; provided, however, that if such a breach is curable by the Company and such cure is reasonably likely to be accomplished prior to the applicable date specified in Section 8.1(b), then, for so long as the Company continues to exercise commercially reasonable efforts to accomplish such cure, Mergerco may not terminate this Agreement under this Section 8.1(f);

          (g)   by the Company (acting through the Special Committee) if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Mergerco of any of its representations, warranties or obligations under this Agreement such that the conditions in Section 7.3 hereof will not be satisfied provided, however, that if such a breach is curable by Mergerco and such cure is reasonably likely to be accomplished prior to the applicable date specified in Section 8.1(b), then, for so long as Mergerco continues to exercise commercially reasonable efforts to accomplish such cure, the Company may not terminate this Agreement under this Section 8.1(g);

          (h)   by the Company (acting through the Special Committee) if, prior to approval of the Merger by the Company's stockholders as contemplated in Section 7.1(a) and as a result of a Superior Proposal, the Special Committee determines, in its good faith judgment based as to legal matters on the advice of legal counsel and as to financial matters on consultation with its financial advisor, that the failure to terminate this Agreement and accept such Superior Proposal would be a breach of the fiduciary duties of the Company's Board of Directors or the Special Committee; provided, however, that before the Company may terminate this Agreement pursuant to this Section 8.1(h), the Company must give notice to Mergerco of the proposed termination under

  Section 8.1(h) and Mergerco, within five (5) days of receipt of such notice, will have the right, in its sole discretion, to offer to amend this Agreement to make an offer that is at least as favorable to the stockholders of the Company as the Superior Proposal and the Company will negotiate in good faith with Mergerco with respect to such proposed amendment; provided, further, that if Mergerco and the Company are unable to reach an agreement with respect to the Mergerco's proposed amendment within such five (5) day-period, the Company may terminate this Agreement pursuant to this Section 8.1(h);

          (i)    by Mergerco if holders of more than 5% of the outstanding Company Common Stock exercise appraisal rights; or

          (j)    by Mergerco if there has occurred or come into existence a change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        8.2.    Effect of Termination.    The party desiring to terminate this Agreement will give written notice of such termination to the other party. Except for any material breach of this Agreement by any party hereto (which breach and liability therefore will not be affected by the termination of this Agreement or the payment of any Reimbursable Expenses (as defined in Section 8.3 hereof)), if this Agreement is terminated pursuant to Section 8.1 hereof, this Agreement will become void and of no effect with no liability on the part of any party hereto; provided, however, that notwithstanding such termination the agreements contained in Sections 8.2, 8.3, 8.4 and Article 9 hereof will survive the termination hereof.

        8.3.    Expense Reimbursement.

          (a)   The Company agrees to reimburse Mergerco, in immediately available funds by wire transfer to an account designated by Mergerco, an amount equal to Mergerco's out-of-pocket costs and expenses (which are reasonably documented) that are reasonably incurred in connection with this Agreement, the Merger and the transactions contemplated hereby (including without limitation, all reasonable legal, accounting and financial advisory fees and expenses incurred by Mergerco) (collectively, the "Reimbursable Expenses") if:

              (i)  this Agreement is terminated by Mergerco pursuant to Section 8.1(c), 8.1(e), 8.1(f), 8.1(i) or 8.1(j) hereof; or

             (ii)  this Agreement is terminated by Mergerco or the Company pursuant to Section 8.1(b) or 8.1(d) hereof; or

            (iii)  this Agreement is terminated by the Company pursuant to Section 8.1(h) hereof;

          (b)   The Company will pay the Reimbursable Expenses required to be paid pursuant to Section 8.3(a) hereof (if all conditions thereto have been satisfied) (i) on the date of termination of this Agreement by the Company, (ii) not later than five Business Days after termination of this Agreement by Mergerco.

        8.4.    No Penalty; Costs of Collection.    The Company acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Mergerco would not enter into this Agreement. If the Company fails to pay promptly any amounts due pursuant to Section 8.3, the Company will also pay Mergerco's reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under Section 8.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by the Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

ARTICLE 9
GENERAL PROVISIONS

        9.1.    Non-Survival of Representations, Warranties and Covenants.    The representations, warranties, covenants and agreements contained in this Agreement and in any certificate delivered pursuant to this Agreement by any person will terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Sections 6.6, 6.12, 6.13, 8.2, 8.3, 8.4 and Article 9.

        9.2.    Amendment and Modification.    This Agreement may be amended by the parties hereto by action taken by or on behalf of the Special Committee of the Company and the Board of Directors of Mergerco at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company as provided herein, no amendment may be made which would reduce the amount or change the type of consideration to be received by the stockholders of the Company pursuant to the Merger or otherwise adversely affect the rights of the Company's stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        9.3.    Waiver.    Except as otherwise provided herein, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        9.4.    Notices.    All notices and other communications hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, or upon confirmation of receipt if delivered by telecopy, facsimile or email, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

          (a)   If to the Company, to:

      Troy Group, Inc.
      2331 South Pullman Street
      Santa Ana, California 92705
      Attention: Patrick J. Dirk
      Facsimile: (949) 250-8972

      with a copy to:

      The Special Committee of the Board of Directors of the Company
      Troy Group, Inc.
      2331 South Pullman Street
      Santa Ana, California 92705
      Attention: Norman Keider

      and:

      O'Melveny & Myers LLP
      610 Newport Center Drive, 17th Floor
      Newport Beach, California 92660
      Attention: David Krinsky, Esq.
      Facsimile: (949) 823-6994

          (b)   if to Mergerco, to:

      Dirk, Inc.
      2331 South Pullman Street
      Santa Ana, California 92705
      Attention: Patrick J. Dirk
      Facsimile: (949) 250-8972

      with a copy to:

      Pillsbury Winthrop LLP
      2550 Hanover Street
      Palo Alto, California 94304
      Attention: Tom C. Thomas, Esq.
      Facsimile: (650) 233-4652

        9.5.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party will be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

        9.6.    Assignment.    This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder, except that Article 3 and Section 6.13 of this Agreement will inure to the benefit of the persons identified therein.

        9.7.    Governing Law.    This Agreement will be construed in accordance with and governed by the law of the State of Delaware (without giving effect to choice of law principles thereof).

        9.8.    Knowledge.    As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" of an entity will mean knowledge actually possessed by any director or executive officer of such entity.

        9.9.    Interpretation.    The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The table of contents, article and section headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement. This Agreement will be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

        9.10.    Publicity.    Upon execution of this Agreement by Mergerco, and the Company, the parties will jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them and neither party will, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of any stock exchange or other listing organization that may be applicable and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of any stock exchange or other listing organization that may be applicable; and (c) following prior notice to the other party and an opportunity for the other party to discuss with the disclosing party (which notice will include a copy of the proposed statement or communication to be issued to the press or public). The foregoing will not restrict Mergerco's or the Company's communications with their respective employees or customers in the ordinary course of business.

        9.11.    Entire Agreement.    This Agreement, including the exhibits and schedules hereto and the Company Disclosure Schedule referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the parties hereto. Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement.

        9.12.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        9.13.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TROY GROUP, INC., a Delaware corporation
By:	/s/ JAMES W. KLINGLER James W. Klingler, Vice President, Finance and Chief Financial Officer
DIRK, INC, a Delaware corporation
By:	/s/ PATRICK J. DIRK Patrick J. Dirk, President

EXHIBIT A
To Merger Agreement

AFFILIATED STOCKHOLDERS

Stockholder	Shares
Dirk Family Trust—Patrick and Mary Dirk, Trustees	4,732,319 shares
Lorrie Dirk Brown	236,050 shares
Suzanne Dirk Anderson	265,173 shares
Kristine Dirk Gigerich	265,050 shares
Brian Dirk	102,500 shares
Brian Dirk Trust—Brian Dirk, Trustee	354,467 shares
Patrick and Mary Dirk Grantor Trust	917,681 shares
Total	6,873,240 shares

APPENDIX A-1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of June 25, 2003, by and between TROY GROUP, INC., a Delaware corporation (the "Company"), and DIRK, INC., a Delaware corporation ("Mergerco").

RECITALS

        A.    WHEREAS, the Company and Mergerco entered into that certain Agreement and Plan of Merger, dated March 20, 2003 (the "Merger Agreement"); and

        B.    WHEREAS, the Company and Mergerco desire to amend Sections 3.1 and 8.1(b) of the Merger Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties to the Merger Agreement hereby agree that the Merger Agreement shall be amended as follows:

        1.    Amendment to Section 3.1.    The parties agree that Section 3.1 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

        "3.1    Conversion of Company Common Stock.    At the Effective Time, subject to the provisions of this Agreement (including without limitation this Section 3.1 and Sections 3.4 and 3.7), automatically by virtue of the Merger and without any further action on the part of Mergerco, the Company or any holder of any share of capital stock of the Company or Mergerco, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Mergerco or any of the Affiliated Stockholders and other than the Dissenting Shares (as defined in Section 3.7)) will be converted into the right to receive in cash, without interest, an amount equal to $2.76 (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock so converted into Merger Consideration will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificates in accordance with Section 3.4."

        2.    Amendment to Section 8.1(b).    The parties agree that Section 8.1(b) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

        "(b) by either Mergerco or the Company (acting through the Special Committee) if the Merger has not been consummated on or before September 30, 2003; provided, however, that the party wishing to terminate under this Section 8.1(b) has not breached in any material respect its obligations under this Agreement in any manner that was the proximate cause of, or resulted in, the failure to consummate the Merger by such date;"

        3.    Remainder of Merger Agreement Unchanged.    Except as amended by this Amendment, the Merger Agreement shall otherwise remain in full force and effect.

        4.    Governing Law.    This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to choice of law principles thereof.

        5.    Counterparts.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

A-1-1

        6.    Facsimile Signatures.    This Amendment may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other parties. The original signature copy shall be delivered to the other parties by mail. The failure to deliver the original signature copy and/or the non-receipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Amendment.

        IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the day and year first above written.

TROY GROUP, INC., a Delaware corporation
By:	/s/ JAMES W. KLINGLER James W. Klingler Vice President, Finance and Chief Financial Officer
DIRK, INC., a Delaware corporation
By:	/s/ PATRICK J. DIRK Patrick J. Dirk President

A-1-2

APPENDIX A-2

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of August 8, 2003, by and between TROY GROUP, INC., a Delaware corporation (the "Company"), and DIRK, INC., a Delaware corporation ("Mergerco").

RECITALS

        A.    WHEREAS, the Company and Mergerco entered into that certain Agreement and Plan of Merger, dated March 20, 2003 (the "Merger Agreement"); and

        B.    WHEREAS, the Merger Agreement was amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated June 25, 2003, by and between the Company and Mergerco; and

        B.    WHEREAS, the Company and Mergerco desire to amend Exhibit A to the Merger Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties to the Merger Agreement hereby agree that the Merger Agreement shall be amended as follows:

        1.    Amendment to Exhibit A.    The parties agree that Exhibit A to the Merger Agreement shall be deleted in its entirety and replaced with Exhibit A attached hereto.

        2.    Remainder of Merger Agreement Unchanged.    Except as amended by this Amendment, the Merger Agreement shall otherwise remain in full force and effect.

        3.    Governing Law.    This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to choice of law principles thereof.

        4.    Counterparts.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        5.    Facsimile Signatures.    This Amendment may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other parties. The original signature copy shall be delivered to the other parties by mail. The failure to deliver the original signature copy and/or the non-receipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Amendment.

A-2-1

        IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the day and year first above written.

TROY GROUP, INC., a Delaware corporation
By:	/s/ JAMES W. KLINGLER James W. Klingler Vice President, Finance and Chief Financial Officer
DIRK, INC., a Delaware corporation
By:	/s/ PATRICK J. DIRK Patrick J. Dirk President

A-2-2

EXHIBIT A
To Merger Agreement

AFFILIATED STOCKHOLDERS

Stockholder	Shares
Patrick Dirk & Mary Dirk — Trustees, The Dirk Family Trust	4,732,319
Patrick Dirk & Mary Dirk Grantor Trust	825,913
The Dirk Education Trust	50,000
Dirk Foundation	29,857
Dirk 1998 Alaska Trust	187,143
Suzanne Anderson	265,173
Lorrie Brown	236,050
Brian Dirk	102,500
Brian Dirk—Trustee, The Brian Dirk Trust	446,235
Kristine Gigerich	265,050
Total	7,140,240

A-2-3

APPENDIX B

HOULIHAN LOKEY HOWARD & ZUKIN
FINANCIAL ADVISORS
www.hlhz.com

June 18, 2003

The Special Committee of the Board of Directors
TROY Group, Inc.
2331 South Pullman Street
Santa Ana, CA 92705

Dear Members of the Special Committee:

        We understand the following regarding TROY Group, Inc. (the "Company"), Patrick J. Dirk ("Dirk") and the Dirk Family Trust, Lorrie Dirk Brown, Suzanne Dirk Anderson, Kristine Dirk Gigerich, Brian Dirk, the Brian Dirk Trust and the Patrick and Mary Dirk Grantor Trust (collectively, "Dirk's Family" and, together with Dirk, the "Dirk Affiliates"). The Dirk Affiliates collectively hold approximately 65 percent of the common stock of the Company. As detailed in the Company's Preliminary Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the "SEC") on April 21, 2003, the Dirk Affiliates initially offered to acquire those shares of the Company that they do not currently hold for $2.70 per share in cash through a merger transaction (the "Merger") whereby a newly formed entity, Dirk, Inc. ("Mergerco"), which is wholly owned by the Dirk Affiliates, would merge with and into the Company, with the Company being the surviving entity. Furthermore, the Dirk Affiliates have since increased their offer to acquire those shares of the Company that they do not currently hold from $2.70 to $2.76 per share in cash. As such, upon the consummation of the Merger, each share of the Company's common stock issued and outstanding (other than shares of the Company's common stock owned by Mergerco or any of the Dirk Affiliates) will be converted into the right to receive in cash, without interest, an amount equal to $2.76 per share (the "Merger Consideration"). Prior to the effective date of the Merger, Mergerco will irrevocably deposit the Merger Consideration with the paying agent pursuant to the terms of the Merger Agreement (as defined below). The Merger of the Company into Mergerco and the associated payment of the Merger Consideration to the Company's common stockholders (other than Mergerco and the Dirk Affiliates) are collectively referred to herein as the "Transaction." We understand that the Company's Board of Directors has formed a committee of independent directors (the "Special Committee") to consider certain matters relating to the Transaction.

        We further understand that on April 30, 2003, subsequent to the Company's filing of its Schedule 14A, the Special Committee received a written proposal from Westar Capital LLC ("Westar") to acquire all of the Company's outstanding shares at a cash price of $3.50 per share (the "Westar Proposal"). We also understand that, as of the date hereof, Westar has verbally expressed an interest to the Special Committee in pursuing an alternative transaction to the Westar Proposal pursuant to which Westar would acquire only the Company's Security Printing Solutions business for approximately the same aggregate consideration as Westar offered to acquire all of the Company's outstanding shares (the "Westar Alternative Proposal"). Based upon discussions between the Special Committee, its counsel, and Houlihan Lokey on one hand, and Westar and its counsel on the other hand, we understand that the Westar Proposal and the Westar Alternative Proposal are contingent upon Westar acquiring a controlling interest in the Company or the Security Printing Solutions business. Finally, based upon discussions between the Special Committee, its counsel, and Houlihan Lokey on one hand, and Dirk on the other hand, we understand that the Dirk Affiliates have informed the Special Committee, its counsel, and Houlihan Lokey that they are unwilling to sell their majority interest in the Company at

$3.50 per share and, as controlling stockholders of the Company, are not interested in pursuing the Westar Alternative Proposal.

        You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's or the Special Committee's underlying business decision to effect the Transaction. Additionally, we understand that the Dirk Affiliates have advised the Special Committee that the Dirk Affiliates have no intention of selling their shares in the Company or engaging in a transaction such as the one contemplated by the Westar Proposal, the Westar Alternative Proposal or any other alternative to the Transaction.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

  2.
  visited the business offices of the Company;

  3.
  reviewed the Company's Proxy Statement on Schedule 14A filed with the SEC on April 21, 2003, including the Agreement and Plan of Merger by and between the Company and Dirk, Inc. (the "Merger Agreement");

  4.
  reviewed the Company's SEC filings on Form 10-K for the fiscal year ended November 30, 2002 and quarterly report on Form 10-Q for the quarter ended February 28, 2003, and internally prepared financial statements of the Company and each of the Company's individual business segments for the five months ended April 30, 2003, which the Company's management has identified as being the most current financial statements available;

  5.
  reviewed the TROY Group, Inc. Financial Summary, Board of Directors Meeting presentation, dated January 16, 2003;

  6.
  reviewed forecasts and projections prepared by the Company's management and outside consultants with respect to the Company, and its individual segments, for the fiscal years ending 2003 through 2007;

  7.
  reviewed the Preliminary Review of Strategic Alternatives prepared by Prudential Securities, dated May 23, 2002;

  8.
  reviewed the historical market prices and trading volume for the Company's publicly traded securities;

  9.
  reviewed the commitment letter from Comerica Bank—California to Dirk, dated November 26, 2002 and held discussions with a representative of Comerica Bank regarding the financing of a transaction;

  10.
  reviewed the written proposal letter dated April 30, 2003 from Westar Capital LLC;

  11.
  reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company; and

  12.
  conducted such other studies, analyses and inquiries as we have deemed appropriate.

        We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

        We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

        Based upon the foregoing, and in reliance thereon, it is our opinion that the Merger Consideration to be received by the stockholders of the Company (other than Mergerco and the Dirk Affiliates) in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

APPENDIX C

DELAWARE GENERAL CORPORATION LAW—SECTION 262 APPRAISAL RIGHTS

§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to subsection (g) of section 251), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (b) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (a) and (b) of this paragraph; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (a), (b) and (c) of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such Stockholders shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such Stockholders shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholders shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty (20) days after the date of mailing such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholders and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten (10) days after such effective date; provided, however, that if such second notice is sent more than twenty (20) days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holders shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time sixty (60) days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such Stockholders demand for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten (10) days after such Stockholders written request for such a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within twenty (20) days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such Stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded such Stockholders appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such Stockholders demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

\/    DETACH PROXY CARD HERE    \/

SPECIAL MEETING OF STOCKHOLDERS
September 18, 2003
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Patrick J. Dirk and Brian P. Dirk, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of TROY Group, Inc. held of record by the undersigned on August 12, 2003, at the Special Meeting of Stockholders to be held on September 18, 2003, or any postponements or adjournments thereof.

(Continued on reverse side)

\/    DETACH PROXY CARD HERE    \/

  ☒ Please mark your votes as in this example.

1.
Proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 20, 2003, between TROY Group, Inc. and Dirk, Inc., as amended by Amendment No. 1 to Agreement and Plan of Merger, dated June 25, 2003, by and between TROY Group, Inc. and Dirk, Inc., and as amended by Amendment No. 2 to Agreement and Plan of Merger, dated August 8, 2003, by and between TROY Group, Inc. and Dirk, Inc., and the merger contemplated thereby, pursuant to which each outstanding share of TROY common stock (other than shares held by Mergerco or the Affiliated Stockholders) will be converted into the right to receive $2.76 in cash.

  ☐    FOR         ☐    AGAINST         ☐    ABSTAIN

2.
To grant discretionary authority to vote upon such other business as may properly come before the meeting, including authority to vote in favor of any postponements or adjournments of the meeting.

  ☐    FOR         ☐    AGAINST         ☐    ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in the corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Dated:	, 2003

Signature
Signature
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

QuickLinks

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
SPECIAL FACTORS
THE SPECIAL MEETING
THE MERGER AGREEMENT
INFORMATION RELATING TO TROY GROUP, INC.
SELECTED HISTORICAL FINANCIAL DATA
QUARTERLY FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.
DIRECTORS AND EXECUTIVE OFFICERS OF TROY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
COMMON STOCK PURCHASE INFORMATION
OTHER MATTERS
FUTURE STOCKHOLDER PROPOSALS
INDEPENDENT PUBLIC ACCOUNTANTS
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION
INDEPENDENT AUDITOR'S REPORT
FINANCIAL STATEMENTS TROY GROUP, INC. CONSOLIDATED BALANCE SHEETS
TROY GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
TROY GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
TROY GROUP, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
APPENDIX A

AGREEMENT AND PLAN OF MERGER
ARTICLE 1. THE MERGER
ARTICLE 2. THE SURVIVING CORPORATION
ARTICLE 3. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; CANCELLATION AND CONVERSION OF SECURITIES
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF MERGERCO
ARTICLE 6. COVENANTS
ARTICLE 7. CLOSING CONDITIONS
ARTICLE 8 TERMINATION AND ABANDONMENT
ARTICLE 9 GENERAL PROVISIONS
AFFILIATED STOCKHOLDERS
APPENDIX A-1
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
RECITALS
APPENDIX A-2
AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
RECITALS
AFFILIATED STOCKHOLDERS
APPENDIX B
APPENDIX C DELAWARE GENERAL CORPORATION LAW—SECTION 262 APPRAISAL RIGHTS